EXHIBIT (b)(1)

EXECUTION VERSION

CONFIDENTIAL

February 28, 2013

Denali Intermediate Inc.

c/o	Silver Lake Partners

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Egon Durban

Project Denali

Amended and Restated Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Barclays Bank PLC (“Barclays”), Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), Royal Bank of Canada (“RBC”) and RBC Capital Markets1 (“RBCCM”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Island Branch (“DBCI”, together with DBNY, “DB”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Loan Finance LLC (“UBS”, together with Bank of America, Merrill Lynch, Barclays, CS, CS Securities, RBC, RBCCM, DBNY, DBCI and MSSF, “we”, “us” or the “Commitment Parties”) that you, a newly created corporation organized under the laws of the State of Delaware (“Holdings” or “you”), formed at the direction of Michael S. Dell (“MD”, collectively with his controlled entities, related estate planning and charitable trusts and vehicles and his family members, and upon MD’s death, his heirs, executors and/or administrators, in each case, who beneficially own shares of common stock or in the future beneficially own shares of Parent common stock, the “MD Investor”) and Silver Lake Partners and its affiliates (collectively, “Silver Lake”, and together with the MD Investor, the “Sponsor”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “ABL Term Sheet”, together with the Term Facilities Term Sheet, the “Credit Facilities Term Sheets”), the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “First Lien Bridge Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit E (the “Second Lien Bridge Term Sheet”, together with the First Lien Bridge Term Sheet, the “Bridge Term Sheets”, together with the Credit Facilities Term Sheets, the “Secured Term Sheets”), the Summary of Principal Terms and Conditions attached hereto as Exhibit F (the “Term/Commercial Receivables Facility Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit G (the “Revolving/Consumer Receivables Facility Term Sheet”, together with the Term/Commercial Receivables Facility Term Sheet, the “Receivables Facilities Term Sheets” and together with the Credit Facilities Term Sheets and the Bridge Term Sheets, the “Term Sheets”; this amended and restated commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit H, collectively, the “Commitment Letter”). This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (as amended by the Amendment to Commitment Letter and Engagement Letter, dated February 27, 2013, the “Original Commitment Letter”) dated February 5, 2013, among Bank of America, Merrill Lynch, Barclays, CS, CS Securities, RBC, RBCCM and you, and such Original Commitment Letter shall be of no further force or effect.

[1]	RBC Capital Markets is a brand name for capital markets activities of Royal Bank of Canada and its affiliates.

1.	Commitments.

In connection with the Transactions, each of Bank of America, Barclays, CS, RBC, DB, MSSF and UBS is pleased to advise you of its several, and not joint, commitment to provide (i) 20%, 20%, 20%, 20%, 7.75%, 7.75% and 4.5%, respectively, of the Term Facilities, (ii) 18.625%, 18.625%, 18.625%, 18.625%, 10.5%, 8.25% and 6.75%, respectively, of the ABL Facility, (iii) 20%, 20%, 20%, 20%, 7.75%, 7.75% and 4.5%, respectively, of the First Lien Bridge Facility, (iv) 20%, 20%, 20%, 20%, 7.75%, 7.75% and 4.5%, respectively, of the Second Lien Bridge Facility, (v) 24 7/12th%, 24 7/12th%, 24 7/12th%, 24 7/12th%, 1 2/3rd%, 0% and 0%, respectively, of the Term/Commercial Receivables Facility and (vi) 24 7/12th%, 24 7/12th%, 24 7/12th%, 24 7/12th%, 1 2/3rd%, 0% and 0%, respectively, of the Revolving/Consumer Receivables Facility (each initial lender of the Term Facilities, an “Initial Bank Term Lender”, each initial lender of the ABL Facility, an “Initial Bank ABL Lender”; collectively with the Initial Bank Term Lenders, the “Initial Bank Lenders”, each initial lender of the First Lien Bridge Facility, an “Initial First Lien Bridge Lender”, each initial lender of the Second Lien Bridge Facility, an “Initial Second Lien Bridge Lender”, collectively with the Initial First Lien Bridge Lenders, the “Initial Bridge Lenders”, each initial lender of the Term/Commercial Receivables Facility, an “Initial ABS I Lender,” each initial lender of the Revolving/Consumer Receivables Facility, an “Initial ABS II Lender” collectively with the Initial ABS I Lenders, the “Initial ABS Lenders”; collectively with the Initial Bank Lenders, the Initial Bridge Lenders and any other initial lender that becomes a party hereto pursuant to the proviso at the end of the next succeeding paragraph is referred to herein as, an “Initial Lender” and, collectively, the “Initial Lenders”.

2.	Titles and Roles.

It is agreed that (i) each of Barclays, CS Securities, Merrill Lynch and RBCCM will act as a lead arranger for each of the Facilities (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of Barclays, CS Securities, Merrill Lynch and RBCCM will act as a joint bookrunner for each of the Facilities (together with any other joint bookrunner, if any, appointed pursuant to this paragraph, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”), (iii) Bank of America will act as administrative agent and collateral agent for the Term Facilities (in such capacity, the “Term Administrative Agent”), (iv) Bank of America will act as administrative agent and collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”), (v) CS will act as administrative agent and collateral agent for the First Lien Bridge Facility (in such capacity, the “First Lien Bridge Administrative Agent”), (vi) Barclays will act as administrative agent and collateral agent for the Second Lien Bridge Facility (in such capacity, the “Second Lien Bridge Administrative Agent”), (vii) Bank of America will act as administrative agent and collateral agent for the Term/Commercial Receivables Facility (in such capacity, the “ABS I Administrative Agent”) and (viii) Bank of America will act as administrative agent and collateral agent for the Revolving/Consumer Receivable Facility (in such capacity, the “ABS II Administrative Agent”, together with the ABS I Administrative Agent, the “ABS Administrative Agents” and with the Term Administrative Agent, the ABL Administrative Agent, the First Lien Bridge Administrative Agent and the Second Lien Bridge Administrative Agent, the “Administrative Agents”). It is further agreed that Merrill Lynch and RBCCM shall appear in alphabetical order on the top of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Secured Bank Credit Facilities and the ABS Facilities and that Barclays and CS Securities shall appear in alphabetical order on the bottom of any Information Materials and all other offering or marketing materials in respect of the Secured Bank Credit Facilities and the ABS Facilities. It is further agreed that Barclays and CS Securities shall appear in alphabetical order on the top of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Bridge Facilities and that Merrill Lynch and RBCCM shall appear in alphabetical order on the bottom of any Information Materials and all other offering or marketing materials in respect of the Bridge

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Facilities. All other financial institutions and any other Lead Arranger and/or Joint Bookrunner will be listed in customary fashion (as mutually agreed to by the Lead Arrangers as of February 5, 2013 (the “Signing Date”) and you) on any Information Materials and other offering or marketing materials in respect of the Facilities. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Majority Lead Arrangers (as defined below) shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you or the Sponsor to us prior to the Signing Date (or, if after the Signing Date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities on the Signing Date (the “Majority Lead Arrangers”), (ii) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you or the Sponsor to us from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are either (a) identified in writing by you or the Sponsor from time to time or (b) clearly identifiable on the basis of such affiliates name (clauses (i), (ii) and (iii) above, collectively “Disqualified Lenders”).

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Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the initial funding under the Term Facilities (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities (except in the case of the Bridge Facilities, to the extent Notes are issued in lieu thereof) and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the applicable Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, such contact between senior management, certain representatives or certain advisors of the Company and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, the Company and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication (including your use of commercially reasonable efforts to provide such materials no later than 15 business days prior to the Closing Date), (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, ratings for the Term Facilities and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively (including your use of commercially reasonable efforts to provide such ratings no later than 15 business days prior to the Closing Date), (e) the

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hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, the relevant senior officers of the Company to be available for such meetings), (f) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable and in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement as in effect on the Signing Date, the Company or any of its subsidiaries, being offered, placed or arranged (other than (x) the Facilities, (y) the Notes or any indebtedness issued in lieu of the Notes or (z) any indebtedness of the Company and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under paragraph 4 of Exhibit H) without the written consent of the Majority Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Facilities or the offering of the Notes (it is understood that the Company’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings and any renewals of existing revolving credit or securitization facilities that mature prior to the Closing Date will not be deemed to materially and adversely impair the primary syndication of the Facilities), (g) using commercially reasonable efforts to ensure that the ABL Administrative Agent shall have sufficient access to the Company and its domestic subsidiaries to complete a field exam and inventory appraisals as promptly as practicable after the Signing Date and (h) using commercial reasonable efforts to ensure that one or more third-party diligence service providers reasonably acceptable to the Majority Lead Arrangers shall have sufficient access to the Company and its domestic subsidiaries to complete receivables audits of the Term/Commercial Receivables and the Revolving/Consumer Receivables as promptly as practicable after the Signing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above, completion of the field exam or inventory appraisals or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (h) above, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights and rights of appointment set forth in the third preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, the Company and its subsidiaries to provide) to the Lead Arrangers customary information with respect to the Borrower, the Company and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical and pro forma financial information set forth in paragraphs 5 and 6 of Exhibit H, customary financial estimates, forecasts and other projections delivered to us by you (the “Projections”), data tapes containing customary statistical information in respect of the Term/Commercial Receivables and the Revolving/Consumer Receivables as of a recent date and customary historical performance data for the Term/Commercial Receivables and the Revolving/Consumer Receivables as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the

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provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Company or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit H.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary offering and marketing material and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to you, the Company or your or its respective subsidiaries or securities (for purposes of United States federal and state securities laws) (“MNPI”) and who may be engaged in investment and other market related activities with respect to you or the Company or your or the Company’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date, the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information of a type that is publicly available and/or does not include MNPI with respect to the Company or any of its subsidiaries to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI (other than information about the Transactions or the Facilities) and exculpate you, the Investors, the Company, the Borrower and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to

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Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of the Company and its subsidiaries (if any). If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.	Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you (including the Sponsor), the Company or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Company and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

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6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, (b) the applicable conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto, (c) the applicable conditions set forth in the section entitled “Conditions to Borrowings” in Exhibit D hereto, (d) the applicable conditions, if any, set forth in the section entitled “Conditions to Borrowings” in Exhibit E hereto, (e) the applicable conditions set forth in the section entitled “Conditions to Initial Funding” in Exhibit F hereto, (f) the applicable conditions set forth in the section entitled “Conditions to Initial Funding” in Exhibit G hereto and (g) the applicable conditions set forth in Exhibit H hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur (except in the case of the Bridge Facilities, to the extent Notes are issued in lieu thereof); it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (a) such of the representations made by, or with respect to, the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, the applicable conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit C hereto, the applicable conditions set forth in the section entitled “Conditions to Borrowings” in Exhibit D hereto, the applicable conditions set forth in the section entitled “Conditions to Borrowings” in Exhibit E hereto, the applicable conditions set forth in the section entitled “Conditions to Initial Funding” in Exhibit F hereto, the applicable conditions set forth in the section entitled “Conditions to Initial Funding” in Exhibit G hereto and in Exhibit H hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Company, the Borrower and any wholly owned U.S. domestic material subsidiaries of the Borrower (to the extent required by the Secured Term Sheets), (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (3) in the Collection Accounts and the other accounts established in connection with the transactions contemplated in the Receivables Facilities Term Sheets (which security interests shall be perfected by “control” as defined in the Uniform Commercial Code); provided that certificated equity securities of the subsidiaries of the Borrower will only be required to be delivered on the Closing Date to the extent received from the Company so long as you have used commercially reasonable efforts to obtain them on the Closing Date) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or

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perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Term Administrative Agent and the Borrower acting reasonably, but no later than 90 days after the Closing Date (or such longer period as the Term Administrative Agent may determine in its reasonable discretion). For purposes hereof, “Specified Representations” means, (a) with respect to the Facilities (other than the ABS Facilities) the applicable representations and warranties of the Company, the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to organizational existence of Holdings, the Company, the Borrower and the Guarantors; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the applicable Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit H); Federal Reserve margin regulations; the use of the proceeds of the Facilities not violating the Patriot Act, OFAC or FCPA; the Investment Company Act; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees, in each case under such Facilities, and the granting of the security interests in the Collateral to secure the applicable Facilities, and the entering into of the applicable Facilities Documentation, do not conflict with the organizational documents of the Borrower or any Guarantor or, except to the extent such conflict has not resulted in a Company Material Adverse Effect, any laws binding on the Borrower or any Guarantor or their respective properties (including OFAC, FCPA and the Patriot Act); and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral and (b) with respect to the ABS Facilities, the applicable representations and warranties of the applicable ABS Borrower, the Transferor, the applicable ABS Seller, the applicable ABS Servicer and the applicable Performance Undertaking Provider (each an “ABS Transaction Party”) to be set forth in the ABS Facilities Documentation relating to organizational existence of the applicable ABS Transaction Party; power and authority, due authorization, execution, delivery and enforceability related to (w) in the case of the ABS I Seller, the transfer of the applicable receivables to the ABS I Borrower and, in the case of the ABS II Seller, the transfer of the applicable receivables to the Transferor, in each case pursuant to, (x) in the case of the Transferor, the transfer of the applicable receivables to the ABS II Borrower pursuant to, (y) in the case of the applicable ABS Borrower, the borrowing under and granting of security interests in the collateral securing the applicable ABS Facility pursuant to, and (z) in the case of each ABS Transaction Party, the performance of, the applicable ABS Facilities Documentation; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the ABS Facilities not violating the Patriot Act, OFAC or FCPA; execution, delivery and performance by each ABS Transaction Party do not conflict with (x) the organizational documents of the applicable ABS Transaction Party, as the case may be, (y) any laws binding on the applicable ABS Transaction Party or its respective properties (including OFAC, FCPA and the Patriot Act) except to the extent such conflict does not have a material adverse effect on the applicable ABS Administrative Agent’s security interest in a material portion of the applicable collateral or a material adverse effect on the ability of the applicable ABS Transaction Party to perform under the ABS Facilities Documentation; and, subject to the proviso in clause (ii) of the immediately preceding sentence, (x) creation, validity, perfection and priority of the security interest of the applicable ABS Borrower in the applicable receivables, (y) creation, validity, perfection and priority of the security interest of the Transferor in the applicable receivables and (z) creation, validity, perfection and priority of the security interest of the applicable ABS Administrative Agent in the applicable receivables. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

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7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheets), the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter, the Fee Letter, the Original Commitment Letter or the Original Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agents, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, expenses in connection with one inventory appraisal and one field exam prior to the Closing Date, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agents identified in the Term Sheets (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including,

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without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account or our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Investors (or any of their respective affiliates), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Facilities, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

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“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions is be deemed to be acting at the instruction of such person).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, the Company and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Company or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Company, the Company’s customers or competitors and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Company and the Borrower and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrower and the Company, your and their respective equity holders or your and their respective subsidiaries and

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affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Company, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Company, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Company or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Company, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

In addition, please note that each of Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and UBS Securities LLC has been retained by you as a financial advisor (in such capacities, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the Original Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors and to your and any of the Investors’ affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent

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requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the Original Fee Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter, the Original Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials), in any offering memorandum relating to the Notes or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Company, the Borrower, the Facilities and/or the Notes, (iv) you may disclose the aggregate fee amount contained in the Fee Letter or the Original Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or the Notes or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) or any offering or private placement of the Notes and (v) if the fee amounts payable pursuant to the Fee Letter or the Original Fee Letter, the economic terms of the “Term Facilities Market Flex Provisions”, “ABL Market Flex Provisions”, “Bridge Market Flex Provisions”, “First Lien Securities Demand Provisions”, “Second Lien Securities Demand Provisions”, the “First Lien Total Cap” and the “Second Lien Total Cap” in the Fee Letter or the Original Fee Letter, as applicable, and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you

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promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Investors, Parent, any Parent Holdco, the Company or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, Parent, any Parent Holdco, the Company or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure or (j) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

The confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Signing Date.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Company or the Borrower, (ii) by you to (a) the Company or the Borrower on the Closing Date or (b) a U.S. domestically organized entity, in each case, so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Company or be the successor to the Company and agrees to be bound by the terms hereof and the Fee Letter or (iii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such

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consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings (including the Original Commitment Letter and the Original Fee Letter), whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit H) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower, the Company, Holdings and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

17

Upon execution and delivery of this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on November 6, 2013 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

18

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Douglas M. Ingram
	Name:	Douglas M. Ingram
	Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ Christina Park
	Name:	Christina Park
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Managing Director

By:	/s/ Wei-Jen Yuan
	Name:	Wei Jen Yuan
	Title:	Associate

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ David Wirdnam
	Name:	David Wirdnam
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Catherine Madigan
	Name:	Catherine Madigan
	Title:	Managing Director

By:	/s/ David J. Bell
	Name:	David J. Bell
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew W. Earls
	Name:	Andrew W. Earls
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC

By:	/s/ Brendan Dillon
	Name:	Brendan Dillon
	Title:	Managing Director UBS Securities LLC

By:	/s/ Kristine Shryock
	Name:	Kristine Shryock
	Title:	Director and Counsel Region Americas Legal

Accepted and agreed to as of the date first above written:

DENALI INTERMEDIATE INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

[Signature Page to Amended and Restated Commitment Letter]

EXHIBIT A

Project Denali

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Denali Holding Inc., a newly created corporation organized under the laws of the State of Delaware (“Parent”), formed at the direction of Michael S. Dell (“MD”, collectively with his controlled entities, related estate planning and charitable trusts and vehicles and his family members, and upon MD’s death, his heirs, executors and/or administrators, in each case, who beneficially own shares of common stock or in the future beneficially own shares of Parent common stock, the “MD Investor”) and Silver Lake Partners and its affiliates (collectively, “Silver Lake”, and together with the MD Investor, the “Sponsor”), intends to acquire (the “Acquisition”) the capital stock of Dell Inc., a corporation organized under the laws of Delaware (the “Company”), from the equity holders thereof (collectively, the “Sellers”). Parent intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated as of the Signing Date (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”) by and among Parent, Denali Intermediate Inc., a newly formed corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Holdings”), Denali Acquiror Inc., a newly formed corporation organized under the laws of Delaware and a wholly owned subsidiary of Holdings (“Merger Sub”), and the Company, pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, and (ii) except with respect to the MD Investor and certain other Sellers who may be given the opportunity to rollover capital stock, restricted stock units and/or options into Parent or a Parent Holdco (in such capacity, the “Rollover Investors”), the Sellers will receive cash in exchange for their capital stock, restricted stock units and/or options in the Company (collectively, the “Acquisition Consideration”) and the Company will become a wholly-owned direct or indirect subsidiary of Parent.

In connection with the foregoing, it is intended that:

a)	Parent may establish one or more newly formed corporations, limited liability companies and/or partnerships (“Parent Holdco(s)”) and Holdings will be a wholly owned subsidiary of the foregoing and Merger Sub will be a wholly-owned direct subsidiary of Holdings.

b)

The Sponsor, one or more wholly owned subsidiaries of Microsoft Corporation (collectively, the “M Investor”) and certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor and the M Investor, the “Investors”) will directly or indirectly make cash equity contributions to, or in the case of the M Investor, a subordinated debt investment of up to $2,000 million in, Parent, the net proceeds of which will be further contributed, directly or indirectly, to Merger Sub; provided that (i) any such contribution to Merger Sub in a form other than common equity shall be reasonably satisfactory to the Majority Lead Arrangers and (ii) the terms and conditions of the subordinated debt provided by the M Investor (together with any replacement or refinancing thereof, the “M Subordinated Investment”) shall be substantially as set forth in the Securities Purchase Agreement (the “MSPA”, which shall (i) mature no earlier than the date that is six months after the maturity date of the Second Lien Bridge Facility or the Second Lien Notes and (ii) provide that a portion the interest of the M Subordinated Investment shall be required to be paid in cash (such required cash interest payments, the “M Required Cash Interest Payments”)), dated as of the Signing Date, between Parent and/or a Parent Holdco and the M Investors (or otherwise not materially less favorable, when taken as a whole, to the Lenders), as amended (it being understood and agreed that one or more other Investors may provide up to $1,000 million of additional subordinated debt or preferred investment in Parent or a Parent Holdco (together with any replacement or refinancing thereof, the “Additional Subordinated Investment” and together with the M Subordinated Investment, the “Subordinated Investments”) in exchange for cash (the net proceeds of which will be further contributed, directly or indirectly, to Merger Sub (provided that (i) any such contribution to Merger Sub in a form other than common equity shall be reasonably satisfactory to the Majority Lead Arrangers)) and having terms and conditions substantially consistent with the MSPA (or otherwise not materially less favorable, when taken as a whole, to the Lenders) (including that a portion the interest of the Additional Subordinated Investment shall be required to be paid in cash (such required cash payments, the “Additional Required Cash Interest Payments” and together with the M Required Cash Interest Payments, the “Required Cash Interest Payments”)) (the foregoing cash equity contributions in Merger Sub (the “Equity Contribution”)), in an aggregate amount equal to, when combined with the fair market value of any capital stock, restricted stock units and stock options of any of the Rollover Investors rolled over or invested in connection with the Transactions (as defined below), at least 25% of the total consolidated pro forma debt (excluding from debt for purposes of this calculation any gross proceeds received from any increase in the Term Loans, the Notes or any borrowings under the ABL Facility, in any such case required to be funded in connection with the “Market Flex Provisions” in the Fee Letter or any “Securities Demand” in the Fee Letter) and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that excluding the Subordinated Investments from the calculation of the Equity Contribution, the Equity Contribution shall not be less than 22.0% total consolidated pro forma debt (excluding from debt for purposes of this calculation any gross proceeds received from any increase in the Term Loans, the Notes or any borrowings under the ABL Facility, in any such case required to be funded in connection with the “Market Flex Provisions” in the Fee Letter or any “Securities Demand” in the Fee Letter) and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)

Notwithstanding anything in the Commitment Letter or the Fee Letter to the contrary, 75% (or such greater percentage as Holdings may elect in its discretion) of the aggregate net cash proceeds received by Parent or a Parent Holdco in connection with any Additional Subordinated Investment shall be applied to reduce all or any portion of commitments in respect of any Facility in such manner (including on a non-pro rata basis) as Holdings may elect (in its discretion in consultation with the Lead Arrangers) and/or such portion of the M Subordinated Investment as Holdings may elect (in its sole discretion) (in each case, with such election being made prior to the “roadshow” for the Notes and the initial bank meeting for the general syndication of the Secured Bank Credit Facilities), and after giving effect to any such reduction, the Borrower will (i) obtain up to $4,000 million under a senior secured term loan B facility described in Exhibit B to the Commitment Letter (the “Term B Facility”), (ii) obtain up to $1,500 million under a senior secured term loan C facility described in Exhibit B to the Commitment Letter (the “Term C Facility”, together with the Term B Facility, the “Term Facilities”), (iii) obtain up to $2,000 million of commitments under an ABL facility described in Exhibit C to the Commitment Letter (the “ABL Facility” and collectively with the Term Facilities, the “Secured Bank Credit Facilities”), (iv) issue (together with any wholly owned subsidiary corporation thereof formed solely for the purpose of the issuances contemplated hereby) senior first lien notes yielding up to $2,000 million in gross proceeds (the “First Lien Notes”) in a Rule 144A offering, or in the event the First Lien Notes are not issued on the Closing Date or if the First Lien Notes are issued on the Closing Date yielding less than $2,000 million of gross cash proceeds, obtain the first lien bridge facility described in Exhibit D to the Commitment Letter (the “First Lien Bridge Facility”), (v) issue (together with any wholly owned subsidiary corporation thereof formed solely for the purpose of the issuances contemplated hereby) senior second lien notes yielding up to $1,250 million in gross proceeds (the “Second Lien Notes” together with the First Lien Notes, the “Notes”) in a Rule 144A offering, or in the event the Second Lien Notes are not be issued on the Closing Date or if the Second Lien Notes are issued on the Closing Date yielding less than $1,250 million of gross cash proceeds, obtain the second lien bridge facility described in Exhibit E to the Commitment Letter (the “Second Lien Bridge Facility” together with the First Lien Bridge Facility, the “Bridge Facilities”), (vi) cause the ABS I Seller, the ABS I Borrower, the ABS I Servicer and the Performance Undertaking Provider to enter into the ABS I Facility Documentation and thereby obtain a term commercial receivables financing of up to $1,900 million described in Exhibit F to the Commitment Letter (the “Term/Commercial Receivables Facility”) and (vii) cause the ABS II Seller (together with the ABS I Seller, the “ABS Sellers”), the ABS II Borrower (together with ABS I Borrower, the “ABS Borrowers”), the ABS II Servicer (together with the ABS I Servicer, the “ABS Servicer”) and the Performance Undertaking Provider to enter into the ABS II Facility Documentation (together with the ABS I Facility Documentation, the “ABS Facilities Documentation”) and thereby obtain a revolving consumer receivables financing of up to $1,100 million described in Exhibit G to the Commitment Letter (the “Revolving/Consumer Receivables Facility”, together with the Term/Commercial Receivables Facility, the “ABS Facilities”, and together with the Secured Bank Credit Facilities and the Bridge Facilities, the “Facilities”). If the Borrowing Base on the Closing Date (whether due to the failure to complete any field examination or inventory appraisal, as a result of the outcome of any field examination or inventory appraisal or otherwise) is equal to or less than $500 million, the Borrower may elect, with any combination (such combination to be at the election of the Majority Lead Arrangers in consultation with the Borrower), to increase commitments in respect of (i) the Term Facilities (with the allocation between the Term B Facility and the Term C Facility to be made by the Majority Lead Arranger in consultation with the Borrower), (ii) the First Lien Bridge Facility and/or any First Lien Notes and/or (iii) the Second Lien Bridge Facility and/or any Second Lien Notes; provided that the aggregate principal amount of increased commitments pursuant to clauses (i) through (iii) shall not exceed the difference between (a) $500 million and (b) the Borrowing Base on the Closing Date. It is understood and agreed that the amount of any such increase (such amount, the “ABL Backstop Amount”) pursuant to the preceding sentence shall be deemed to be part of the aggregate committed amount of the Term Facilities, First Lien Bridge Facility and/or Second Lien Bridge Facility committed to be provided by the applicable Initial Lenders pursuant to the Commitment Letter for all purposes of the Commitment Letter and the Fee Letter (except as expressly set forth therein).

d)	Pursuant to the Acquisition Agreement, Merger Sub will merge with and into the Company with the Company being the surviving entity of the Merger and the Sellers (other than the Rollover Investors) shall be entitled to receive the Acquisition Consideration.

e)

The respective “make whole amounts” necessary to redeem each of the existing notes of the Company listed on Section 1 of Annex I to this Exhibit A that remains outstanding as of the Closing Date (collectively, the “Refinanced Notes”) shall be deposited with the trustee for such notes substantially concurrently with the closing of the Transactions and the notice to fully redeem such notes in accordance with the relevant indentures shall be sent to the holders of such existing notes on the Closing Date (collectively, the “Notes Redemption”). All other existing notes of the Company shall remain outstanding on the Closing Date (and for the period ending on the date that is 31 days after the Closing Date, together with the Refinanced Notes, the “Remaining Notes”).

f)	All principal, accrued, but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date and set forth on Section 2 of Annex I to this Exhibit A shall be repaid in full in connection with, and substantially concurrently with the closing of, the Transactions, and all commitments to lend and guarantees in connection therewith shall have been terminated and/or released (collectively with the Notes Redemption, the “Refinancing”).

g)	The proceeds of the Equity Contribution, the Facilities (and/or the Notes) and a portion of the cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

h)	The borrower under the Facilities (other than the ABS Facilities) shall be (and the term “Borrower” as used herein shall mean) (i) Merger Sub or a newly formed, wholly owned subsidiary of Merger Sub (“Denali Borrower Sub”), prior to the Merger and immediately after giving effect to the Merger, until the Facilities Assumption (as defined below) occurs, and (ii) Dell International LLC, a limited liability company organized under the laws of Delaware and a direct wholly owned subsidiary of the Company (the “New Borrower”), after giving effect to the Acquisition, and the assumption by such entity of all of the obligations of Merger Sub or Denali Borrower Sub, as applicable, under the Facilities (other than the ABS Facilities) whether by operation of a merger or pursuant to an assignment and assumption agreement (the “Facilities Assumption”). In addition, to the extent advisable in connection with the issuance of the Notes, a newly-formed, direct wholly-owned corporate subsidiary of the Borrower or the Company organized under the law of Delaware will be a co-issuer of the Notes.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

ANNEX I

Refinancing Debt

Section 1

1. $602 million 4.7% Senior Notes due April 2013

2. $500 million 1.4% Senior Notes due September 2013

3. $500 million 5.625% Senior Notes due April 2014

4. $400 million 2.1% Senior Notes due April 2014

Section 2

1. $1,000 million revolver expiring on April 2, 2013

2. $2,000 million revolver expiring on April 15, 2015

3. Any outstanding commercial paper; provided that up to the amount of commercial paper outstanding on the Signing Date that has not yet matured by the Closing Date may remain outstanding after giving effect to the Transactions on the Closing Date

A-1-1

EXHIBIT B

Project Denali

Term Facilities

Summary of Principal Terms and Conditions2

Borrower:	(i) Merger Sub or Denali Borrower Sub, prior to the Acquisition and immediately after giving effect to the Acquisition, until the Facilities Assumption occurs and (ii) the New Borrower, after giving effect to the Acquisition and the Facilities Assumption.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “Term Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Bank Term Lenders, the “Term Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arranger (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as bookrunner (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Term Facilities, and each will perform the duties customarily associated with such roles.

Syndication Agent:	RBC will act as the syndication agent for the Term Facilities.

Co-Documentation Agents:	Barclays and CS will act as co-documentation agents for the Term Facilities.

Term Facilities:

(A) A senior secured term loan B facility (the “Term B Facility”) in an aggregate principal amount of up to $4,000 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Term Facilities Market Flex Provisions” in the Fee Letter or any “Securities Demand” under the Fee Letter. The loans under the Term B Facility are referred to as the “Term B Loans”.

(B) A senior secured term loan C facility (the “Term C Facility”, together with the Term B Facility, the “Term Facilities”) in an aggregate principal amount of up to $1,500 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Term Facilities

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, C, D, E, F, G and H thereto.

Market Flex Provisions” in the Fee Letter or any “Securities Demand” under the Fee Letter. The loans under the Term C Facility are referred to as the “Term C Loans”, and together with the Term B Loans, the “Term Loans”.

Incremental Facilities:

The Term Facilities will permit the Borrower to add one or more incremental term loan facilities to the Term Facilities (each, an “Incremental Facility” and the commitments in respect thereof are referred to as the “Incremental Commitments”) in an aggregate amount not to exceed (A) $2,000 million plus (B) all voluntary prepayments of the Term Facilities made prior to such date of incurrence plus (C) an additional amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (C) (which shall assume that all such indebtedness was secured on a first lien basis, whether or not so secured) (and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Term Documentation (as defined below)), the Borrower would be in compliance, on a pro forma basis (but excluding the cash proceeds of such incurrence), with a First Lien Leverage Ratio (as defined below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than 0.25x greater than the First Lien Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Company and its subsidiaries for the previously ended four fiscal quarter period for which financial statements are available); provided that

(i)      no event of default is continuing (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default will be the standard) under the Term Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)     the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Term B Facility and the weighted average life of such Incremental Facility shall not be shorter than the then remaining weighted average life of the Term B Facility;

(iii)   the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder;

(iv)    any Incremental Facility that has terms and conditions consistent with a term loan B financing in the reasonable determination of the Borrower or that otherwise does not constitute a Term C Incremental Facility (a “Term B Incremental Facility”) shall be on terms and pursuant to documentation to be determined; provided that to the extent such terms and documentation are not consistent with the Term B Facility (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Term Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Term Administrative Agent or any of the Term B Lenders to the extent that such financial maintenance covenant is (1) also added for the benefit of any existing Term Facility or (2) only applicable after the latest maturity of any existing Term Facility);

(v)     any Incremental Facility that has terms and conditions consistent with a term loan C financing in the reasonable determination of the Borrower (a “Term C Incremental Facility”) shall be on terms and pursuant to documentation to be determined; provided that to the extent such terms and documentation are not consistent with the Term C Facility (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Term Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Term Administrative Agent or any of the Term C Lenders to the extent that such financial maintenance covenant is (1) also added for the benefit of any existing Term Facility or (2) only applicable after the latest maturity of any existing Term Facility); and

(vi)    (a) any Incremental Facility that is secured shall only be secured by the Collateral and (b) no Incremental Facility shall be guaranteed by entities other than the Guarantors.

The Borrower may (but is not obligated to) seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the Term Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender and (ii) the restrictions applicable to Affiliated Lenders set forth under “Assignments and Participations” shall apply to commitments in respect of Incremental Facilities.

Refinancing Facilities:	The Term Documentation will permit the Borrower to refinance loans (including by extending the maturity) under the Term Facilities or loans under any Incremental Facility from time to time, in whole or part, with one or more new term facilities (that may extend the maturity) (collectively referred to herein as “Refinancing Facilities”), under the Term Documentation with the consent of the Term Administrative Agent, the Borrower and the institutions providing such Refinancing Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes, senior subordinated notes or loans that will be secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with the Term Facilities or junior lien secured notes or loans that will be secured on a subordinated basis to the Term Facilities and to the obligations under any senior secured notes or loans (such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Facility does not mature prior to, or have a shorter weighted average life than, or with respect to Refinancing Notes, have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Refinancing Notes prior to the maturity date of the loans under the Term Facilities that is being refinanced, (ii) the amount of any Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced

(plus any premium, accrued interest or fees and expenses incurred in connection with the refinancing thereof), (iii) any Refinancing Indebtedness is not guaranteed by any entities that do not guarantee the Term Facilities, (iv) in the case of any secured Refinancing Indebtedness (A) is not secured by any assets not securing the Term Secured Obligations (as defined below) and (B) is subject to the relevant Intercreditor Agreement(s) and (v) the terms and conditions of any Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as whole) to the lenders or investors providing such Refinancing Indebtedness than the terms and conditions of the Term Documentation (when taken as a whole) are to the Term Lenders (except for covenants or other provisions applicable only to periods after the latest maturity date of any Term Facility or Incremental Facility existing at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Refinancing Indebtedness, no consent shall be required by the Term Administrative Agent or any of the Term Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Term Facility remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness or (ii) only applicable after the latest maturity of the Term Facilities). The terms and conditions referred to in clauses (i), (iii), (iv) and (v) being referred to herein as the “Required Additional Debt Terms.”

Purpose:

(A)    The proceeds of borrowings under the Term Facilities will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the ABL Facility, the proceeds from the Equity Contribution, the proceeds from the Bridge Facilities and/or the Notes, the proceeds from the ABS Facilities and cash on hand at the Company and its subsidiaries, solely to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount (“OID”) or upfront fees required pursuant to the “Term Facilities Market Flex Provisions” or “ABL Market Flex Provisions” in the Fee Letter or any “Securities Demand” under the Fee Letter) to the extent otherwise permitted above.

(B)    The proceeds of any Incremental Facility may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Company.

(C) The net cash proceeds of any Refinancing Facility shall be applied, as among the Term Facilities and any Incremental Facility to refinance such facilities in the manner directed by the Borrower.

Availability:	The Term Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:

The Term B Facility will mature on the date that is six and one half years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term B Facility, with the balance payable on the maturity date thereof.

The Term C Facility will mature on the date that is five years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 10% of the original principal amount of the Term C Facility, with the balance payable on the maturity date thereof.

The Term Documentation shall contain customary “amend and extend” provisions pursuant to which individual Term Lenders may agree to extend the maturity date of their outstanding Term Loans or loans under any Incremental Facility (which may include, among other things, an increase in the interest rate payable with respect of such extended Terms Loans or loans under any Incremental Facility, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Term Lender (it is understood that (i) no existing Term Lender will have any obligation to commit to any such extension and (ii) each Term Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender under such class).

Guarantees:	All obligations of the Borrower under the Term Facilities (the “Borrower Obligations”) and under any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”)), and obligations under cash management arrangements, in each case entered into with a Term Lender, Lead Arranger, Joint Bookrunner, the Term Administrative Agent or any affiliate of a Term Lender, Lead Arranger, Joint Bookrunner or the Term Administrative Agent at the time such transaction is entered into (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of Holdings (other than the Borrower) (the “Subsidiary Guarantors”) and by Holdings (together with the Subsidiary Guarantors, the “Guarantors”); provided that Subsidiary Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Facilities (other than the ABS Facilities) or the Notes or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) or any similar law or regulation in any applicable jurisdiction) to Holdings or one of its subsidiaries (as reasonably determined by Holdings in consultation with the Term Administrative Agent), (d) any non U.S. subsidiary or any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (a “CFC”) (and any direct or indirect U.S. subsidiary of Holdings that has no material assets other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”)), (e) any not-for-profit subsidiaries, captive insurance companies or other special purpose subsidiaries and (f) certain special purpose entities (including the Transferor (as defined in Exhibit G), the ABS Borrowers and any other special purpose entities formed to facilitate any Permitted Receivables Securitization (as defined below), but, for the avoidance of doubt, excluding the ABS Servicer (each a “Receivables Subsidiary”)).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Term Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provision, the Borrower Obligations, the Hedging/Cash Management Arrangements and the Guarantees (collectively, the “Term Secured Obligations”) will be secured, on a first priority basis, by: (a) a perfected first priority pledge of 100% of the equity interests of the Company, 100% of the equity interests in the Borrower and 100% of the equity interests of each direct, wholly-owned material restricted subsidiary of the Borrower and of each Guarantor (which pledge, in the case of capital stock of any foreign subsidiary or FSHCO, shall be limited to 65% of the capital stock of such foreign subsidiary or FSHCO), (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each Guarantor (other than the ABL Collateral and other than the collateral for each of the ABS Facilities set forth in Exhibits F and G) (including but not limited to equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, real property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the ABL Collateral and excluding the collateral for each of the ABS Facilities as set forth in Exhibits F and G, collectively, the “Term Collateral”) and (c) perfected second priority security interests in the ABL Collateral ((the items described in clauses (a), (b) and (c) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure its own respective Term Secured Obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (A) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Limited Conditionality Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the UCC), (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than the Borrower or a Guarantor), the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Term Administrative Agent, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition, (viii) in excess of 65% of the capital stock of (A) any subsidiaries not organized under the laws of the United States or any state thereof or (B) any FSHCO; (ix) any Principal Property (as defined in any of the indentures governing the Remaining Notes) and capital stock of any subsidiary of the Company that owns Principal Property, (x) receivables and related assets (A) sold to any Receivables Subsidiary or (B) otherwise pledged in connection with any Permitted Receivables Securitization and (xi) certain other assets to be agreed. The Collateral may also exclude those assets as to which the Term Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) for the Term Facilities, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts (provided that nothing in this clause (a) shall limit the obligations of the Borrower or Guarantors explicitly set forth in Exhibit C with respect to control agreements), (b) no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title, (c) share certificates of immaterial subsidiaries shall not be required to be delivered, (d) no perfection actions shall be required with respect to letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed and (e) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any equity interests of non-U.S. subsidiaries) or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); provided that, to the extent any non-U.S. subsidiary that is directly held by the Company, the Borrower or any Guarantor owns intellectual property that is material to business of the Company and its subsidiaries (taken as a whole), pledge agreements governed by local and/or local law perfection actions shall be required with respect to the pledge of such equity, in each case to the extent the laws of the relevant jurisdiction require such actions for valid creation and/or perfection of a security interest in such equity and so long as the cost of any such actions are not excessive in relation to the benefit thereof to the Lenders.

All the above-described pledges, security interests and mortgages shall be created on terms substantially similar to those set forth in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations (as defined below); and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than with respect to the ABL Facility, the First Lien Bridge Facility and/or First Lien Notes, and the Second Lien Bridge Facility and/or Second Lien Notes certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Term Documentation, substantially similar to the exceptions and baskets set forth in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations.

Intercreditor Agreements:

The relative rights and priorities in the Collateral for the secured parties in (a) the Term Facilities, (b) the ABL Facility, (c) the First Lien Bridge Facility (or First Lien Notes issued in lieu thereof) and (d) the Second Lien Bridge Facility (or Second Lien Notes issued in lieu thereof) will be set forth in (i) a customary intercreditor agreement as between the collateral agents for the Term Facilities and the First Lien Bridge Facility (or First Lien Notes issued in lieu thereof) (the “First Lien Pari Passu Intercreditor Agreement”), (ii) a customary intercreditor agreement as between the collateral agents for the Term Facilities, the ABL Facility and the First Lien Bridge Facility (or First Lien Notes issued in lieu thereof) (the “ABL Intercreditor Agreement”) and (iii) a customary intercreditor agreement as between the collateral agents for the Term Facilities, the ABL Facility, the First Lien Bridge Facility (or First Lien Notes issued in lieu thereof) and the Second Lien Bridge Facility (or Second Lien Notes issued in lieu thereof) (the “Second Lien Intercreditor Agreement”, together with the First Lien Pari Passu Intercreditor Agreement and the ABL Intercreditor, the “Intercreditor Agreements”). The Intercreditor Agreements shall permit the joinder of collateral agent(s) representing tranches of secured indebtedness permitted by the Facilities having liens with a priority corresponding to the parties thereto. To the extent applicable, the Intercreditor Agreements shall be consistent with the forms of intercreditor agreement attached as exhibits to the Term Precedent Documentation and the ABL Intercreditor Agreement shall be consistent with ABL intercreditor agreements for recent similar financings for major private equity sponsors.

In addition, (i) the exclusive rights of the ABS I Lenders in the Collateral (as defined on Exhibit F) will be acknowledged and agreed to by the Term Administrative Agent on behalf of the Term Lenders and the exclusive rights of the Term Lenders in the Term Collateral for the Term Facility will be acknowledged and agreed to by the ABS I Administrative Agent on behalf of the ABS I Lenders in the ABS Intercreditor Agreement and (ii) the exclusive rights of the ABS II Lenders in the Collateral (as defined on Exhibit G) will be acknowledged and agreed to by the Term Administrative Agent on behalf of the Term Lenders and the exclusive rights of the Term Lenders in the Term Collateral for the Term Facility will be acknowledged and agreed to by the ABS II Administrative Agent on behalf of the ABS II Lenders in the ABS Intercreditor Agreement.

Mandatory Prepayments:	Loans under the Term Facilities and under any Incremental Facility shall be prepaid with:

(A)    commencing with the first full fiscal year of the Company to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined in the Term Documentation in a manner substantially consistent with the equivalent definition set forth in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations as modified as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Company and (ii) address technical clarifications, but in any event to provide for a deduction from excess cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations or capital expenditures for which binding agreements exist; provided that to the extent such operating cash flow has not been applied to fund such acquisition or capital expenditure within twelve months of such Excess Cash Flow calculation, such operating cash flow shall be applied to the next succeeding Excess Cash Flow prepayment), with step-downs to 25% and 0% based upon the achievement and maintenance of Senior Secured Leverage Ratios (as defined below) equal to or less than (1) 0.50x less than the Senior Secured Leverage Ratio on the Closing Date and (2) 0.75x less than the Senior Secured Leverage Ratio on the Closing Date (in each case, after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Company and its subsidiaries for the previously ended four fiscal quarter period for which financial statements are available), respectively; provided that, for any fiscal year, at the Borrower’s option any voluntary prepayments of all Loans and loans under Incremental Facilities (including the prepayment at a discount to par offered to all Term Lenders under the Term Facilities or any Incremental Facility, with credit given to the actual cash amount of the payment, but excluding prepayments funded with the proceeds of long-term indebtedness or equity and, subject, in the case of any prepayment of the ABL Facility, to the extent commitments thereunder are permanently reduced by the amount of such prepayments), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the Senior Secured Leverage Ratio of the Company for purposes of determining the applicable excess cash flow percentage above, recalculated to give pro forma effect to any cash pay down or reductions made during such time period);

(B)    an amount equal to 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions by the Company and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of $1,000 million in the aggregate and thereafter only the proceeds in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year (with only the amount in excess of such annual limit required to be used to prepay) and subject to the right to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months of the receipt of such net cash proceeds and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, and other exceptions to be set forth in the Term Documentation substantially similar to the exceptions set forth in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations; and

(C)    an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Company and its restricted subsidiaries after the Closing Date (other than debt permitted under the Term Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period (i) amongst the Term Facilities and any Incremental Facility on a pro rata basis (except pursuant to clause (C) above with respect to Refinancing Indebtedness) and (ii) at the Borrower’s direction to the amortization payments scheduled to occur under the Term Facilities and any Incremental Facility.

Notwithstanding the foregoing, the Term Documentation will provide that, in the event that any Refinancing Indebtedness or any other indebtedness, including any Incremental Equivalent Debt and the First Lien Bridge Facility (or the First Lien Notes issued in lieu thereof), that is secured on an equal priority basis (but without regard to the control of remedies) with the Term Facilities (collectively, “Additional First Lien Debt”), shall be issued or incurred, such Additional First Lien Debt may share no more than ratably in any prepayments required by the foregoing provisions of clauses (B) and (C).

Prepayments from non-U.S. subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited under the Term Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender may be retained by the Company and its restricted subsidiaries and shall increase the Available Amount Basket (as defined below).

Voluntary Prepayments and Reductions in Commitments:

Voluntary prepayments of borrowings under the Term Facilities will be permitted at any time, in minimum principal amounts to be agreed, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty (other than as set forth in second succeeding paragraph).

All voluntary prepayments of the Term Facilities and any Incremental Facility will be applied to the remaining amortization payments under the Term Facilities or such Incremental Facility, as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate, and shall be applied to the Term B Facility, Term C Facility or any Incremental Facility as determined by the Borrower.

Any voluntary prepayment or refinancing (other than a refinancing of the Term Facilities in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition (as defined below)) of the Term Facilities with other broadly syndicated term loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Term Facilities, or any amendment (other than an amendment of the Term Facilities in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition) that reduces the Effective Yield of the Term Facilities, in either case that occurs prior to the first anniversary of the Closing Date and the primary purpose of which is to lower the Effective Yield on the Term Loans, shall be subject to a prepayment premium of 1% of the principal amount of the Term Loans so prepaid, refinanced or amended. For the purposes of this paragraph, (i) “Transformative Acquisition” shall mean any acquisition by the Company or any restricted subsidiary that is not permitted by the terms of the Term Documentation immediately prior to the consummation of such acquisition and (ii) “Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the Adjusted LIBOR rate on such date for a deposit in dollars with a maturity of one month and (B) the Adjusted LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBOR rate) and (iii) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Conditions to Initial Borrowing:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Term Facilities on the Closing Date will be subject solely to (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects and (c) the applicable conditions set forth in Exhibit H to the Commitment Letter.

Facilities Documentation:	The definitive financing documentation for the Term Facilities (the “Term Documentation”) shall be initially drafted by counsel for the Sponsor and contain the terms set forth in this Exhibit B (subject to the right of the Majority Lead Arrangers to exercise the “Term Facilities Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Term Facilities, and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Term Documentation shall be based on, and substantially consistent with that certain Credit Agreement, dated as of August 26, 2011 (as amended, supplemented or otherwise modified through the Signing Date, the “Term Precedent Documentation”) among SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith and the forms of intercreditor agreements attached thereto), as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Company and its subsidiaries, (iii) such other modifications to reflect the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Term Precedent Documentation and (v) modifications to reflect reasonable administrative, agency and operational requirements of the Term Administrative Agent (collectively, the “Term Documentation Considerations”).

Representations and Warranties:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries only): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of Term Documentation; with respect to the execution, delivery and performance of the Term Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with law; litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Term Facilities; Investment Company Act; anti-terrorism laws; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); since the Closing Date, no Material Adverse Effect (as defined below); taxes; ERISA; Patriot Act; OFAC; FCPA; subsidiaries; intellectual property; environmental laws; use of proceeds; status of Term Facilities as “senior debt” and “designated senior debt” (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; and consolidated Closing Date solvency of the Company and its subsidiaries, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Term Documentation, which shall be consistent with the qualifications and limitations for materiality provided in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on (a) the business or financial condition of the Company and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Term Documentation or (c) the rights and remedies of the Term Administrative Agent and the Term Lenders under the Term Documentation.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements prepared in accordance GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarter of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statement after the Closing Date), and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), quarterly delivery of a management discussion and analysis (to the extent delivered in connection with the Notes and in substantially the form delivered in connection therewith), annual budget reports in the form customarily prepared by the Company (or otherwise as provided to its equity holders) (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), officers’ compliance certificates and other information reasonably requested by the Term Administrative Agent; notices of defaults, material litigation and material ERISA events; inspections by the Term Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and anti-terrorism laws); commercially reasonable efforts to maintain public corporate credit/family ratings of the Borrower and ratings of the Term Facilities from Moody’s and S&P (but not to maintain a specific rating); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds and letters of credit; changes in lines of business; changes of fiscal year; designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Term Documentation, which shall be consistent with the exceptions and qualifications provided in the Term Precedent Documentation, after giving effect to the Term Documentation Considerations.

Negative Covenants:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries):

a)       limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities and the ABL Incremental Facilities) and/or the Notes and, in each case, any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) (A) with respect to receivables of the type supporting the ABS Facilities, any term securitizations or other receivables securitizations, in each case that are non-recourse to Holdings and its restricted subsidiaries (except for any customary limited recourse that is no more expansive in any material respect than the recourse under the ABS Facilities) and any refinancing or increases thereof and (B) with respect to receivables not of the type supporting the ABS Facilities, term securitizations or other receivables securitizations, in each case in an amount to be agreed and that are non-recourse to Holdings and its restricted subsidiaries (except for any customary limited recourse that is no more expansive in any material respect than the recourse under the ABS Facilities) and any refinancing or increases thereof (together with the ABS Facilities and any refinancing or increases thereof, collectively, “Permitted Receivables Securitizations”), (iv) any indebtedness of the Company (including the Remaining Notes) and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement (except to the extent required to be repaid pursuant to the Refinancing) and any permitted refinancings thereof (except any Refinanced Notes and any commercial paper outstanding on the Closing Date), (v) any secured or unsecured notes or loans

(other than first priority loans) issued in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”) (which shall be deemed Consolidated First Lien Debt for purposes of any calculation of the First Lien Leverage Ratio governing the incurrence of indebtedness under any Incremental Facilities, whether or not secured on a first priority basis); provided that (A) the incurrence of such indebtedness shall result in a dollar for dollar reduction of the amount of indebtedness that the Borrower may incur in respect of the Incremental Facilities and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (other than those set forth in the proviso to clause (iv) and in clause (v) of such requirements) and (B) the terms and conditions of such indebtedness are consistent with the Required Additional Debt Terms, (vi) Refinancing Indebtedness, (vii) indebtedness assumed in connection with a Permitted Acquisition (as defined below) or otherwise incurred to finance a Permitted Acquisitions on the terms described under the heading “Permitted Acquisitions” below, (viii) purchase money indebtedness and capital leases in an amount to be agreed, (ix) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (x) other senior, senior subordinated or subordinated indebtedness subject to a minimum Interest Coverage Ratio (as defined below) of at least 2.0:1.0, calculated on a pro forma basis after giving effect to such incurrence and recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (subject to a limit to be agreed on non-Guarantors), (xi) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (xii) a foreign subsidiary debt basket in an amount to be agreed, which, in the case of secured debt, may be secured by local assets only and (xiii) other customary exceptions;

b)      limitations on liens (which shall permit, among other things, liens securing (i) any of the Secured Facilities and/or the Notes and, in each case, and permitted refinancing thereof, (ii) any secured Incremental Equivalent Debt, (iii) Refinancing Indebtedness, (iv) debt assumed in connection with a Permitted Acquisition or otherwise incurred to finance a Permitted Acquisitions on the terms described under the heading “Permitted Acquisitions” below, (v) permitted purchase money indebtedness or capital leases, (vi) other permitted debt pursuant to a general lien basket in an amount to be agreed and (vii) a foreign subsidiary lien basket equal to the size of the foreign subsidiary debt basket;

c)      limitations on fundamental changes;

d)      limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted on the terms set forth under the heading “Permitted Asset Sales” below);

e)      limitations on investments and acquisitions (which shall be permitted on the terms set forth under “Permitted Acquisitions” below and, in addition, permit (i) subject to no continuing event of default, unlimited investments in Holdings, the Company, the Borrower and its restricted subsidiaries, (ii) investments in connection with the Transactions and (iii) using the Available Amount Basket as set forth and subject to the conditions in the second succeeding paragraph);

f)       limitations on dividends or distributions on, or redemptions of, Holdings’ or the Company’s equity (which shall permit, among other things, (i) customary payments or distributions to pay the tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Company or its subsidiaries or such parent’s ownership of the Company or its subsidiaries and are net of any payments already made by the Borrower, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) subject to no continuing event of default, customary distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees, taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Company and its subsidiaries, (iv) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (v) a general basket to be agreed, (vi) dividends, distributions or redemptions in connection with the Transactions (including future cash payments to holders of RSUs in exchange for cancellation of existing RSUs at closing), (vii) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director or officer (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer; provided that such payments, measured at the time made, do not to exceed $100 million, in any fiscal year; provided that any unused portion for any fiscal year may be carried forward to succeeding fiscal years, (viii) subject to no continuing payment or bankruptcy event of default, dividends and distributions to pay the Required Cash Interest Payments, (ix) subject to no continuing event of default, dividends, distributions and redemptions made with the net proceeds of any indebtedness (other than indebtedness that is secured by any of the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with liens securing the Secured Obligations) of the Company or any restricted subsidiaries (not prohibited by the Term Documentation) issued, incurred or otherwise obtained in exchange for or as a replacement of (in whole or in part) the Subordinated Investments or otherwise incurred for the purpose of (in whole or in part) refinancing, replacing, redeeming or repurchasing the Subordinated Investments, (x) additional dividends, distributions or redemptions, subject only to (A) pro forma compliance with a Total Leverage Ratio of 0.75x less than the Total Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Company and its subsidiaries for the previously ended four fiscal quarter period for which financial statements are available) and (B) no event of default) (the “Leverage Based RP Basket”) and (xi) regularly scheduled quarterly dividends by the Company that have a record date before the Closing Date, but a payment date on or after the Closing Date, to the extent permitted by the Merger Agreement (as in effect on the Signing Date);

g)      limitations on prepayments or redemptions of any subordinated indebtedness, the Second Lien Notes and any other material second lien indebtedness for borrowed money (which shall not include the ABL Facility or the Second Lien Bridge Facility) (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Term Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt, (ii) conversion of Junior Debt to common or “qualified preferred” equity and (iii) prepayments or redemptions using the Available Amount Basket as set forth in the second succeeding paragraph);

h) limitations on negative pledge clauses; and i) limitations on transactions with affiliates.

In addition, Holdings will be subject to a covenant relating to its passive holding company status.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Term Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Term Precedent Documentation, but adjusted to reflect the Term Documentation Considerations; provided that, subject to the Term Documentation Considerations, all monetary baskets will include basket builders based on a percentage of consolidated EBITDA of the Company and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $500 million (the “Starter Basket”) plus (b) 50% of cumulative consolidated net income, plus (c) the cash proceeds of new public or private equity issuances of any parent of the Company or the Company (other than disqualified stock), plus (d) capital contributions to the Company made in cash or cash equivalents (other than disqualified stock), plus (e) the net cash proceeds received by the Company from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Company and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments), plus (g) the investments of the Company and its restricted subsidiaries in any unrestricted subsidiary out of the Available Amount Basket that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Company or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Company) of the investments of the Company and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Company and its restricted subsidiaries in such unrestricted subsidiary) and otherwise defined in a manner consistent with the Term Precedent Documentation, after giving effect to the Term Documentation Considerations. The Available Amount Basket may be used for investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Available Amount Basket (i) for dividends and distributions in respect of capital stock of the Company (or any of its direct or indirect parent companies) and the prepayment or redemption of

Junior Debt shall be subject (other than the amounts of (1) the Starter Basket for investments or permitted acquisitions, which shall be subject to no continuing payment or bankruptcy event of default and (2) the Available Amount Basket attributable to clauses (c), (d) and (e) above (such amounts in clause (2), the “Available Equity Basket”)) to the absence of any continuing event of default and (ii) for all purposes (other than the Starter Basket and the Available Equity Basket) subject to compliance with a minimum Interest Coverage Ratio of at least 2.0:1.0, calculated on a pro forma basis after giving effect to such transaction and recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered.

Permitted Asset Sales:	The Company or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Term Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Permitted Acquisitions:

The Company or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all the of (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Company and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Term Administrative Agent. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will not be limited in any additional manner.

In addition to any permitted indebtedness described above, the Company or any restricted subsidiary will be permitted to incur indebtedness to finance a Permitted Acquisition so long as (i) the terms and conditions of such indebtedness are consistent with the Required Additional Debt Terms, (ii) the Interest Coverage Ratio (calculated on a pro forma basis after giving effect to the incurrence or assumption of such indebtedness and any other debt incurrence, debt retirement, acquisition, disposition and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence or assumption, all to be further defined in the Facilities Documentation) of the Company shall either be (1) greater than or equal to the Interest Coverage Ratio of the Company immediately prior to such transactions or (2) at least 2.0:1.0, in either case, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available and (iii) with respect to any secured indebtedness, such Indebtedness is Incremental Equivalent Debt.

Permitted ABS Transactions:	Without limiting the generality of the carve-outs and exceptions to the negative covenants set forth above, the definitive Term Documentation, including the negative covenants contained in, and the security interests granted pursuant to, the definitive Term Documentation will include such additional carve-outs and exceptions as are necessary or appropriate to permit all of the transactions from time to time contemplated in the ABS Facilities Documentation.

Financial Maintenance Covenant:	None.

Financial Definitions:

The financial definitions in the Term Documentation shall be consistent with the equivalent definitions of such terms in the Term Precedent Documentation, after giving effect to Term Documentation Considerations and consistent with the definitions below, in each case as modified (a) as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Company and (ii) address technical clarifications adjustments and (b) to include the terms and provisions of the model provided to the Joint Bookrunners on January 11, 2013 (together with updates or modifications thereto reasonably agreed to by the Lead Arrangers) (the “Sponsor Model”).

“Consolidated EBITDA” (and component definitions, including Consolidated Net Income) will be defined giving effect to the Term Documentation Considerations (including add-backs and deductions consistent therewith or otherwise set forth in the Sponsor Model), and will include, among others, adjustments or add-backs for:

(a) extraordinary, unusual or non-recurring items (including all Transaction Costs),

(b) non-cash charges,

(c) all gains and losses on sales of assets outside the ordinary course of business,

(d) restructuring and similar charges (including severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)),

(e) the amount of any permitted management, monitoring, consulting, transaction or advisory fees and related expenses paid to the Sponsor,

(f) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Securitization or any loan syndications by Dell Financial Services Inc. or other restricted subsidiaries engaged in financing of loans, leases and customer receivables,

(g) currency translation gains or losses,

(h) non-controlling or minority interest expense consisting of income attributable to third parties in non-wholly owned subsidiaries,

(i) non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement,

(j)(i) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within 24 months after the Closing Date; and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable and projected by the Company in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Company) within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative; provided that the aggregate amount of add backs pursuant to this clause (j) in any four fiscal quarter test period do not exceed 20% of Consolidated EBITDA for any period (with such calculation being made after giving effect to such add back, and for the avoidance of doubt, giving pro forma effect to any such transaction), and

(k) other adjustments and add-backs as shall be mutually agreed in a manner or as otherwise consistent with the Term Documentation Considerations.

“Consolidated First Lien Debt” shall be defined as the amount of Consolidated Total Debt under the Term Facilities and under any Incremental Facility and the amount of Consolidated Total Debt that is secured by any of the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with liens securing the Secured Obligations. For the avoidance of doubt, any indebtedness under the ABL Facility and the First Lien Bridge Facility (or the First Lien Notes) shall constitute Consolidated First Lien Debt.

“Consolidated Interest Expense” shall be defined as the sum of (i) the amount of cash dividends or distributions by the Company used to make the Required Cash Interest Payments plus (ii) cash interest expense (including that attributable to capital leases), net of cash interest income (provided that, for the avoidance of doubt, interest income will not include any amounts earned by Denali Financial Services, Inc. or other entities through the financing of loans, leases and other customer receivables), of the Company and it restricted subsidiaries with respect to all outstanding indebtedness of the Company and its restricted subsidiaries (excluding any Permitted Receivables Securitization), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (d) any

one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (e) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Securitization, (f) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (g) any interest expense attributable to the Subordinated Investments (except as contemplated by clause (i) above).

“Consolidated Total Debt” shall be defined as the outstanding principal amount of all third party debt for borrowed money (including purchase money debt), unreimbursed drawings under letters of credit, capital lease obligations and third party debt obligations evidenced by notes or similar instruments, in each case of the Company and the restricted subsidiaries, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, any amounts under the Permitted Receivables Securitizations and any amounts attributable to the Subordinated Investments (it being understood and agreed that any refinancing or replacement of the Subordinated Investments with third party debt for borrowed money of Holdings or any of its subsidiaries shall be considered Consolidated Total Debt)).

“Consolidated Secured Debt” shall be defined as the amount of Consolidated Total Debt secured by a lien on any Collateral owned by the Company or any restricted subsidiary.

“First Lien Leverage Ratio” shall be defined as the ratio of Consolidated First Lien Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“Senior Secured Leverage Ratio” shall be defined as the ratio of Consolidated Secured Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“Total Leverage Ratio” shall be defined as the ratio of Consolidated Total Debt on any date to Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered and ended prior to such date.

“Interest Coverage Ratio” shall be defined as the ratio of Consolidated EBITDA to Consolidated Interest Expense for the most recently completed four fiscal quarter period for which financial statements have been delivered for such period.

Unrestricted Subsidiaries:	The Term Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the Company shall be in pro forma compliance with a Total Leverage Ratio equal to or less than 0.25x greater than the Total Leverage Ratio on the Closing Date (after giving pro forma effect to the Transactions and based on the Consolidated EBITDA of the Company and its subsidiaries for the previously ended four fiscal quarter period for which financial statements are available) recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (b) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (c) no event of default under the Term Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Term Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Term Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Company’s existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, the Company or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security interest in Collateral; and change of control (to include a pre- and post-initial public offering provision and to be defined in a manner consistent with the Term Precedent Documentation, giving effect to the Term Documentation Considerations).

Voting:	Amendments and waivers of the Term Documentation will require the approval of Term Lenders holding more than 50% of the aggregate amount of the Term Loans (the “Term Required Lenders”), except that (i) the consent of each Term Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental Facility to which such Lender has agreed) such Term Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (ii) the consent of 100% of the Term Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral and (iii) customary protections for the Term Administrative Agent will be provided. Defaulting lenders shall not be included in the calculation of Term Required Lenders.

The Term Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing Term Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Term Loans shall have consented thereto.

Cost and Yield Protection:	The Term Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Term Precedent Documentation (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices); provided that the gross-up and yield protection provisions in respect of taxes will be updated as necessary to reflect current market practice for facilities and transactions of this type.

Assignments and Participations:	After the Closing Date, the Term Lenders will be permitted to assign (other than to Disqualified Lenders and natural persons) loans and/or commitments under the Term Facilities or any Incremental Facility with the consent of the Borrower (any such consent shall be deemed to be given after 10 business days’ notice if the Borrower fails to respond) and the Term Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default or (ii) if such assignment is an assignment to another Term Lender, an affiliate of a Term Lender or an approved fund and (B) no consent of the Term Administrative Agent shall be required if such assignment is an assignment to another Term Lender, an affiliate of a Term Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Term Administrative Agent) or, if less, all of such Term Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Term Facilities. The Term Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Bank Term Lenders or any of their affiliates).

The Lenders will be permitted to sell participations (other than to Disqualified Lenders to the extent that a list of Disqualified Lenders has been provided to the Lenders) in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Term Lenders (or all directly and adversely affected Term Lenders, if the participant is directly and adversely affected) would be required.

In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and open market purchases by the Company and its affiliates on terms consistent with the two succeeding paragraphs.

Assignments to affiliates of the Borrower (other than Holdings, the Borrower and their restricted subsidiaries and natural persons) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations; provided that an Affiliated Lender that is a bona fide debt fund primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled by the private equity business of Silver Lake (each, a “Debt Fund Affiliate”), will not be subject to the limitations set forth in clauses (i), (ii), (iii) and (iv):

(i)      Affiliated Lenders will not receive any “lender only” information and will not be permitted to attend/participate in “lender only” meetings;

(ii)     for purposes of any amendment, waiver or modification of the Term Documentation or any plan of reorganization that in either case does not require the consent of each Term Lender or each affected Term Lender or does not adversely affect such Affiliated Lender (in its capacity as a Term Lender) as compared to other Term Lenders in a disproportionately adverse manner, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Term Lenders voting on such matter;

(iii)    the amount of Term Loans or loans under any Incremental Facility held by Affiliated Lenders (other than Debt Fund Affiliates) may not exceed 25% of the outstanding principal amount of such loans under such facility (determined as of the time of any purchase);

(iv)    any purchases by Affiliated Lenders made through “Dutch auctions” shall require that such Affiliated Lender clearly identify itself as an Affiliated Lender in any assignment and assumption agreement executed in connection with such purchases; and

(v)     for purposes of determining whether the Term Required Lenders have consented to any amendment or waiver under the Term Documentation, the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute the “Term Required Lenders”.

Assignments of loans under the Term Facilities or loans under any Incremental Facility to Holdings, the Company or any of their restricted subsidiaries shall be permitted pursuant to open market purchases or “Dutch auctions” so long as (i) in the case of “Dutch auctions”, any offer to purchase or take by assignment any Loans by the Borrower shall have been made to all Term Lenders within any class of Term Facility (but not for the avoidance of doubt, to each class of Term Facilities) pro rata (with buyback mechanics to be agreed), (ii) no event of default has occurred and is continuing, (iii) such Term Loans shall be immediately and automatically cancelled and (iv) in the case of “Dutch auctions”, such auction is open to all applicable Term Lenders on a pro rata basis. The Term Administrative Agent (a) shall not be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “Dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction) and (b) shall not have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market repurchases by Holdings, the Company or any of its restricted subsidiaries.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Term Administrative Agent and the Commitment Parties (without duplication) associated with their due diligence investigation, the syndication of the Term Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Term Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and to consultants (to the extent retained with Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Term Administrative Agent, the Commitment Parties and the Term Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Holdings, the Company or its restricted subsidiaries; provided that the Term Administrative Agent, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time.

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent, Lead Arrangers Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I

Interest Rates:	With respect to the Term B Facility, at the option of the Borrower, Adjusted LIBOR plus 3.50% or ABR plus 2.50%.

With respect to the Term C Facility, at the option of the Borrower, Adjusted LIBOR plus 3.0% or ABR plus 2.0%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months or a period of shorter than 1 month) for Adjusted LIBOR and Adjusted EURIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR or Adjusted EURIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the Term Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

“Adjusted EURIBOR” is the London interbank offered rate for Euro deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen EURIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen), as determined by the Term Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Euro deposits in the London interbank market.

There shall be a minimum Adjusted LIBOR/Adjusted EURIBOR (i.e. Adjusted LIBOR/Adjusted EURIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.0% per annum and a minimum ABR requirement of 2.0% per annum, in each case in respect of the Term B Facility.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.0% per annum and a minimum ABR requirement of 2.0% per annum, in each case in respect of the Term C Facility.

B-1-1

EXHIBIT C

Project Denali

ABL Facility

Summary of Principal Terms and Conditions3

Borrower:	Same as the Borrower under the Term Facilities (the “Borrower”).

Notwithstanding anything herein to the contrary, prior to the Closing Date, at the option of Holdings, additional subsidiaries of the Company organized in non-U.S. jurisdictions reasonably acceptable to the Initial ABL Lenders may be added as additional “Borrowers” under the ABL Facility with separate foreign borrowing bases (based on local field exams and appraisals) and loans denominated in dollars and/or relevant local currencies (it being understood and agreed that the United Kingdom, Australia, Canada and New Zealand (and the currencies used in such jurisdictions) are reasonably satisfactory). Such foreign borrowings will benefit from the ABL Guarantees and ABL Collateral, as well as a security interest in all assets included in such foreign borrowing bases and customary related assets (subject to customary exceptions consistent with the definition of Excluded Assets in Exhibit B). Interest rate margins, cash dominion provisions, collateral provisions and borrowing base sublimits with respect to such borrowings will be modified from those set forth below in a manner reasonably acceptable to the Borrower and the Lead Arrangers. Commitments under the ABL Facility may be divided into tranches for the respective jurisdictions in a manner to be agreed. In addition, to the extent relevant in a particular jurisdiction, such foreign facilities may include additional letter of credit and bank guaranty capacity.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Bank ABL Lenders, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arrangers (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as joint bookrunners (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

[3]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, D, E, F, G and H thereto.

Syndication Agent:	RBC will act as the syndication agent for the ABL Facility.

Co-Documentation Agents:	Barclays and CS will act as co-documentation agents for the ABL Facility.

ABL Facility:	An asset-based revolving credit facility (the “ABL Facility” and, together with the Term Facilities, the “Senior Secured Credit Facilities”) in an aggregate principal amount of up to $2,000 million. Commitments under the ABL Facility are referred to as “ABL Commitments”. Lenders with ABL Commitments are collectively referred to as “ABL Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “ABL Loans”; and together with the Term Loans, the “Senior Secured Loans”.

Swingline Loans:	In connection with the ABL Facility, Bank of America (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the ABL Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their ABL Commitments.

If any ABL Lender becomes a defaulting lender (to be defined in a manner consistent with the ABL Documentation Considerations) then the swingline exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its ABL Commitments. In the event such reallocation does not fully cover the exposure of such defaulting lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the ABL Commitments of the non-defaulting lenders.

Incremental Facilities:	The ABL Documentation will permit the Borrower to increase commitments under the ABL Facility and any restricted foreign subsidiary of the Borrower to obtain new commitments (any such increase or new commitments, an “Incremental ABL Facility”); provided, that (i) no event of default is continuing (except in connection with permitted acquisitions or investments, where no payment or bankruptcy event of default will be the standard) under the ABL Documentation, (ii) if such Incremental ABL Facility is incurred in connection with a permitted acquisition or investment, there shall be no requirement for the Borrower to bring down the representations and warranties unless otherwise required by the lenders providing such Incremental ABL Facility, (iii) the final maturity of any Incremental ABL Facility shall be no earlier than the existing final maturity, (iv) pricing for any Incremental ABL Facility in the form of a last-out facility or foreign jurisdiction facility shall be on terms as agreed with the new lenders, with no “MFN”, (v) pricing for any Incremental ABL Facility not in the form of a last-out facility or foreign jurisdiction facility shall be on terms as agreed with the lenders providing such Incremental ABL Facility but the applicable margins under the ABL Facility shall be increased if necessary to be consistent with that for such Incremental ABL Facility, (vi) the borrowing base and related foreign collateral and subsidiary guarantees with respect to any non-U.S. jurisdiction shall be on terms agreed with the lenders providing such facility and reasonably satisfactory to the ABL Administrative Agent, (vii) the jurisdiction and currency of any non-U.S. Incremental ABL Facility shall be on terms agreed with the lenders providing such facility and reasonably satisfactory to the ABL Administrative Agent (it being understood and agreed that the United Kingdom, Australia, Canada and New Zealand (and the currencies used in such jurisdictions) are reasonably satisfactory to the ABL Administrative Agent), (viii) the aggregate amount of commitments under the ABL Facility after giving effect to any Incremental ABL Facility shall not exceed $4,000 million and (ix) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the ABL Facility, except (a) as set forth above and (b) any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such additional commitments and except in the case of an Incremental ABL Facility in the form of a last-out facility or new commitments to foreign subsidiaries, which shall have terms as may be agreed to among the Borrower and the lenders providing such facility (which terms (other than advance rates) shall be reasonably satisfactory to the ABL Administrative Agent).

The Borrower may, but shall not be required to, seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (“ABL Additional Lenders”); provided that the ABL Administrative Agent, the Swingline Lender and the Issuing Bank shall have consent rights (not to be unreasonably withheld) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Purpose:	(A) The letters of credit and proceeds of ABL Loans (except as set forth below) may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and dividends and other permitted distributions on account of the capital stock of the Company, and to finance a portion of the Acquisition Funds (including, at the Borrower’s election, to fund any OID or upfront fees required pursuant to the “Term Facilities Market Flex Provisions” in the Fee Letter or any Securities Demand).

(B) The proceeds of any Incremental ABL Facility may be used by the Company and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower.

Availability:	Subject to the Borrowing Base, the ABL Facility will be available on and after the Closing Date and at any time prior to the final maturity of the ABL Facility. Additionally, subject to availability under the Borrowing Base, letters of credit issued under facilities no longer available to the Company or its subsidiaries as of the Closing

Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under such facilities. Otherwise, letters of credit and ABL Loans will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate to be agreed (and in any event not less than $500 million) of the ABL Facility will be available to the Borrower for the purpose of issuing letters of credit. Letters of credit under the ABL Facility will be issued by Bank of America and/or other Lenders who agree to issue such letters of credit reasonably acceptable to the Borrower and the ABL Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the ABL Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank (with interest payable thereon as customarily provided). The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their ABL Commitments, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any ABL Lender becomes a “defaulting lender”, then the letter of credit exposure of such defaulting lender will automatically be reallocated among the non-defaulting lenders pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of such non-defaulting lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such defaulting lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the ABL Commitments of the non-defaulting lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity:	The ABL Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date.

The ABL Documentation shall contain customary “amend and extend” provisions pursuant to which individual ABL Lenders may agree to extend the maturity date of their outstanding ABL Facility Commitments or commitments under any Incremental ABL Facility (which may include, among other things, an increase in the interest rate payable with respect to the loans under such facilities or the undrawn commitment fee payable with respect to such commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other ABL Lender (it is understood that (i) no existing ABL Lender will have any obligation to commit to any such extension and (ii) each ABL Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other ABL Lender under such class).

Borrowing Base:

The borrowing base (the “Borrowing Base”) at any time shall equal the sum of:

(a)     85% of the appraised net orderly liquidation value of eligible inventory (including eligible in-transit and letter of credit inventory) of the Borrower and the Guarantors, plus

(b)     85% of eligible accounts receivable of the Borrower and the Guarantors, plus

(c)     90% of eligible credit card receivables of the Borrower and the Guarantors, minus

(d)     customary reserves (as described below).

Eligibility criteria for eligible inventory, eligible accounts receivable, eligible credit card receivables, eligible in-transit inventory and eligible letter of credit inventory shall be set forth in the ABL Documentation in a manner consistent with the ABL Documentation Principles.

The Borrowing Base will be computed by the Borrower monthly (or more frequently as the Borrower may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 25th calendar day following the end of each calendar month; provided, however, that (i) during the continuance of a Specified Default (as defined below), or (ii) if Excess Liquidity (as defined below) is less than the greater of 12.5% of the Maximum Borrowing Amount and $150 million for five consecutive business days, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which, as applicable, in the case of clause (i), such Specified Default is cured or waived, or in the case of clause (ii), Excess Liquidity has been at least the greater of 12.5% of the Maximum Borrowing Amount and $150 million for at least 20 consecutive calendar days.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion, with five business days prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment. Any reserve established or modified by the ABL Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the ABL Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies known to the ABL Administrative Agent as of the Closing Date shall not be the basis for any such establishment or modification.

“Specified Default” shall mean any payment or bankruptcy event of default, a misrepresentation of the Borrowing Base in any material respect, a failure to deliver any required Borrowing Base certificate (following the applicable grace period), any event of default arising from breach of the cash management provisions (following the applicable grace period) and any event of default arising from failure to comply with the Fixed Charge Coverage Ratio (as defined below).

Guarantees:	All obligations of the Borrower under the ABL Facility (the “Borrower ABL Obligations”) and under any interest rate protection or other swap or hedging arrangements, and obligations under cash management arrangements (other than Excluded Swap Obligations), in each case entered into with an ABL Lender, Lead Arranger, Joint Bookrunner, the ABL Administrative Agent or any affiliate of an ABL Lender, Lead Arranger, Joint Bookrunner or the ABL Administrative Agent at the time such transaction is entered into (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “ABL Guarantees”) by each Guarantor under the Term Facilities (the “ABL Guarantors”).

Security:	Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Borrower ABL Obligations, the ABL Guarantees and the Hedging/Cash Management Arrangements (collectively, the “ABL Secured Obligations”) will be secured by: (i) a perfected first priority security interest in substantially all personal property of the Borrower and the ABL Guarantors consisting of all accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts (other than the deposit account in which net cash proceeds from the sale of non-ABL Collateral are deposited pending reinvestment and which is subject to a first priority security interest in favor of the Term Administrative Agent and the Term Lenders pursuant to the Term Facilities), documents, supporting obligations, books and records related to the foregoing (but excluding, for the avoidance of doubt, intellectual property; provided that, subject to the Intercreditor Agreements, the ABL Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary or desirable for the liquidation of the ABL Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non-ABL Collateral) and general intangibles evidencing, governing, securing or otherwise relating to the foregoing and, in each case, proceeds thereof (other than the collateral for each of the ABS Facilities as set forth in Exhibits F and G and the Excluded Collateral, the “ABL Collateral”) and (ii) a perfected third priority security interest in the Term Collateral. The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each ABL Guarantor shall secure its own respective ABL Secured Obligations.

All the above-described pledges, security interests and mortgages shall be created on terms substantially similar to those set forth in the ABL Documentation, after giving effect to the ABL Documentation Considerations (as defined below); and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than under the Term Facilities, the First Lien Bridge Facility (or the First Lien Notes), the Second Lien Bridge Facility (or the Second Lien Notes) and certain customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Documentation, substantially similar to the exceptions and baskets set forth in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations.

Notwithstanding the foregoing, all assets included in the Borrowing Base shall be included in the ABL Collateral.

Cash Management/Cash Dominion:

Subject to the ABS Intercreditor Agreement, the Borrower and the ABL Guarantors shall use commercially reasonable efforts to obtain account control agreements on the primary domestic concentration accounts of the Borrower and the ABL Guarantors as soon as possible and in any event within 120 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). If such arrangements are not obtained within 120 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Borrower and the ABL Guarantors shall be required to use commercially reasonable efforts to move their bank accounts to the ABL Administrative Agent or another bank that will provide control agreements. During a Cash Dominion Period (as defined below), all amounts in controlled concentration accounts (or in any other material deposit account which are not swept on a regular basis into a controlled concentration account) will be swept into a collection account maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds consistent with the ABL Documentation Considerations (which shall include maintenance of funds by the Borrower and ABL Subsidiary Guarantors, subject to customary limitations, for purposes of funding ongoing operations and working capital requirements, including when extensions of credit are not permitted under the ABL Facility).

“Cash Dominion Period” means (a) the period from the date that Excess Liquidity shall have been less than the greater 10% of the Maximum Borrowing Amount and $125 million for five consecutive business days to the date that Excess Liquidity shall have been at least the greater of 10% of the Maximum Borrowing Amount and $125 million for 20 consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

“Excess Liquidity” shall mean, at any time, the remainder of (a) the sum of (i) the lesser of (A) the aggregate commitments at such time and (B) the Borrowing Base (the lesser of (A) and (B), the “Maximum Borrowing Amount”) plus (ii) the amount of unrestricted cash and cash equivalents of the Borrower and the ABL Guarantors at such time (to the extent held in investment accounts and other accounts to be agreed either (1) with the ABL Administrative Agent or (2) with another depositary, subject to a control agreement in favor of the ABL Administrative Agent and subject to the cash management/cash dominion provisions set forth above; provided that the applicable account bank (if not the ABL Administrative Agent) shall provide daily reports to the ABL Administrative Agent setting forth the balances in such accounts) over (b) the sum of (i) aggregate principal amount of all ABL Loans and swingline loans then outstanding and (ii) all amounts outstanding under letters of credit (including issued and undrawn letters of credit) at such time.

Intercreditor Agreements:

The relative rights and priorities in the Collateral for the secured parties in the ABL Facility will be set forth in (i) the ABL Intercreditor Agreement with the Term Administrative Agent and the First Lien Bridge Administrative Agent and (ii) the Second Lien Intercreditor Agreement with the Term Administrative Agent, the First Lien Bridge Administrative Agent and the Second Lien Bridge Administrative Agent.

In addition, (i) the exclusive rights of the ABS I Lenders in the Collateral (as defined on Exhibit F) will be acknowledged and agreed to by the ABL Administrative Agent on behalf of the ABL Lenders and the exclusive rights of the ABL Lenders in the ABL Collateral for the ABL Facility will be acknowledged and agreed to by the ABS I Administrative Agent on behalf of the ABS I Lenders in the ABS Intercreditor Agreement and (ii) the exclusive rights of the ABS II Lenders in the Collateral (as defined on Exhibit G) will be acknowledged and agreed to by the ABL Administrative Agent on behalf of the ABL Lenders and the exclusive rights of the ABL Lenders in the ABL Collateral for the ABL Facility will be acknowledged and agreed to by the ABS II Administrative Agent on behalf of the ABS II Lenders the ABS Intercreditor Agreement.

Mandatory Prepayments:	If at any time, the aggregate amount of outstanding ABL Loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the Maximum Borrowing Amount, then the Borrower will within one business day repay outstanding ABL Loans and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Facility commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions to Initial Borrowing:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit H to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the ABL Facility (except in connection with certain incurrences, including under any Incremental ABL Facility) shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects, (c) after the Closing Date, the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the Borrowing Base.

ABL Documentation:	The definitive financing documentation for the ABL Facility (the “ABL Documentation”) shall initially be drafted by counsel for the Sponsor and contain the terms set forth in this Exhibit C and, to the extent any other terms are not expressly set forth in this Exhibit C, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the ABL Facility and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit C and such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the ABL Documentation shall be based on, and substantially consistent with (x) with respect to asset-based lending provisions, recent asset based lending facilities for affiliates of major private equity sponsors and (y) otherwise, the Term Loan Documentation (after giving effect to the specific terms set forth in this Exhibit C) (collectively, the “ABL Precedent Documentation”) and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Company and its subsidiaries, (iii) such other modifications to reflect the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the ABL Precedent Documentation and (v) modifications to reflect reasonable administrative, agency and operational requirements of the ABL Administrative Agent (collectively, the “ABL Documentation Considerations”).

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Company and its restricted subsidiaries only): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of the ABL Documentation; with respect to the execution, delivery and performance of the ABL Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with material law; litigation; margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of ABL Facility; Investment Company Act; anti-terrorism laws; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); since the Closing Date, no Material Adverse Effect (as defined in Exhibit B); no default under ABL Documentation (after the Closing Date); taxes; ERISA; Patriot Act; OFAC; FCPA; subsidiaries; intellectual property; environmental laws; use of proceeds; status of ABL Facility as “senior debt” and “designated senior debt” (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; and consolidated Closing Date solvency of the Company and its subsidiaries, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the ABL Documentation, which shall be consistent with the qualifications and limitations for materiality provided in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements prepared in accordance GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarter of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statement after the Closing Date), and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), quarterly delivery of a management discussion and analysis (to the extent delivered in connection with the Notes and in substantially the form delivered in connection therewith), annual budget reports in the form customarily prepared by the Company (or otherwise as provided to its equity holders) (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements), officers’ compliance certificates and other information reasonably requested by the ABL Administrative Agent; notices of defaults, material litigation and material ERISA events; inspections by the ABL Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations and including field exams and inventory appraisals as set forth below); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and anti-terrorism laws); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds and letters of credit; changes in lines of business; changes of fiscal year; designation (and redesignation) of Unrestricted Subsidiaries; and further assurances on collateral matters, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the ABL Documentation, which shall be consistent with the exceptions and qualifications provided in the ABL Precedent Documentation, after giving effect to the ABL Documentation Considerations.

The ABL Administrative Agent may conduct up to one (1) field examination and up to one (1) inventory appraisal (each at the expense of the Borrower) during any calendar year; provided that (i) at any time after the date on which Excess Liquidity has been less than the greater of 17.5% of the Maximum Borrowing Amount and $200 million for 5 consecutive business days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two (2) times during the following 12 month period or (ii) at any time during the continuation of a Specified Default, field examinations and inventory appraisals may be conducted (at the expense of the Borrower) as frequently as determined by the ABL Administrative Agent in its reasonable discretion.

Negative Covenants:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries):

a)      limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities and Incremental ABL Facilities) and/or the Notes and any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) Permitted Receivables Securitizations, (iv) any indebtedness of the Company and its subsidiaries (including the Remaining Notes) incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the

Acquisition Agreement (except to the extent required to be repaid pursuant to the Refinancing) and any permitted refinancings thereof (except any Refinanced Notes and any commercial paper outstanding on the Closing Date), (v) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (vi) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant, (vii) a foreign subsidiary debt basket in an amount to be agreed and (viii) other customary exceptions;

b)      limitations on liens (which shall permit, among other things, liens securing (i) the Facilities (including Incremental Facilities, Incremental ABL Facilities and any Incremental Equivalent Debt) and any permitted refinancing thereof, (ii) a general lien basket in an amount to be agreed and (iii) a foreign subsidiary lien basket equal to the size of the foreign subsidiary debt basket; provided that any such liens under clauses (i), (ii) or (iii) on ABL Collateral shall be junior to, or not secured by, the liens securing the ABL Secured Obligations);

c)      limitations on fundamental changes;

d)      limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted on the terms set forth under the heading “Permitted Asset Sales” below);

e)      limitations on investments and acquisitions (which shall permit (i) subject to no continuing event of default, unlimited investments in Holdings, the Company, the Borrower and its restricted subsidiaries (subject to a cap on investments in non-Guarantors of not less than the greater of a dollar amount to be agreed and a percentage of Consolidated EBITDA to be agreed for the most recently ended four quarter period), (ii) investments in connection with the Transactions, (iii) subject to no continuing event of default, investments using the Available Equity Basket, (iv) intercompany investments by credit parties in non-credit parties so long as such investments are part of a series of transactions that results in the proceeds of the intercompany investments ultimately being invested in (or distributed to) a credit party, (v) intercompany investments, reorganizations and related activities related to tax planning and reorganization (1) contemplated as of the Closing Date or (2) so long as after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not impaired in any material respect (it being understood that the contribution of the equity interests of one or more “first-tier” foreign subsidiaries to a newly created “first-tier” foreign subsidiary shall be permitted), (vi) intercompany loans, advances or indebtedness having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business and (vii) certain scheduled acquisitions that have been identified to the Lead Arrangers by the Sponsor prior to the Signing Date);

f)      limitations on dividends or distributions on, or redemptions of, the Company’s equity (which shall permit, among other things, (i) customary payments or distributions to pay the tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Company or its subsidiaries or such parent’s ownership of the Company or its subsidiaries and are net of any payments already made by the Company, (ii)

payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) subject to no continuing event of default, customary distributions necessary to pay Sponsor advisory, refinancing, subsequent transaction and exit fees, taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Company and its subsidiaries, (iv) subject to no continuing event of default, dividends, distributions or redemptions using the Available Equity Basket, (v) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director or officer (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer; provided that such payments, measured at the time made, do not to exceed $100 million, in any fiscal year; provided that any unused portion for any fiscal year may be carried forward to succeeding fiscal years, (vi) dividends, distributions or redemptions in connection with the Transactions (including future cash payments to holders of RSUs in exchange for cancellation of existing RSUs at closing), (vii) subject to no continuing payment or bankruptcy event of default, dividends and distributions to pay the Required Cash Interest Payments, (viii) subject to no continuing event of default, dividends, distributions and redemptions made with the net proceeds of any indebtedness (other than indebtedness that is secured by any of the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with liens securing the ABL Secured Obligations) of the Company or any restricted subsidiaries (not prohibited by the ABL Documentation) issued, incurred or otherwise obtained in exchange for or as a replacement of (in whole or in part) the Subordinated Investments or otherwise incurred for the purpose of (in whole or in part) refinancing, replacing, redeeming or repurchasing the Subordinated Investments and (ix) regularly scheduled quarterly dividends by the Company that have a record date before the Closing Date, but a payment date on or after the Closing Date, to the extent permitted by the Merger Agreement (as in effect on the Signing Date);

g)      limitations on prepayments, purchases or redemptions of any subordinated indebtedness, the Second Lien Notes and any other material second lien or unsecured indebtedness for borrowed money (which shall not include the Second Lien Bridge Facility or any of the Remaining Notes) (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt, (ii) conversion of Junior Debt to common or “qualified preferred” equity and (iii) subject to no continuing event of default, prepayments or redemptions using the Available Equity Basket);

h) limitations on negative pledge clauses; and

i) limitations on transactions with affiliates. In addition, Holdings will be subject to a covenant relating to its passive holding company status.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the ABL Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in ABL Precedent Documentation, but adjusted to reflect the ABL Documentation Considerations; provided that, subject to the ABL Documentation Considerations, all monetary baskets will include basket builders based on a percentage or consolidated EBITDA of the Company and its restricted subsidiaries equivalent to the initial monetary amount of each such basket.

Permitted Asset Sales:	The Company or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value and (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the ABL Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration). With respect to asset sales of ABL Collateral outside of the ordinary course of business in excess of an amount to be agreed, the ABL Documentation shall require the delivery of a Borrowing Base Certificate giving pro forma effect to such asset sale.

Payment Conditions:

The ABL Facility will permit unlimited (i) dividends, other payments in respect of capital stock and other restricted payments, (ii) prepayments and voluntary redemptions of Junior Debt, (iii) acquisitions and other investments and (iv) the incurrence of unsecured and subordinated debt (provided, any such debt shall be required to have (a) a final maturity date that is equal to or later than the final maturity date of the ABL Facility and (b) a weighted average life to maturity no shorter than that of the ABL Facility on the date of determination) so long as the Payment Conditions are satisfied at the time of such dividend, prepayment, investment or incurrence and no event of default is then continuing or would result therefrom.

“Payment Conditions” shall mean the following: (i) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment for which financial statements are available with a Fixed Charge Coverage Ratio of 1.0:1.00 and (ii) the Borrower’s having pro forma Excess Liquidity giving effect to such transactions as of the date of such transaction and with a 30 day lookback in excess of the greater 12.5% of the Maximum Borrowing Amount and $150 million (except for permitted acquisitions and investments, which shall be the greater of 10.0% of the Maximum Borrowing Amount and $125 million); provided however that the condition set forth in clause (i) shall not be applicable if the Borrower has pro forma Excess Liquidity giving effect to such transactions as of the date of such transaction and with a 30 day lookback in excess of the greater of 17.5% of the Maximum Borrowing Amount and $200 million (except for permitted acquisitions and investments, which shall be the greater of 15% of the Maximum Borrowing Amount and $175 million).

Permitted ABS Transactions:	Without limiting the generality of the carve-outs and exceptions to the negative covenants set forth above, the definitive ABL Documentation, including the negative covenants contained in, and the security interests granted pursuant to, the definitive ABL Documentation will include such additional carve-outs and exceptions as are necessary or appropriate to permit all of the transactions from time to time contemplated in the ABS Facilities Documentation.

Financial Maintenance Covenant:

If Excess Liquidity shall be less than the greater of 10% of the Maximum Borrowing Amount and $125 million (such greater amount, the “ABL Covenant Trigger”) and until Excess Liquidity is greater than or equal to the ABL Covenant Trigger for 20 consecutive calendar days (such period, a “Compliance Period”), the Borrower shall comply on a quarterly basis with a minimum ratio (the “Fixed Charge Coverage Ratio”) of (a) Consolidated EBITDA minus cash taxes minus unfinanced cash capital expenditures to (b) (1) Consolidated Interest Expense (as defined on Exhibit B) plus (2) scheduled principal amortization of indebtedness for borrowed money plus (3) the amount of distributions made in reliance on the Payment Conditions made during the prior four fiscal quarters, of at least 1.00 to 1.00 on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements were (or were required to have been) delivered and (ii) on the last day of each fiscal quarter of the Company ending during a Compliance Period.

For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio, cash equity contributions (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to the Borrower within 10 business days of the trigger or otherwise on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the Facilities Documentation, (d) during the term of the ABL Facility no more than five Specified Equity Contributions may be made and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Fixed Charge Coverage Ratio for the fiscal quarter for which such Specified Equity Contribution is deemed applied; provided that, to the extent such proceeds are applied to prepay indebtedness (and, in the event of prepayment of revolving indebtedness, a corresponding reduction in the commitments thereof), such reduction in indebtedness may be given effect in determining compliance with the Fixed Charge Coverage Ratio in subsequent fiscal quarters. The ABL Documentation will contain a customary standstill provision with respect to the exercise of remedies during the period in which a Specified Equity Contribution could be made.

Unrestricted Subsidiaries:	The ABL Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and shall be permitted by the negative covenants (which may be by satisfying the Payment Conditions) and (b) no event of default under the ABL Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the ABL Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the ABL Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (including, without limitation, the financial covenant) (subject, in the case of affirmative covenants (other than notices of default, maintenance of the Borrower’s existence, failure to deliver the Borrowing Base Certificate (subject to a 5 business day cure period) and failure to comply with the cash management covenant during a Cash Dominion Period and the use of proceeds covenant, in which cases no cure period shall apply), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, or the Company or its material restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted (in writing) invalidity of material Guarantees or security interest in Collateral; and change of control (to include a pre- and post-initial public offering provision and to be defined in a manner consistent with the Term Precedent Documentation, giving effect to the Term Documentation Considerations).

Voting:	Amendments and waivers of the ABL Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate amount of the loans, letter of credit exposure and unused commitments under the ABL Facility (the “ABL Required Lenders”), except that (i) the consent of each ABL Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such ABL Lender has agreed) such ABL Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest) or fees, (C) extensions of final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (D) increases in advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion) and (E) changes to waterfall provisions after enforcement, (ii) the consent of 100% of the ABL Lenders will be required with respect to (A) modifications to any of the voting percentages, (B) releases of all or substantially all of the value of the ABL Guarantees or releases of all or substantially all of the Collateral and (C) any change in the priority of the ABL Collateral to any priority subordinated to such initial priority, (iii) the consent of a supermajority (66.7%) of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans) shall be required for any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability, (iv) the consent of the Swingline Lender and/or the Issuing Banks will be required for any amendment that modifies swing-line specific provisions or letter of credit specific provisions, as applicable and (v) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting Lenders shall not be included in the calculation of ABL Required Lenders.

The ABL Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing ABL Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

Cost and Yield Protection:	The ABL Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the ABL Precedent Documentation (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices); provided that the gross-up and yield protection provisions in respect of taxes will be updated as necessary to reflect current market practice for facilities and transactions of this type.

Assignments and Participations:	After the Closing Date, the ABL Lenders will be permitted to assign (other than to Disqualified Lenders or the Company or any of its affiliates) (b) ABL Loans and ABL Commitments or any Incremental ABL Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the ABL Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default or for assignments to existing ABL Lenders. Each assignment (other than to another ABL Lender, an affiliate of an ABL Lender or an approved fund) will be in an amount of $25,000,000 (the “ABL Assignment Amount”) (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the ABL Administrative Agent) or, if less, all of such ABL Lender’s remaining loans and commitments of the applicable class. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Bank ABL Lenders or any of their affiliates).

The Lenders will be permitted to sell participations (other than to Disqualified Lenders to the extent that a list of Disqualified Lenders has been provided to the Lenders) in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the ABL Administrative Agent and the Commitment Parties (without duplication) associated with the due diligence investigation (including one inventory appraisal and one field exam), the syndication of the ABL Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the ABL Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the ABL Administrative Agent, the Commitment Parties and the ABL Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of any of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Holdings, the Company or its restricted subsidiaries; provided that the ABL Administrative Agent, the Issuing Bank, the Swingline Lender, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I

Interest Rates:

The interest rates under the ABL Facility will be, at the option of the Borrower, initially, Adjusted LIBOR plus 1.75% or ABR plus 0.75%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrowing Base Certificate for the first full fiscal quarter completed after the Closing Date, interest rate margins under the ABL Facility shall be determined by reference to the following grid based on the average Excess Liquidity during the immediately preceding fiscal quarter.

Excess Liquidity as a percentage of the Maximum Borrowing Amount	Applicable Margin for Adjusted Libor Loans	Applicable Margin for ABR Loans
> 66.6%	1.50%	0.50%
≤ 66.6 but >33.3%	1.75%	0.75%
≤ 33.3%	2.00%	1.00%

All swingline loans will be ABR loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to all relevant Lenders, 9 or 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the ABL Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Facility commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

C-1-1

Commitment Fees:	The Borrower shall pay a commitment fee for the account of ABL Lenders (other than Defaulting Lenders) of 0.375% per annum (or, if the average daily unused portion of the ABL Facility (i) exceeds 66.6%, 0.50% or (ii) is less than 33.3%, 0.25%), in each case on the average daily unused portion of the ABL Facility payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the ABL Administrative Agent for distribution to the ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Commitment, with exceptions for Defaulting Lenders.

C-1-2

EXHIBIT D

Project Denali

First Lien Bridge Facility

Summary of Principal Terms and Conditions4

Borrower:	The Borrower under the Term Facilities (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

First Lien Bridge Administrative Agent:	CS will act as sole administrative agent and sole collateral agent (in such capacities, the “First Lien Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial First Lien Bridge Lenders, the “First Lien Bridge Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arrangers (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as joint bookrunners (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the First Lien Bridge Facility, and each will perform the duties customarily associated with such roles.

Syndication Agent:	Barclays will act as the syndication agent for the First Lien Bridge Facility.

Co-Documentation Agents:	Bank of America and RBC will act as co-documentation agents for the First Lien Bridge Facility.

First Lien Bridge Loans:	The First Lien Bridge Lenders will make senior first lien increasing rate loans (the “First Lien Bridge Loans”) to the Borrower (at the Borrower’s option) on the Closing Date in an aggregate principal amount of up to $2,000 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the First Lien Notes or any other First Lien Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus the amount of gross proceeds from First Lien Notes on the Closing Date.

Availability:	The First Lien Bridge Lenders will make the First Lien Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Term Facilities. Amounts borrowed under the First Lien Bridge Facility that are repaid or prepaid may not be reborrowed.

[4]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C, E, F, G and H thereto.

Purpose:	The First Lien Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Term Facilities, the proceeds from borrowings under the ABL Facility, the proceeds from the Equity Contribution, the proceeds from the Second Lien Bridge Facility and/or the Second Lien Notes, the proceeds from the ABS Facilities and cash on hand at the Company and its subsidiaries, solely to pay the Acquisition Funds and to fund any OID or upfront fees).

Ranking:	The First Lien Bridge Loans will rank equal in right of payment with the Term Facilities and other senior indebtedness of the Borrower and will be secured as set forth below.

Guarantees:	All obligations of the Borrower under the First Lien Bridge Facility will be jointly and severally guaranteed by Holdings, the Company and each Subsidiary Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “First Lien Bridge Guarantees”). The First Lien Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Term Facilities. The First Lien Bridge Guarantees will rank equal in right with the guarantees of the Term Facilities.

Security:

The First Lien Bridge Loans will be secured by the same assets securing the Term Facilities and on the same basis as the Term Facilities, subject to the terms of the Intercreditor Agreements.

In addition, (i) the exclusive rights of the ABS I Lenders in the Collateral (as defined on Exhibit F) will be acknowledged and agreed to by the First Lien Administrative Agent (and, if applicable, the indenture trustee for the First Lien Exchange Notes) on behalf of the First Lien Bridge Lenders (or, if applicable, the holders of the First Lien Exchange Notes) and the exclusive rights of the First Lien Bridge Lenders (and, if applicable, the holders of the Second Lien Exchange Notes) in the collateral securing the First Lien Bridge Facility (and, if applicable, the First Lien Exchange Notes) will be acknowledged and agreed to by the ABS I Administrative Agent on behalf of the ABS I Lenders in the ABS Intercreditor Agreement and (ii) the exclusive rights of the ABS II Lenders in the Collateral (as defined on Exhibit G) will be acknowledged and agreed to by the First Lien Administrative Agent (and, if applicable, the indenture trustee for the First Lien Exchange Notes) on behalf of the First Lien Bridge Lenders (or, if applicable, the holders of the First Lien Exchange Notes) and the exclusive rights of the First Lien Bridge Lenders (and, if applicable, the holders of the First Lien Exchange Notes) in the collateral securing the First Lien Bridge Facility (and, if applicable, the First Lien Exchange Notes) will be acknowledged and agreed to by the ABS II Administrative Agent on behalf of the ABS II Lenders in the ABS Intercreditor Agreement.

Maturity:	All First Lien Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the First Lien Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy event of default (with respect to the Borrower) then exists, such First Lien Bridge Loans will be automatically converted into a first lien term loan (each a “First Lien Extended Term Loan”) due on the date that is 7 years after the Closing Date (the “First Lien Extended Maturity Date”). The date on which First Lien Bridge Loans are converted into First Lien Extended Term Loans is referred to as the

“First Lien Conversion Date”. On the First Lien Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable First Lien Bridge Lender, the First Lien Extended Term Loans may be exchanged in whole or in part for first lien exchange notes (the “First Lien Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided, that (i) no First Lien Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $500 million in aggregate principal amount of First Lien Exchange Notes and (ii) no subsequent First Lien Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $250 million in aggregate principal amount of additional First Lien Exchange Notes.

The First Lien Extended Term Loans will be governed by the provisions of the First Lien Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the First Lien Bridge Loans except as set forth on Annex I hereto. The First Lien Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The First Lien Extended Term Loans and the First Lien Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the First Lien Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 400 basis points (the “First Lien Initial Margin”). Thereafter, subject to the First Lien Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the First Lien Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the First Lien Bridge Loans are outstanding (except on the First Lien Conversion Date) (the First Lien Initial Margin together with each 50 basis point increase therein described above, the “First Lien Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars for the relevant interest period and shall in no event be less than 1.0%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the First Lien Bridge Loans exceed the amount specified in the Fee Letter in respect of the First Lien Bridge Facility as the “First Lien Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding First Lien Extended Term Loans will accrue interest at a rate equal to the First Lien Total Cap.

Additionally, in the event of a First Lien Demand Failure Event (as defined in the Fee Letter), the First Lien Bridge Loans will accrue interest at a rate equal to the First Lien Total Cap.

Interest Payments:	Interest on the First Lien Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the First Lien Bridge Loans, First Lien Extended Term Loans or First Lien Exchange Notes affect the payment of any default rate of interest in respect of any First Lien Bridge Loan, First Lien Extended Term Loans or First Lien Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the First Lien Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the First Lien Notes and the First Lien Securities; provided, that in the event any First Lien Bridge Lender or affiliate of an First Lien Bridge Lender purchases debt securities from the Borrower pursuant to a “First Lien Securities Demand” under the Fee Letter at an issue price above the level at which such First Lien Bridge Lender or affiliate has determined such debt securities can be resold by such First Lien Bridge Lender or affiliate to a bona fide third party at the time of such purchase that is not a lender under the First Lien Bridge Facility or affiliate thereof or a participant in the First Lien Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such First Lien Bridge Lender or affiliate, be applied first to prepay the First Lien Bridge Loans of such First Lien Bridge Lender or affiliate (provided that if there is more than one such First Lien Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the First Lien Bridge Loans of all such First Lien Bridge Lenders or affiliates in proportion to such First Lien Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the First Lien Bridge Loans of the First Lien Bridge Lenders; (ii) the net cash proceeds from the issuance of any First Lien Refinancing Debt (to be defined in a manner consistent with the First Lien Bridge Documentation Considerations) by the Company or any of its restricted subsidiaries; and (iii) the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Company or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Term Facilities or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the First Lien Bridge Documentation Considerations. The Borrower will also be required to offer to prepay the First Lien Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the First Lien Bridge Documentation Considerations) at 100% of the outstanding principal amount thereof, subject to the First Lien Bridge Documentation Considerations. These mandatory prepayment provisions will not apply to the First Lien Extended Term Loans.

Optional Prepayment:	The First Lien Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time. In the event of a First Lien Demand Failure Event, the First Lien Bridge Loans shall be subject to the “Optional Redemption” provisions applicable to the First Lien Exchange Notes.

Documentation:	The definitive financing documentation for the First Lien Bridge Facility (the “First Lien Bridge Facility Documentation”) shall initially be drafted by counsel for the

Sponsor and contain the terms set forth in this Exhibit D and, to the extent any other terms are not expressly set forth in this Exhibit D, will (i) be negotiated in good faith within a reasonable time period to be determined taking into account the timing of the syndication of the First Lien Bridge Facility and (ii) shall contain only such conditions, representations, events of default and covenants as expressly set forth in this Exhibit D and such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the First Lien Bridge Facility Documentation shall be based on and substantially consistent with that certain Indenture, dated as of July 29, 2010 (as amended, supplemented or otherwise modified through the Signing Date, the “First Lien Bridge/Bond Precedent Documentation”) of Interactive Data Corporation governing the $700,000,000 of notes due 2018 (reflecting, in the case of the First Lien Bridge Facility or First Lien Extended Term Loans, credit agreement format) as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Company and its subsidiaries, (iii) such other modifications to reflect the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of their size, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting, the disclosure schedules to the Acquisition Agreement and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the First Lien Bridge/Bond Precedent Documentation, (v) such modifications to the reporting covenant to reflect a customary non-SEC issuer Rule 144A “for life” reporting covenant, (vi) such modifications to reflect the first lien secured nature of the First Lien Bridge Facility and (vii) such modifications to reflect reasonable administrative, agency and operational requirements of the First Lien Bridge Administrative Agent (collectively, the “First Lien Bridge/Bond Documentation Considerations”).

Conditions to Borrowing:	The availability of the borrowing under the First Lien Bridge Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Exhibit H to the Commitment Letter, and (b) the accuracy of representations and warranties set forth in the First Lien Bridge Facility Documentation in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects.

Representations and Warranties:	The First Lien Bridge Loan Documentation will contain representations and warranties as are substantially similar to those for the Term Facilities, but in any event are no less favorable to the Borrower and the Sponsor than those in the Term Facilities, including as to exceptions and qualifications.

Covenants:	The First Lien Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Company and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the First Lien Bridge/Bond Documentation Considerations, it being understood and agreed that the covenants of the First Lien Bridge Loans (and the First Lien Extended Term Loans and the First Lien Exchange Notes) will be incurrence-based covenants consistent with the First Lien Bridge/Bond Precedent Documentation (but in any event no more restrictive than those in the Term Facilities), with changes as are consistent with provisions customarily found in Rule 144A “for life” high yield indentures of comparable issuers (and consistent with the First Lien Bridge/Bond Documentation Considerations). Prior to the Initial Maturity Date, the debt and lien incurrence and the restricted payment covenants of the First Lien Bridge Loans will be more restrictive than those of the First Lien Extended Term Loans and the First Lien Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Permitted ABS Transactions:	Without limiting the generality of the carve-outs and exceptions to the covenants set forth above, the definitive First Lien Bridge Documentation, including the negative covenants contained in, and the security interests granted pursuant to, the definitive First Lien Bridge Documentation will include such additional carve-outs and exceptions as are necessary or appropriate to permit all of the transactions from time to time contemplated in the ABS Facilities Documentation.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Company or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees or collateral, consistent in each case with the First Lien Bridge/Bond Documentation Considerations (but in any event no more restrictive than those in the Term Facilities).

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the First Lien Bridge/Bond Documentation Considerations (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices); it being agreed that the First Lien Bridge Facility Documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the First Lien Bridge Administrative Agent.

Assignment and Participation:	The First Lien Bridge Lenders will have the right to assign First Lien Bridge Loans after the Closing Date in consultation with the Borrower to persons other than Holdings and its subsidiaries; provided, however, that prior to the date that is one year after the Closing Date and so long as a First Lien Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial First Lien Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding First Lien Bridge Loans.

The First Lien Bridge Lenders will have the right to participate their First Lien Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The First Lien Bridge Facility Documentation shall provide that First Lien Bridge Loans may be purchased by the Sponsor and its affiliates (other than Holdings and its subsidiaries) on terms and conditions consistent with the Term Facilities; provided that any First Lien Bridge Loans held by the Sponsor or any of its affiliates shall be capped at 15% of the amount of the First Lien Bridge Loans outstanding at the time of such assignment.

Voting:	Amendments and waivers of the First Lien Bridge Facility Documentation will require the approval of First Lien Bridge Lenders holding more than 50% of the outstanding First Lien Bridge Loans, except that (a) the consent of each affected First Lien Bridge Lender will be required for (i) reductions of principal, interest rates or the First Lien Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the First Lien Extended Maturity Date, (iii) additional restrictions on the right to exchange First Lien Extended Term Loans for First Lien Exchange Notes or any amendment of the rate of such exchange and (iv) any amendment to the First Lien Exchange Notes that requires (or would, if any First Lien Exchange Notes were outstanding, require) the approval of all holders of First Lien Exchange Notes and (b) the consent of 100% of the First Lien Bridge Lenders will be required with respect to (i) modifications to any of the voting percentages and (ii) subject to certain exceptions consistent with the First Lien First Lien Bridge/Bond Documentation Considerations, releases of all or substantially all of the value of the Guarantees or Collateral (other than in connection with any release or sale of the relevant Guarantor or Collateral permitted by the First Lien Bridge Facility Documentation, the Term Documentation or the ABL Documentation).

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the First Lien Bridge Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the First Lien Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the First Lien Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the First Lien Bridge Administrative Agent, the Commitment Parties and the First Lien Bridge Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Holdings, the Company or its restricted subsidiaries; provided that the First Lien Bridge Administrative Agent, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time.

Governing Law:	New York.

Counsel to the First Lien Bridge Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

First Lien Extended Term Loans

Maturity:	The First Lien Extended Term Loans will mature on the date that is 7 years after the Closing Date.

Interest Rate:	The First Lien Extended Term Loans will bear interest at a rate equal to the First Lien Total Cap.

Guarantees and Security:	Same as the First Lien Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the First Lien Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which provisions of the First Lien Bridge Loans will apply) and defaults which would be applicable to the First Lien Exchange Notes, if issued, will also be applicable to the First Lien Extended Term Loans in lieu of the corresponding provisions of the First Lien Bridge Loan Documentation.

Optional Prepayment:	The First Lien Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

First Lien Exchange Notes

Issuer:	The Borrower will issue the First Lien Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the First Lien Exchange Notes, is referred to as the “Issuer”.

Guarantees and Security:	Same as the First Lien Extended Term Loans.

Principal Amount:	The First Lien Exchange Notes will be available only in exchange for the First Lien Extended Term Loans on or after the First Lien Conversion Date. The principal amount of any First Lien Exchange Note will equal 100% of the aggregate principal amount of the First Lien Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of First Lien Extended Term Loans to be exchanged for First Lien Exchange Notes will be $250 million.

Maturity:	The First Lien Exchange Notes will mature on the date that is 7 years after the Closing Date.

Interest Rate:	The First Lien Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the First Lien Total Cap.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Exchange Notes (and, if outstanding, prepay the First Lien Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales or dispositions (including by casualty or condemnation) by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Term Facilities or to holders of certain other indebtedness, with such proceeds being applied to the First Lien Extended Term Loans, the First Lien Exchange Notes, and the First Lien Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the First Lien Bridge/Bond Documentation Considerations.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the First Lien Bridge/Bond Documentation Considerations) at a price in cash equal to 101% (or 100% in the case of First Lien Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding First Lien Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such First Lien Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the First Lien Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such First Lien Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such First Lien Exchange Note during the fourth year after the Closing Date, which call premium shall ratably decline to zero on the sixth anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such First Lien Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points; provided that notwithstanding the foregoing, the Issuer may redeem up to 10% of the aggregate principal amount of such First Lien Exchange Notes in any year on or before third anniversary of the Closing Date at a price equal to 103% of the aggregate principal amount thereof plus any accrued unpaid interest thereon.

During the period from the Closing Date to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such First Lien Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such First Lien Exchange Notes on terms otherwise consistent with the First Lien Bridge/Bond Documentation Considerations.

The optional redemption provisions will be otherwise customary for Rule 144A “for life” high yield transactions and consistent with the First Lien Bridge/Bond Documentation Considerations. Prior to a First Lien Demand Failure Event, any First Lien Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the First Lien Bridge/Bond Documentation Considerations.

Modification:	Consistent with First Lien Bridge/Bond Documentation Considerations.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the First Lien Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Consistent with the First Lien Bridge/Bond Documentation Considerations as applied to transactions of this kind (but in any event no more restrictive than those in the Term Facilities).

Events of Default:	Consistent with the First Lien Bridge/Bond Documentation Considerations as applied to transactions of this kind (but in any event no more restrictive than those in the Term Facilities).

Governing Law:	New York.

EXHIBIT E

Project Denali

Second Lien Bridge Facility

Summary of Principal Terms and Conditions5

Borrower:	The Borrower under the Term Facilities (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Second Lien Bridge Administrative Agent:	Barclays will act as sole administrative agent and sole collateral agent (in such capacities, the “Second Lien Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Second Lien Bridge Lenders, the “Second Lien Bridge Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arrangers (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as joint bookrunners (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Second Lien Bridge Facility, and each will perform the duties customarily associated with such roles.

Syndication Agent:	CS will act as the syndication agent for the Second Lien Bridge Facility.

Co-Documentation Agents:	Bank of America and RBC will act as co-documentation agents for the Second Lien Bridge Facility.

Second Lien Bridge Loans:	The Second Lien Bridge Lenders will make senior second lien increasing rate loans (the “Second Lien Bridge Loans”) to the Borrower (at the Borrower’s option) on the Closing Date in an aggregate principal amount of up to $1,250 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the Second Lien Notes or any other Second Lien Securities (as defined in the Fee Letter) on the Closing Date (which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter) minus the amount of gross proceeds from Second Lien Notes on the Closing Date.

Availability:	The Second Lien Bridge Lenders will make the Second Lien Bridge Loans on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Term Facilities. Amounts borrowed under the Second Lien Bridge Facility that are repaid or prepaid may not be reborrowed.

[5]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C, D, F, G and H thereto.

Purpose:	The Second Lien Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Term Facilities, the proceeds from borrowings under the ABL Facility, the proceeds from the Equity Contribution, the proceeds from the First Lien Bridge Facility and/or the First Lien Notes, the proceeds from the ABS Facilities and cash on hand at the Company and its subsidiaries, solely to pay the Acquisition Funds and to fund any OID or upfront fees.

Ranking:	The Second Lien Bridge Loans will rank equal in right of payment with the Term Facilities and other senior indebtedness of the Borrower and will be secured as set forth below.

Guarantees:	All obligations of the Borrower under the Second Lien Bridge Facility will be jointly and severally guaranteed by Holdings, the Company and each Subsidiary Guarantor (as defined in Exhibit B to the Commitment Letter), on a senior basis (such guarantees, the “Second Lien Bridge Guarantees”). The Second Lien Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the Term Facilities. The Second Lien Bridge Guarantees will rank equal in right with the guarantees of the Term Facilities.

Security:

The Second Lien Bridge Loans will be secured by the same assets securing the Term Facilities on a second lien basis, subject to the terms of the Intercreditor Agreements.

In addition, (i) the exclusive rights of the ABS I Lenders in the Collateral (as defined on Exhibit F) will be acknowledged and agreed to by the Second Lien Administrative Agent (and, if applicable, the indenture trustee for the Second Lien Exchange Notes) on behalf of the Second Lien Bridge Lenders (or, if applicable, the holders of the Second Lien Exchange Notes) and the exclusive rights of the Second Lien Bridge Lenders (and, if applicable, the holders of the Second Lien Exchange Notes) in the collateral securing the Second Lien Bridge Facility (and, if applicable, the Second Lien Exchange Notes) will be acknowledged and agreed to by the ABS I Administrative Agent on behalf of the ABS I Lenders in the ABS Intercreditor Agreement and (ii) the exclusive rights of the ABS II Lenders in the Collateral (as defined on Exhibit G) will be acknowledged and agreed to by the Second Lien Administrative Agent (and, if applicable, the indenture trustee for the Second Lien Exchange Notes) on behalf of the Second Lien Bridge Lenders (or, if applicable, the holders of the Second Lien Exchange Notes) and the exclusive rights of the Second Lien Bridge Lenders (and, if applicable, the holders of the Second Lien Exchange Notes) in the collateral securing the Second Lien Bridge Facility (and, if applicable, the Second Lien Exchange Notes) f will be acknowledged and agreed to by the ABS II Administrative Agent on behalf of the ABS II Lenders in the ABS Intercreditor Agreement.

Maturity:	All Second Lien Bridge Loans will have an initial maturity date that is the Initial Bridge Loan Maturity Date, which shall be extended as provided below. If any of the Second Lien Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy event of default (with respect to the Borrower) then exists, such Second Lien Bridge Loans will be automatically converted into a second lien term loan (each a “Second Lien Extended Term Loan”) due on the date that is eight years after the Closing Date (the “Second Lien Extended Maturity Date”). The date on which Second Lien Bridge Loans are converted into Second Lien Extended Term Loans is referred to as the “Second Lien Conversion

Date”. On the Second Lien Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Second Lien Bridge Lender, the Second Lien Extended Term Loans may be exchanged in whole or in part for first lien exchange notes (the “Second Lien Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided, that (i) no Second Lien Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $500 million in aggregate principal amount of Second Lien Exchange Notes and (ii) no subsequent Second Lien Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $250 million in aggregate principal amount of additional Second Lien Exchange Notes.

The Second Lien Extended Term Loans will be governed by the provisions of the Second Lien Bridge Facility Documentation (as hereinafter defined) and will have the same terms as the Second Lien Bridge Loans except as set forth on Annex I hereto. The Second Lien Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Second Lien Extended Term Loans and the Second Lien Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:	Interest on the Second Lien Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 525 basis points (the “Second Lien Initial Margin”). Thereafter, subject to the Second Lien Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Second Lien Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Second Lien Bridge Loans are outstanding (except on the Second Lien Conversion Date) (the Second Lien Initial Margin together with each 50 basis point increase therein described above, the “Second Lien Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars for the relevant interest period and shall in no event be less than 1.0%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Second Lien Bridge Loans exceed the amount specified in the Fee Letter in respect of the Second Lien Bridge Facility as the “Second Lien Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding Second Lien Extended Term Loans will accrue interest at a rate equal to the Second Lien Total Cap.

Additionally, in the event of a Second Lien Demand Failure Event (as defined in the Fee Letter), the Second Lien Bridge Loans will accrue interest at a rate equal to the Second Lien Total Cap.

Interest Payments:	Interest on the Second Lien Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Second Lien Bridge Loans, Second Lien Extended Term Loans or Second Lien Exchange Notes affect the payment of any default rate of interest in respect of any Second Lien Bridge Loan, Second Lien Extended Term Loans or Second Lien Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Second Lien Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Second Lien Notes and Second Lien Securities; provided, that in the event any Second Lien Bridge Lender or affiliate of an Second Lien Bridge Lender purchases debt securities from the Borrower pursuant to a “Second Lien Securities Demand” under the Fee Letter at an issue price above the level at which such Second Lien Bridge Lender or affiliate has determined such debt securities can be resold by such Second Lien Bridge Lender or affiliate to a bona fide third party at the time of such purchase that is not a lender under the Second Lien Bridge Facility or affiliate thereof or a participant in the Second Lien Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Second Lien Bridge Lender or affiliate, be applied first to prepay the Second Lien Bridge Loans of such Second Lien Bridge Lender or affiliate (provided that if there is more than one such Second Lien Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Second Lien Bridge Loans of all such Second Lien Bridge Lenders or affiliates in proportion to such Second Lien Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Second Lien Bridge Loans of the Second Lien Bridge Lenders; (ii) the net cash proceeds from the issuance of any Second Lien Refinancing Debt (to be defined in a manner consistent with the Second Lien Bridge/Bond Documentation Considerations) by the Company or any of its restricted subsidiaries; and (iii) the net cash proceeds from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Company or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Term Facilities, the First Lien Bridge Facility (or replacement securities issued in lieu thereof) or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Second Lien Bridge/Bond Documentation Considerations. The Borrower will also be required to offer to prepay the Second Lien Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Second Lien Bridge/Bond Documentation Considerations) at 100% of the outstanding principal amount thereof, subject to the Second Lien Bridge/Bond Documentation Considerations. These mandatory prepayment provisions will not apply to the Second Lien Extended Term Loans.

Optional Prepayment:	The Second Lien Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time. In the event of a Second Lien Demand Failure Event, the Second Lien Bridge Loans shall be subject to the “Optional Redemption” provisions applicable to the Second Lien Exchange Notes.

Documentation:	The definitive financing documentation for the Second Lien Bridge Facility (the “Second Lien Bridge Facility Documentation”) shall initially be drafted by counsel for the Sponsor and contain the terms set forth in this Exhibit E and, to the extent any other terms are not expressly set forth in this Exhibit E, will (i) be negotiated in good faith within a reasonable time period to be determined taking into account the timing of the syndication of the Second Lien Bridge Facility and (ii) shall contain only such conditions, representations, events of default and covenants as expressly set forth in this Exhibit E and such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Second Lien Bridge Facility Documentation shall be based on and substantially consistent with that certain Indenture, dated as of July 29, 2010 (as amended, supplemented or otherwise modified through the Signing Date, the “Second Lien Bridge/Bond Precedent Documentation”) of Interactive Data Corporation governing the $700,000,000 of notes due 2018 (reflecting, in the case of the Second Lien Bridge Facility or Second Lien Extended Term Loans, credit agreement format) as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Company and its subsidiaries, (iii) such other modifications to reflect the operational and strategic requirements of the Company and its subsidiaries (after giving effect to the Transactions) in light of their size, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting, the disclosure schedules to the Acquisition Agreement and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Second Lien Bridge Precedent Documentation, (v) such modifications to the reporting covenant to reflect a customary non-SEC issuer Rule 144A “for life” reporting covenant, (vi) such modifications to reflect the second lien secured nature of the Second Lien Bridge Facility and (vii) such modifications to reflect reasonable administrative, agency and operational requirements of the Second Lien Bridge Administrative Agent (collectively, the “Second Lien Bridge/Bond Documentation Considerations”).

Conditions to Borrowing:	The availability of the borrowing under the Second Lien Bridge Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Exhibit H to the Commitment Letter, and (b) the accuracy of representations and warranties set forth in the Second Lien Bridge Facility Documentation in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects.

Representations and Warranties:	The Second Lien Bridge Loan Documentation will contain representations and warranties as are substantially similar to those for the Term Facilities, but in any event are no less favorable to the Borrower and the Sponsor than those in the Term Facilities, including as to exceptions and qualifications.

Covenants:	The Second Lien Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Company and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Second Lien Bridge/Bond Documentation Considerations, it being understood and agreed that the covenants of the Second Lien Bridge Loans (and the Second Lien Extended Term

Loans and the Second Lien Exchange Notes) will be incurrence-based covenants consistent with the Second Lien Bridge Precedent Documentation (but in any event no more restrictive than those in the Term Facilities), with changes as are consistent with provisions customarily found in Rule 144A “for life” high yield indentures of comparable issuers (and consistent with the Second Lien Bridge/Bond Documentation Considerations). Prior to the Initial Maturity Date, the debt and lien incurrence and the restricted payment covenants of the Second Lien Bridge Loans will be more restrictive than those of the Second Lien Extended Term Loans and the Second Lien Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower.

Permitted ABS Transactions:	Without limiting the generality of the carve-outs and exceptions to the covenants set forth above, the definitive Second Lien Bridge Documentation, including the negative covenants contained in, and the security interests granted pursuant to, the definitive Second Lien Bridge Documentation will include such additional carve-outs and exceptions as are necessary or appropriate to permit all of the transactions from time to time contemplated in the ABS Facilities Documentation.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Company or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees or collateral, consistent in each case with the Second Lien Bridge/Bond Documentation Considerations (but in any event no more restrictive than those in the Term Facilities).

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Second Lien Bridge/Bond Documentation Considerations (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices); it being agreed that the Second Lien Bridge Facility Documentation will provide customary provisions protecting the Borrower from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Second Lien Bridge Administrative Agent.

Assignment and Participation:	The Second Lien Bridge Lenders will have the right to assign Second Lien Bridge Loans after the Closing Date in consultation with the Borrower to persons other than Holdings and its subsidiaries; provided, however, that prior to the date that is one year after the Closing Date and so long as a Second Lien Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Second Lien Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Second Lien Bridge Loans.

The Second Lien Bridge Lenders will have the right to participate their Second Lien Bridge Loans, before or after the Closing Date, to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Second Lien Bridge Facility Documentation shall provide that Second Lien Bridge Loans may be purchased by the Sponsor and its affiliates (other than Holdings and its subsidiaries) on terms and conditions consistent with the Term Facilities; provided that any Second Lien Bridge Loans held by the Sponsor or any of its affiliates shall be capped at 15% of the amount of the Second Lien Bridge Loans outstanding at the time of such assignment.

Voting:	Amendments and waivers of the Second Lien Bridge Facility Documentation will require the approval of Second Lien Bridge Lenders holding more than 50% of the outstanding Second Lien Bridge Loans, except that (a) the consent of each affected Second Lien Bridge Lender will be required for (i) reductions of principal, interest rates or the Second Lien Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Second Lien Extended Maturity Date, (iii) additional restrictions on the right to exchange Second Lien Extended Term Loans for Second Lien Exchange Notes or any amendment of the rate of such exchange and (iv) any amendment to the Second Lien Exchange Notes that requires (or would, if any Second Lien Exchange Notes were outstanding, require) the approval of all holders of Second Lien Exchange Notes and (b) the consent of 100% of the Second Lien Bridge Lenders will be required with respect to (i) modifications to any of the voting percentages and (ii) subject to certain exceptions consistent with the Second Lien Bridge/Bond Documentation Considerations, releases of all or substantially all of the value of the Guarantees or Collateral (other than in connection with any release or sale of the relevant Guarantor or Collateral permitted by the Second Lien Bridge Facility Documentation, the Second Lien Bridge Facility Documentation, the Term Documentation or the ABL Documentation).

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Second Lien Bridge Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Second Lien Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Second Lien Bridge Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Second Lien Bridge Administrative Agent, the Commitment Parties and the Second Lien Bridge Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Holdings, the Company or its restricted subsidiaries; provided that the Second Lien Bridge Administrative Agent, the Lead Arrangers, the Joint Bookrunners and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time.

Governing Law:	New York.

Counsel to the Second Lien Bridge Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

Second Lien Extended Term Loans

Maturity:	The Second Lien Extended Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Second Lien Extended Term Loans will bear interest at a rate equal to the Second Lien Total Cap.

Guarantees and Security:	Same as the Second Lien Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Second Lien Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Second Lien Bridge Loans will apply) and defaults which would be applicable to the Second Lien Exchange Notes, if issued, will also be applicable to the Second Lien Extended Term Loans in lieu of the corresponding provisions of the Second Lien Bridge Loan Documentation.

Optional Prepayment:	The Second Lien Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

Second Lien Exchange Notes

Issuer:	The Borrower will issue the Second Lien Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Second Lien Exchange Notes, is referred to as the “Issuer”.

Guarantees and Security:	Same as the Second Lien Extended Term Loans.

Principal Amount:	The Second Lien Exchange Notes will be available only in exchange for the Second Lien Extended Term Loans on or after the Second Lien Conversion Date. The principal amount of any Second Lien Exchange Note will equal 100% of the aggregate principal amount of the Second Lien Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Second Lien Extended Term Loans to be exchanged for Second Lien Exchange Notes will be $250 million.

Maturity:	The Second Lien Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Second Lien Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Second Lien Total Cap.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Exchange Notes (and, if outstanding, prepay the Second Lien Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Term Facilities or the First Lien Bridge Facility or to holders of certain other indebtedness, with such proceeds being applied to the Second Lien Extended Term Loans, the Second Lien Exchange Notes, and the Second Lien Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Second Lien Bridge/Bond Documentation Considerations.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Second Lien Bridge/Bond Documentation Considerations) at a price in cash equal to 101% (or 100% in the case of Second Lien Exchange Notes held by the Commitment Parties or their respective affiliates other than Asset Management Affiliates), and excluding Repurchased Securities, of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Second Lien Exchange Notes pursuant to the “Optional Redemption” section below.

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Second Lien Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each such Second Lien Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Second Lien Exchange Note during the fourth year after the Closing Date, which call premium shall ratably decline to zero on the sixth anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Second Lien Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points; provided that notwithstanding the foregoing, the Issuer may redeem up to 10% of the aggregate principal amount of such Second Lien Exchange Notes in any year on or before third anniversary of the Closing Date at a price equal to 103% of the aggregate principal amount thereof plus any accrued unpaid interest thereon.

During the period from the Closing Date to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Second Lien Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Second Lien Exchange Notes on terms otherwise consistent with the Second Lien Bridge/Bond Documentation Considerations; provided that during the period from the first anniversary of the Closing Date to the second anniversary of the Closing Date, the Issuer may redeem up to 50% of such Second Lien Exchange Notes with an amount equal to proceeds from an initial public offering at a price equal to par plus one-half of the coupon plus accrued interest on such Second Lien Exchange Notes on terms otherwise consistent with the Second Lien Bridge/Bond Documentation Considerations; provided, further that any redemption pursuant to this paragraph shall at all times be subject to at least 30% of the Second Lien Exchange Notes remaining outstanding.

The optional redemption provisions will be otherwise customary for Rule 144A “for life” high yield transactions and consistent with the Second Lien Bridge/Bond Documentation Considerations. Prior to a Second Lien Demand Failure Event, any Second Lien Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Second Lien Bridge/Bond Documentation Considerations.

Modification:	Consistent with Second Lien Bridge/Bond Documentation Considerations.

Right to Transfer Exchange Notes:	The holders of the Second Lien Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Consistent with the Second Lien Bridge/Bond Documentation Considerations as applied to transactions of this kind (but in any event no more restrictive than those in the Term Facilities).

Events of Default:	Consistent with the Second Lien Bridge/Bond Documentation Considerations as applied to transactions of this kind (but in any event no more restrictive than those in the Term Facilities).

Registration Rights:	None.

Governing Law:	New York.

EXHIBIT F

Project Denali

Term/Commercial Receivables Facility

Summary of Principal Terms and Conditions6

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Overview:	A newly-organized special purpose bankruptcy-remote corporation or limited liability company (the “ABS I Borrower”) will be established to purchase Term Receivables on a periodic basis in transactions intended to be “true sales” pursuant to a receivables purchase agreement (the “RPA”) between the ABS I Borrower and Denali Financial Services L.L.C. (“DFS”), as seller (in such capacity, the “ABS I Seller”). The ABS I Borrower will fund its acquisition of Term Receivables by borrowing from the ABS I Lenders (as defined below) pursuant to a receivables, loan, security and servicing agreement (the “RLSA”) among the ABS I Borrower, the ABS I Servicer (as defined below), the ABS I Lenders and the ABS I Administrative Agent. Purchases under the RPA will be made with customary limited recourse to the ABS I Seller consistent with the treatment of the transfers as “true sales.”

Borrower:

The ABS I Borrower will be a special purpose, bankruptcy-remote subsidiary of DFS (the “ABS Borrower Parent”). The business activities of the ABS I Borrower will be limited to purchasing Term Receivables from the ABS I Seller from time to time pursuant to the RPA, financing the purchase of the Term Receivables by borrowing from the ABS I Lenders pursuant to the RLSA, securitizing Term Receivables in public or private offerings of asset-backed notes and/or certificates from time to time in the capital markets (“Term Securitizations”) and other activities incidental thereto.

The ABS I Borrower and certain of its affiliates will be required to satisfy certain criteria to ensure that the assets and liabilities of the ABS I Borrower will not be substantively consolidated with those of the ABS Borrower Parent or any of its affiliates in a bankruptcy.

Administrative Agent and Collateral Agent:	Bank of America will act as sole administrative agent and sole collateral agent (in such capacities, the “ABS I Administrative Agent”) for a syndicate of banks or other financial institutions reasonably acceptable to the Lead Arrangers and the ABS I Borrower, excluding any Disqualified Lender (together with the Initial ABS I Lenders, the “ABS I Lenders”), and will perform the duties customarily associated with such roles. In addition or in lieu thereof, the ABS I Lenders may include one or more commercial paper conduits with backstop funding commitments from one or more financial institutions.

[6]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C, D, E, G and H thereto.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arrangers (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as bookrunners (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Term/Commercial Receivables Facility, and each will perform the duties customarily associated with such roles.

Syndication Agent:	RBC will act as the syndication agent for the Term/Commercial Receivables Facility.

Co-Documentation Agents:	Barclays and CS will act as co-documentation agents for the Term/Commercial Receivables Facility.

Servicer:	DFS will act as the servicer (in such capacity, the “ABS I Servicer”) of the Financed Receivables (as defined below) and will be responsible for collecting payments from obligors on the Financed Receivables pursuant to the RLSA. A monthly fee will payable to the ABS I Servicer on each settlement date in an amount equal to one-twelfth of 0.70% of the Included Receivables Balance (as defined below) for the preceding fiscal month of the ABS I Borrower (each a “Monthly Period”). In addition, the Servicer will retain as supplemental servicing fees (“Supplemental Servicing Fees”) all late fees or charges, documentation fees, speed pay fees, extension fees, non-sufficient funds charges and all other administrative fees or similar charges allowed by applicable law with respect to the Financed Receivables.

Performance Undertaking Provider:	Merger Sub, prior to the Acquisition, and immediately after giving effect to the Acquisition, the Company (in such capacity, the “Performance Undertaking Provider”) will provide a performance undertaking (the “Performance Undertaking”) to the ABS I Borrower and the ABS I Lenders ensuring the performance and obligations (including the payment obligations) of the ABS I Seller under the RPA and of the ABS I Servicer under the RLSA.

Backup Servicer:	A “hot” backup servicer acceptable to the Majority Lenders (as defined below) will be engaged by the ABS I Borrower and the ABS I Servicer at closing if the long-term unsecured debt of the Performance Undertaking Provider on the Closing Date is not rated at least Ba3 by Moody’s and at least BB- by S&P. Thereafter, if the long -term unsecured debt of the Performance Undertaking Provider is at any time downgraded below Ba3 by Moody’s or below BB- by S&P, the ABS I Borrower and the ABS I Servicer will, within 90 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings, enter in an agreement in form and substance reasonably satisfactory to the Majority

Lenders (the “Backup Servicing Agreement”) with a backup servicer reasonably acceptable to the Majority Lenders (the “Backup Servicer”) pursuant to which the Backup Servicer agrees to act as the replacement ABS I Servicer if DFS is removed as the ABS I Servicer following a Servicer Default and pursuant to which (i) within 90 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings, the Backup Servicer will agree to perform and complete systems data mapping of the ABS I Servicer’s servicing computer systems and the ABS I Servicer will agree, following completion of such data mapping, to provide the Backup Servicer on the second business day preceding each settlement date with one or more electronic files containing data related to the Financed Receivables as of the last day of the previous Monthly Period (collectively, the “Data Tape”) and a copy of the monthly report for the related settlement date and (ii) within 180 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings (and thereafter), the Backup Servicer will agree to use each Data Tape received to confirm (or identify discrepancies with respect to) certain data (to be specified by the ABS I Servicer and agreed to by the Majority Lenders and set forth in the Backup Servicing Agreement) with respect to the Financed Receivables.

TERM RECEIVABLES AND CREDIT AND INTEREST RATE ENHANCEMENT

Term Receivables:	The Term Receivables will be fixed rate, fixed-term sales-type leases and loans originated by the ABS I Seller.

Eligibility Criteria:	Each Term Receivable acquired by the ABS I Borrower will be required to satisfy certain eligibility criteria set forth in the RPA as of the applicable Cut-Off Date (as defined below). Those eligibility criteria will be limited to those set forth on Annex I hereto. A Term Receivable satisfying such eligibility criteria is herein referred to as an “Eligible Receivable.”

Overcollateralization:	The ABS I Lenders will make advances under the RLSA in an aggregate amount up to the lesser of the Commitment Amount (as defined below) and the Targeted Loan Amount.

The “Targeted Loan Amount” will equal the Adjusted Included Receivables Balance minus the Targeted Enhancement Amount; provided, that, at any time after the Commitment Term, the Targeted Loan Amount will equal zero.

The “Adjusted Included Receivables Balance” will be the Included Receivables Balance minus the Excess Concentration Amount.

The “Excess Concentration Amount” will mean the sum (without duplication) of the Discounted Balances (as defined below) for the Financed Receivables of specified types in excess of the concentration limits set forth on Annex II hereto.

The “Included Receivables Balance” will equal for any Monthly Period or any date within a Monthly Period (as used in this definition, an “interim date”), the sum of (a) for Financed Receivables that were Included Receivables (as defined below) as of the opening of business on the first business day of such Monthly Period, the sum of the Discounted Balances as of the end of the preceding Monthly Period for all such Included Receivables, plus (b) for all Financed Receivables that became Included Receivables during such Monthly Period prior to such interim date or, in the case of a determination as of an interim date, are to become Included Receivables on such date, the sum of the Discounted Balances of all such Included Receivables as of their related Cut-Off Date (or if the Hedge Rate (as defined below), and thus the Discount Rate (as defined below), is not yet known on such interim date, an estimate of the Hedge Rate provided by the ABS I Servicer may be used for the calculation of each such Included Receivable’s Discounted Balance for the first Monthly Period) minus (c) the sum of the Discounted Balances of all Financed Receivables as of the end of the preceding Monthly Period that were released from the lien of the ABS I Administrative Agent under the RLSA during such Monthly Period.

“Included Receivables” will equal for any Monthly Period, or any date within a Monthly Period (as used in this definition, an “interim date”), the sum of (i) all Financed Receivables as of the beginning of such Monthly Period (other than Financed Receivables that were Defaulted Receivables (as defined below) as of the beginning of such Monthly Period) plus (ii) all Term Receivables that became Financed Receivables during such Monthly Period prior to such interim date or, in the case of a determination as of an interim date, are to become Included Receivables on such date, minus (iii) Financed Receivables that were released from the lien of the ABS I Administrative Agent under the RLSA during such Monthly Period minus (iv) Financed Receivables that became Defaulted Receivables during such Monthly Period.

The “Discounted Balance” will equal, for a particular Financed Receivable, as of any date, an amount equal to the sum of the present value of all monthly or periodically scheduled lease payments or payments of principal or interest that the obligor is required to pay thereunder after such date (calculated by discounting such payments by the applicable Discount Rate for such Financed Receivable), assuming (even if such Financed Receivable is then a Defaulted Receivable or a Delinquent Receivable (as defined below)) that all past due payments are payable on such date and all future payments are paid on the scheduled due date therefor.

The “Discount Rate” will mean, for a particular Financed Receivable, an amount equal to the greater of (a) the sum of (i) the Hedge Rate for such Financed Receivable plus (ii) the sum of (A) 0.70%, (B) the Program Fee Rate (as defined on Annex III hereto), (C) the rate per annum at which the fee (converted to a rate per annum) payable to the ABS I Administrative Agent accrues and (D) the rate per annum at which the fee (converted to a rate per annum) payable to any Backup Servicer accrues and (b) (i) if the related contract is a lease, the implicit rate with respect to such lease, or (ii) if the related contract is a loan or other financing agreement, the stated rate of interest set forth in such loan or financing agreement.

The “Hedge Rate” for a particular Financed Receivable will be the fixed swap or cap rate under the Interest Rate Hedge (as defined below) entered into by the ABS I Borrower in respect of such Financed Receivable.

A Financed Receivable will be considered to be a “Defaulted Receivable” on the earliest of (a) when it would be charged off in accordance with the ABS I Servicer’s customary practices, (b) the last day of a Monthly Period as of which any payment thereunder, or any part thereof, was 180 or more days past due and (c) the first date on which the ABS I Servicer’s records show the related obligor has become bankrupt or insolvent.

A Financed Receivable will be considered to be a “Delinquent Receivable” on the last day of the Monthly Period as of which any payment thereunder, or any part thereof, was more than 60 days past due.

The “Targeted Enhancement Amount” will mean, on any date, 15% of the Adjusted Included Receivables Balance for such date.

Required Interest Rate Hedges:

As a condition to the funding of Term Receivables under the RLSA, the ABS I Borrower will be required to have one or more interest rate cap or interest rate swap agreements payable monthly on each settlement date (each an “Interest Rate Hedge”) with an Eligible Counterparty (as defined below) or Eligible Counterparties that provide, in the aggregate, that the initial notional amount thereof is equal to the principal amount of the advances against such Term Receivables on the initial funding date thereof and the notional amounts thereof on each subsequent settlement date will be equal to the expected aggregate principal amount of the advances under the RLSA, assuming no additional Term Receivables are funded thereunder.

An “Eligible Counterparty” will mean a person with commercial paper or short-term deposit ratings which on the date of the related Interest Rate Hedge are equal to at least A-1 by S&P and P-1 by Moody’s and who agrees that, in the event that its commercial paper or short-term deposit ratings are reduced below such ratings, it shall secure its obligations under the Interest Rate Hedges to which it is a party[7].

If at any time the notional amount of the Interest Rate Hedge Agreements is less than 90%, or more than 110%, of the aggregate outstanding principal amount of advances under the RLSA, the ABS I Borrower will be required promptly to correct such mismatch by either acquiring one or

[7]	Minimum ratings (and collateral posting requirements) will be set at the lowest levels permitted by established rating agency criteria for A/A2 rated structures.

more additional Interest Rate Hedges or offsetting hedges or terminating (or otherwise reallocating) one or more Interest Rate Hedges, as appropriate. The Interest Rate Hedges maintained in accordance with the terms hereof are herein referred to as the “Required Interest Rate Hedges”.

TERMS

Commitment Amount:	The ABS I Lenders will make advances under the RLSA in an aggregate amount up to $1,900,000,000 (the “Commitment Amount”).

The ABS I Borrower may reduce the Commitment Amount in an amount of at least $10,000,000 or any larger multiple of $1,000,000 at any time on five (5) days’ notice to the ABS I Administrative Agent; provided, however, that, after giving effect thereto, the Commitment Amount equals or exceeds the aggregate outstanding principal amount of the advances under the RLSA.

Commitment Term:	Advances will only be allowed from the Closing Date until the earlier of (x) the date that is three (3) years from the Closing Date and (y) the occurrence of an Early Amortization Event (as defined below) (such period, the “Commitment Term”).

Purpose:	To finance the acquisition of the Term Receivables by the ABS I Borrower and, in turn, finance (in part) the Acquisition and for the general working capital needs and corporate purposes of the Company and its subsidiaries.

Interest Rates and Fees:	As set forth on Annex III hereto

Conditions to Initial Funding:	Subject to the Limited Conditionality Provisions, the initial availability of advances under the Term/Commercial Receivables Facility will be conditioned on (a) the satisfaction of the closing conditions set forth below under “Closing Conditions,” (b) the aggregate outstanding principal amount of the advances on the Closing Date not exceeding the lesser of the Commitment Amount and the Targeted Loan Amount on the Closing Date, (c) the accuracy of the representations and warranties of the ABS I Seller, the ABS I Borrower, the ABS I Servicer and the Performance Undertaking Provider in all material respects (subject to the Limited Conditionality Provisions), (d) the Term Receivables being acquired with the proceeds of the initial advances being Eligible Receivables as of the applicable Cut-Off Date, (e) the acquisition by the ABS I Borrower of the Required Interest Rate Hedges and (f) the delivery of a borrowing notice.

Conditions to Each Other Funding:	No advances will be made under the RLSA on a funding date other than the Closing Date unless the following conditions precedent have been satisfied on such funding date:

(a) the aggregate outstanding principal amount of all advances under the RLSA after giving effect to such advance will not exceed the lesser of the Targeted Loan Amount and the Commitment Amount;

(b) each Term Receivable being acquired with the proceeds of such advance is an Eligible Receivable;

(c) no Early Amortization Event, Event of Default (as defined below) or event that with the giving of notice, the passage of time or both would become an Early Amortization Event or Event of Default will have occurred and be continuing or would occur after giving effect to such advance;

(d) all representations and warranties of the ABS I Seller contained in the RPA, of the ABS I Borrower and the ABS I Servicer contained in the RLSA and of the Performance Undertaking Provider in the Performance Undertaking shall be true and correct in all material respects, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(e) the ABS I Borrower shall have the Required Interest Rate Hedges;

(f) the delivery of a borrowing notice within the applicable notice period; and

(g) the ABS I Seller shall not have made any changes to the credit criteria applied in respect of the origination of the Term Receivables, the credit review process followed in connection with the origination of the Term Receivables or the terms of the contracts used to originate the Term Receivables that would reasonably be expected to have a material adverse effect on the ABS I Borrower or the ABS I Lenders without the prior written consent of the Majority Lenders.

Funding Mechanics:	Advances by the ABS I Lenders under the RLSA may be made on any business day during the Commitment Term. Each advance will require two (2) business day’s notice to the ABS I Administrative Agent (which will provide such notice to the ABS I Lenders at least one (1) business day prior to funding) and which notice will include a borrowing base certificate containing a calculation of the Targeted Loan Amount giving pro forma effect to the requested funding and the acquisition of any Term Receivables being acquired with the proceeds of such funding. Each advance will be for a minimum amount of $1,000,000 and will be made available to the ABS I Borrower by 2:00 P.M. (Austin, Texas time) on the date of the funding.

Collateral:

Subject to the Limited Conditionality Provisions, the ABS I Administrative Agent, on behalf of the ABS I Lenders, will have a first priority perfected security interest, free and clear of all other liens except for customary permitted liens (“Permitted Liens”), in the following assets of the ABS I Borrower (the “Collateral”):

(i) the Term Receivables purchased by the ABS I Borrower pursuant to the RPA and not subsequently released from the lien of the ABS I Administrative Agent in accordance with the terms of the RLSA (the “Financed Receivables”);

(ii) all rights under the contracts relating to the Financed Receivables, including any interest in the equipment or other property the sale or lease of which gave rise to such Financed Receivable;

(iii) all Collections (as defined below) received by the ABS I Servicer in respect of each Financed Receivable after the applicable Cut-Off Date;

(iv) all Interest Rate Hedges relating to the Financed Receivables;

(v) the RPA (including all rights and remedies in respect of the Financed Receivables thereunder but none of the obligations of the ABS I Borrower thereunder);

(vi) the Collection Account (as defined below) and all amounts deposited therein from time to time; and

(vii) all proceeds of the foregoing.

Conditions to Release of Collateral:

The ABS I Borrower will have the option to periodically prepay all or a portion of the aggregate outstanding amount of the advances under the RLSA and obtain the release of the ABS I Administrative Agent’s security interest in all or a portion of the Collateral pursuant to the RLSA. Any such prepayment and release will be subject to the satisfaction of the following conditions precedent, on the date of such release if after giving effect to any related repayment of the advances under the RLSA, the aggregate outstanding principal amount of the advances would be greater than zero or other amounts would remain owing to the ABS I Lenders:

(i) after giving effect to such release, the aggregate outstanding principal amount of the advances under the RLSA will not exceed the Targeted Loan Amount;

(ii) no Early Amortization Event, Event of Default or event that with the giving of notice, the passage of time or both would become an Early Amortization Event or Event of Default will have occurred and be continuing or would occur after giving effect to such release;

(iii) after giving effect to such release, all representations and warranties of the ABS I Seller contained in the RPA, of the ABS I Borrower and the ABS I Servicer contained in the RLSA and of the Performance Undertaking Provider in the Performance Undertaking shall be true and correct in all material respects, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iv) the ABS I Borrower shall have the Required Interest Rate Hedges after giving effect to such release and shall have paid any termination payments relating to such release then due and payable to the providers of any of the Interest Rate Hedges; and

(v) the portion of the Collateral being released shall have been selected using no selection procedures adverse to the ABS I Lenders.

The ABS I Borrower shall provide irrevocable written notice to the ABS I Administrative Agent of any repayment of advances under the RLSA and related release of Financed Receivables (i) prior to 9:30 A.M. (Austin, Texas time) on the second business day prior to such reduction and release, in the case of any reduction in an amount less than $500,000,000 and (ii) prior to 9:30 A.M. (Austin, Texas time) on a business day that is at least five (5) business days prior to such reduction and release, in the case of any reduction in an amount of $500,000,000 or more; provided, further, that any such decrease shall be in an amount at least equal to $1,000,000.

Intercreditor Agreement:	The exclusive rights of the ABS I Lenders and the ABS II Lenders in their respective Collateral will be acknowledged and agreed to by the Term Administrative Agent on behalf of the Term Lenders, the ABL Administrative Agent on behalf of the ABL Lenders, the First Lien Bridge Administrative Agent (and, if applicable, the indenture trustee in respect of the First Lien Exchange Notes) on behalf of the First Lien Bridge Lenders (or the holders of the First Lien Exchange Notes) and the Second Lien Bridge Administrative Agent (and, if applicable, the indenture trustee in respect of the Second Lien Exchange Notes) on behalf of the Second Lien Bridge Lenders (or the holders of the Second Lien Exchange Notes), and the exclusive rights of the Term Lenders in the collateral for the Term Facility, the ABL Lenders in the collateral for the ABL Facility, the First Lien Bridge Lenders (or the holders of the First Lien Exchange Notes) in the collateral for the First Lien Bridge Facility (or for the First Lien Exchange Notes) and the Second Lien Bridge Lenders (or the holders of the Second Lien Exchange Notes ) in the collateral for the Second Lien Bridge Facility (or for the Second Lien Exchange Notes) will be acknowledged and agreed to by the ABS I Administrative Agent on behalf of the ABS I Lenders and the ABS II Administrative Agent on behalf of the ABS II Lenders in Lenders in an intercreditor agreement, among the Administrative Agents, the ABS Borrowers and Merger Sub, prior to the Acquisition, and immediately after giving effect to the Acquisition, the Company, in form and substance reasonably satisfactory to the Administrative Agents and the ABS Borrowers (the “ABS Intercreditor Agreement”). The ABS Intercreditor Agreement will allow for the joinder of collateral agent(s) representing tranches of secured indebtedness permitted by the Facilities.

Early Amortization Events:

The occurrence of an event set forth in clause (d) below or the delivery by the ABS I Administrative Agent of written notice to the ABS I Borrower, stating that it is an “early amortization notice” (each, an “Early Amortization Event”) following the occurrence of any other of the following events will terminate the obligation of the ABS I Lenders to make further advances under the RLSA:

(a) any failure by the ABS I Seller, the ABS I Borrower or the ABS I Servicer to make any payment or deposit when required to be made under any Transaction Document (as defined below) or the failure of the ABS I Servicer to deliver the monthly report to the ABS I Administrative Agent when due under the RLSA and, in each case, the continuation of such failure for five (5) business days;

(b) any failure by the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider to observe or perform in any material respect any agreement contained in any

Transaction Document, and such failure continues unremedied for a period of forty-five (45) days after the earlier of such failure becoming actually known to a responsible officer of the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider and the date on which written notice thereof shall have been given by the ABS I Administrative Agent to the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider;

(c) any written representation or warranty made by the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider in any Transaction Document or which is contained in any monthly report delivered by the ABS I Servicer to the ABS I Administrative Agent under the RLSA proves to have been incorrect in any material respect when made and such incorrect representation and warranty remains unremedied for forty-five (45) days after the earlier of such event becoming actually known to a responsible officer of the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider and the date on which written notice thereof shall have been given by the ABS I Administrative Agent to the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider;

(d) the ABS I Seller, the ABS I Borrower, the ABS I Servicer or the Performance Undertaking Provider is the subject of a bankruptcy or insolvency proceeding;

(e) the Default Ratio exceeds 4.25% on any settlement date, the Managed Pool Default Ratio exceeds 4.25% on any settlement date or the Delinquency Ratio exceeds 4.00% on any settlement date;

(f) an Event of Default or a Servicer Default (as defined below) has occurred and is continuing;

(g) the ABS I Borrower becomes subject to regulation by the Securities Exchange Commission as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(h) the aggregate outstanding principal amount of the advances under the RLSA exceeds the Targeted Loan Amount and such event continues for five (5) business days;

(i) cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed (consistent with the corresponding event of default in the ABL Facility);

(j) (x) the occurrence of a change of control (the definition of which is to be consistent with that in the ABL Facility) in respect of the Company or (y) the Performance Undertaking Provider ceases to own (directly or indirectly) 100% of the outstanding equity securities of the ABS I Servicer, the ABS I Seller or the ABS I Borrower; or

(k) the ABS I Borrower fails to maintain (or replace) any Interest Rate Hedge in accordance with the terms of the RLSA and such failure shall continue unremedied for a period of thirty (30) days.

The “Default Ratio” will mean on any settlement date the average of the Monthly Default Ratios for the three preceding Monthly Periods, and the “Monthly Default Ratio” will equal for any Monthly Period a fraction (expressed as an annualized percentage) equal to (a) the aggregate Discounted Balance of all Financed Receivables that became Defaulted Receivables during such Monthly Period (net of the aggregate recoveries received during such Monthly Period), divided by (ii) the sum of (x) the Included Receivable Balance for such Monthly Period and (y) the sum of the Discounted Balances of all Financed Receivables that became Defaulted Receivables during such Monthly Period.

The “Managed Pool Default Ratio” will mean on any settlement date the average of the Monthly Managed Pool Default Ratios for the three preceding Monthly Periods, the “Monthly Managed Pool Default Ratio” will equal for any Monthly Period a fraction (expressed as an annualized percentage) equal to (a) the aggregate Discounted Balance of all Managed Pool Term Receivables that became Defaulted Receivables during such Monthly Period (net of the aggregate recoveries received during such Monthly Period), divided by (b) the sum of (i) the Discounted Balances of the Managed Pool Term Receivables as of the end of the Monthly Period preceding such Monthly Period, and (ii) without duplication, the Discounted Balances of all Managed Pool Term Receivables that became Defaulted Receivables during such Monthly Period, and “Managed Pool Term Receivables” will mean all Term Receivables owned by the ABS I Seller (or any affiliate of the ABS I Servicer) or serviced by the ABS I Servicer (including, for the avoidance of doubt, all Term Receivables included in Term Securitizations but excluding, for the avoidance of doubt, all Term Receivables sold by the ABS I Seller, without recourse, to an unrelated third party so long as the Term Receivables so sold would not appear on the balance sheet of the ABS I Seller or on the balance sheet of any person into which the accounts of the ABS I Seller are consolidated, even if the ABS I Servicer retains the right to service such Term Receivables). As used in “Managed Pool Term Receivable”, each of the defined terms “Defaulted Receivable” and “Discounted Balance” shall be read as if, by its terms, it applies to “Managed Pool Term Receivables” (and not only to “Financed Receivables”) and the defined term “Discount Rate” (as used in “Discounted Balance”) means, with respect to each Managed Pool Term Receivable, the rate described in clause (b) of the defined term Discount Rate.

The “Delinquency Ratio” will mean on any settlement date the average of the Monthly Delinquency Ratios for the three preceding Monthly Periods, and the “Monthly Delinquency Ratio” will equal for any Monthly Period a fraction (expressed as a percentage) determined as of the last day of such Monthly Period equal to (a) the aggregate Discounted Balance of all Financed Receivables which are Delinquent Receivables as of the last day of such Monthly Period divided by (b) the sum of the Discounted Balances of all Financed Receivables (other than Defaulted Receivables) at the end of such Monthly Period.

Events of Default:	An “Event of Default” will occur automatically upon the occurrence of the event set forth in clause (iii) below or upon delivery of a default notice by the ABS I Administrative Agent after the occurrence of any other of the following events:

(i) failure of the ABS I Borrower to pay interest on the advances or any fee payable to the ABS I Lenders under the RLSA on any settlement date and such failure continues for a period of five (5) business days;

(ii) failure of the ABS I Borrower (x) to pay in full the aggregate outstanding principal amount of the advances under the RLSA on the Final Maturity Date (as defined below) or (y) to pay any installment of principal when due on any settlement date on which there are sufficient available funds to make such payment under the RLSA, and such failure shall continue for a period of five (5) business days;

(iii) the ABS I Borrower is the subject of a bankruptcy or insolvency proceeding; or

(iv) the ABS I Administrative Agent shall for any reason cease to have a first priority perfected security interest in a material portion of the Collateral (other than Collateral released from the lien of the RLSA in accordance with the terms thereof), free and clear of all liens other than Permitted Liens.

If an Event of Default occurs and is continuing, the ABS I Administrative Agent for the ratable benefit of the ABS I Lenders will have the right (i) to declare the outstanding advances and all other amounts owing by the ABS I Borrower under the RLSA to be due and payable and (ii) to exercise any rights and remedies available to it under applicable law, including (A) taking possession of the Financed Receivables and related assets and assigning, optioning, discounting, disposing of or selling the whole, or from time to time any part thereof, by private or public sale or sales in such order or otherwise in such manner as the ABS I Administrative Agent may reasonably elect in its sole discretion (so long as such sale shall be conducted in a commercially reasonable manner), (B) exercising control over the Collection Account and (C) notifying obligors to make payments in respect of the Financed Receivables directly to the ABS I Administrative Agent or its designee.

Principal Payments:	On each settlement date, the aggregate outstanding principal amount of the advances under the RLSA will be reduced by the application of available collections in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the advances under the RLSA over the Targeted Loan Amount. Because the Targeted Loan Amount will be zero after the end of the Commitment Term, on each settlement date after the end of the Commitment Term, the aggregate outstanding amount of the advances under the RLSA will be reduced by the application of all available collections on the Financed Receivables after the payment of interest and fees to the ABS I Lenders, certain payments to the providers of the Interest Rate Hedges, the payment of the monthly servicing fee to the ABS I Servicer and the payment of any fee payable to the Backup Servicer.

Final Maturity Date:	The aggregate outstanding principal amount of the advances under the RLSA will be required to be paid in full on the settlement date which is in the 12th month after the due date of the latest installment due under a Financed Receivable at the end of the Commitment Term.

Seller Payments:	If the ABS I Servicer discovers in any Monthly Period that a Financed Receivable did not constitute an Eligible Receivable as of the applicable Cut-Off Date, the ABS I Seller shall have until the end of the Monthly Period which includes the forty-fifth (45th) day after such discovery (for purposes of this provision, the “deadline”) to remedy such defect. If the defect is not timely remedied, the ABS I Seller will purchase such Financed Receivable, or will cause such Financed Receivable to be repurchased on the settlement date following the deadline for a purchase price equal to the Discounted Balance of such Financed Receivable as of the deadline, by causing such purchase price to be deposited into the Collection Account on such settlement date. Upon such deposit, the ABS I Administrative Agent shall release its security interest in such Financed Receivable, and the ABS I Borrower shall assign, without recourse, such Financed Receivable to the ABS I Seller. This repurchase obligation of the ABS I Seller will be the sole remedy available to the ABS I Administrative Agent and the ABS I Lenders for a failure of a Financed Receivable to be an Eligible Receivable as of the applicable Cut-Off Date.

If an obligor under a Financed Receivable exercises any contractual right or right arising by operation of law to terminate, or the ABS I Servicer otherwise consents to an obligor’s request for an early termination of, a contract and the related Financed Receivable without receipt by the ABS I Servicer from the obligor of an amount greater than or equal to the Discounted Balance of such Financed Receivable, the ABS I Seller will be obligated under the RPA to deposit into the Collection Account on the related settlement date an amount equal to the Discounted Balance of such Financed Receivable as of the end of the immediately preceding Monthly Period (after giving effect to all payments received on such Financed Receivable during such Monthly Period immediately prior to such termination). Upon such deposit, the ABS I Administrative Agent shall release its security interest in such Financed Receivable, and the ABS I Borrower shall assign, without recourse, all of the ABS I Borrower’s remaining rights in such Financed Receivable, including any payments subsequently received in respect thereof, to the ABS I Seller.

If an obligor exercises any contractual right or right arising by operation of law to reduce, or the ABS I Servicer otherwise consents to an obligor’s request for a reduction in, the aggregate amount of future payments due under a contract with respect to a Financed Receivable, the ABS I Seller will be obligated under the RPA to deposit into the Collection Account on the related settlement date an amount equal to the amount by which the Discounted Balance of such Financed Receivable as of the end of the immediately preceding Monthly Period (after giving effect to all payments with respect to such Financed Receivable received during such Monthly Period but without giving effect to such reduction) exceeds the Discounted Balance of such Financed Receivable as of the end of such Monthly Period (after giving effect to all payments with respect to such Financed Receivable received during such Monthly Period and after giving effect to such reduction).

Yield Protection:	The RLSA will contain customary provisions (a) protecting the ABS I Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices, changes occurring before or after the

Closing Date and changes after the Closing Date in compliance therewith or the application or implementation thereof by an ABS I Lender) and from the imposition of or changes in withholding or other taxes (other than any withholding or other deductions imposed under Sections 1471 through 1474 of the Internal Revenue Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof) and (b) indemnifying the ABS I Lenders for “breakage costs” incurred in connection with any prepayment of non-ABR interest bearing advances under the RLSA without the requisite notice or on a day other than a settlement date or the failure to borrow a requested advance on the date requested.

Expense Reimbursement:	The ABS I Borrower will pay (a) all reasonable and documented or invoiced out-of-pocket costs and expenses of the ABS I Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Term/Commercial Receivables Facility and the preparation, execution, delivery and administration, amendment, modification, waiver and/or enforcement of the Transaction Documents (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the ABS I Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and (b) all rating agency fees incurred by a CP Conduit Lender (as defined in Annex III hereto) or its administrator in connection with affirming the rating of such CP Conduit Lender’s commercial paper as a consequence of entering into the RLSA.

Indemnities:

Subject to usual and customary qualifications and limitations, the ABS I Borrower will indemnify and hold harmless the ABS I Administrative Agent, the ABS I Lenders and their respective officers, directors and employees (the “Indemnitees”) for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from or in connection with the RLSA or the other Transaction Documents.

Subject to usual and customary qualifications and limitations, the ABS I Servicer will indemnify and hold harmless the Indemnitees for all losses, claims, damages, liabilities and expenses incurred in connection with the RLSA on account of or arising from any breach of any of its representations, warranties or covenants contained in the RLSA.

Subject to usual and customary qualifications and limitations, the ABS I Seller will indemnify and hold harmless the ABS I Borrower (and its officers, directors and employees) and its assigns (and their respective officers, directors and employees)

for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from any breach of any of its representations, warranties or covenants contained in the RPA.

Assignments and Participations:

Each ABS I Lender who is a multi-seller commercial paper conduit may, without the consent of the ABS I Borrower or the ABS I Administrative Agent, assign (without recourse, representation or warranty) all or any portion of its right, title and interest in its advances under the RLSA to (i) the committed lenders related to such ABS I Lender, (ii) any liquidity or credit provider supporting the commercial paper issued by such ABS I Lender, (iii) the collateral agent for its commercial paper program, and (iv) another multi-seller commercial paper conduit supported by the committed lenders related to such ABS I Lender.

Any ABS I Lender, including any ABS I Lender who is a multi-seller commercial paper conduit (and the committed lenders supporting the commercial paper issued by such ABS I Lender), may assign all or any portion of its commitment and its advances under the RLSA to another financial institution (other than to any Disqualified Lender) at any time with the consent, not to be unreasonably withheld or delayed, of the ABS I Borrower and the ABS I Administrative Agent, unless (i) the assignee is an ABS I Lender, an affiliate of an ABS I Lender, or another entity sponsored or administered by an ABS I Lender or an affiliate of an ABS I Lender or (ii) such assignment is made after the occurrence of an Event of Default or an Early Amortization Event set forth in clause (d) or clause (g) of the defined term “Early Amortization Event.” In the case of partial assignments (other than to another ABS I Lender, an affiliate of an ABS I Lender or another entity sponsored or administered by an ABS I Lender or an affiliate of an ABS I Lender), the minimum assignment amount shall be $25,000,000 (or an integral multiple of $1,000,000 in excess thereof) or, if less, all of such ABS I Lender’s remaining advances and commitment, unless otherwise agreed by the ABS I Borrower and the ABS I Administrative Agent. The ABS I Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments.

The ABS I Lenders shall also be permitted to sell participations in their advances under the RLSA (other than to any Disqualified Lender to the extent that a list of Disqualified Lenders has been provided to the ABS I Lenders). Participants shall have the same benefits as the ABS I Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” below with respect to which the affirmative vote of the ABS I Lender from which it purchased its participation would be required.

The ABS I Lenders will also be permitted at any time to pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of advances) under the RLSA to secure obligations of such ABS I Lender to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation, without notice to or consent of any person; provided, however, that no such pledge or grant of a security interest shall release any ABS I Lender from any of its obligations under the RLSA or substitute any such pledgee or grantee for such ABS I Lender as a party thereto.

Voting:

Amendments and waivers with respect to the Transaction Documents shall require the approval of ABS I Lenders holding more than 50% of the Commitment Amount (or, if the commitments of the ABS I Lenders have been terminated, the aggregate advances) (“Majority Lenders”), except that (a) the consent of each ABS I Lender directly affected thereby will be required with respect to (i) reductions in the amount or extensions of the scheduled date of any payment of principal of the advances under the RLSA, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any ABS I Lender’s commitment and (b) the consent of 100% of the ABS I Lenders will be required with respect to (i) changes to the defined term “Targeted Loan Amount” or any defined term used directly or indirectly therein which result in an increase in borrowing availability or a reduction in required overcollateralization under the RLSA, (ii) changes to the Waterfall Provisions (as defined below) that adversely affect the priority of allocations benefitting the ABS I Lenders, (iii) reductions of any of the voting percentages, (iv) the release of the Performance Undertaking Provider from any of its obligations under the Performance Undertaking or the termination of the Performance Undertaking, (v) the release of any material portion of the Collateral other than in accordance with the express terms of the RLSA and (vi) amendments and waivers of the Early Amortization Event (or any defined term used directly or indirectly therein) set forth in paragraph (e) of the definition of Early Amortization Event above.

The RLSA will contain customary provisions for replacing ABS I Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABS I Lenders in connection with amendments and waivers requiring the consent of all ABS I Lenders or of all ABS I Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

Defaulting Lenders:	The RLSA will contain standard provisions with respect to the treatment of defaulting ABS I Lenders. Under the RLSA, among other things, if an ABS I Lender fails to, or notifies the ABS I Administrative Agent in writing that it does not intend to, comply with its obligations to fund prospective advances thereunder, such ABS I Lender will among other things, (a) cease to receive any portion of the unused fee, (b) no longer have its commitment or advances included in the Majority Lenders percentage, and (c) any amount payable to such defaulting ABS I Lender will, in lieu of being distributed to such defaulting ABS I Lender, be retained by the ABS I Administrative Agent in a segregated account for the purpose of funding obligations of such ABS I Lender under the RLSA and otherwise to be held as cash collateral for future funding obligations of such ABS I Lender. Amounts held in such segregated account will not accrue interest or fees. Any investment income earned from investments in the segregated account will be retained in the segregated account.

Governing Law and Forum:	State of New York.

Counsel to ABS I Administrative Agent, Lead Arrangers and Joint Bookrunners:	Chapman and Cutler LLP

SERVICING

Duties:	The ABS I Servicer will be responsible for servicing, managing and collecting the Financed Receivables. The ABS I Servicer will be obligated to manage, service, administer and make collections on the Financed Receivables in accordance with its customary practices in effect from time to time, using the same degree of skill and attention that the ABS I Servicer exercises with respect to all comparable equipment receivables that it services for itself or others. The ABS I Servicer may change its customary practices without the consent of the ABS I Lenders to the extent that such changes are implemented with respect to substantially all comparable equipment receivables that the ABS I Servicer services for itself and others and such changes would not reasonably be expected to have a material adverse effect on the ABS I Borrower or the ABS I Lenders.

The ABS I Servicer will deliver to the ABS I Administrative Agent a monthly report on the second business day prior to each settlement date containing information concerning the Financed Receivables as of the close of the business on the last business day of the immediately preceding Monthly Period.

Settlement Dates:	Settlement dates will be the 20th day of each calendar month or, if such 20th day is not a business day, the next succeeding business day.

Collections:

The ABS I Servicer will be required to establish and maintain an account in the name of the ABS I Borrower (the “Collection Account”) and to remit to the Collection Account all Collections received by the ABS I Servicer during each Monthly Period on the following settlement date; provided, however, that, if the long-term unsecured debt of the Performance Undertaking Provider is rated below BBB by S&P or below Baa2 by Moody’s, the ABS I Servicer will be required to deposit into the Collection Account all Collections within two business days of identification thereof. The ABS I Borrower, the ABS I Administrative Agent and the bank at which the Collection Account is established will enter into a control agreement.

“Collections” will include (a) all monthly or periodically scheduled lease payments or payments of principal or interest that obligors are required to pay under the contracts relating to the Financed Receivables, including all such payments under guarantees or other credit enhancements provided in connection with the origination of such contracts, any payments by obligors which represent the prepayment, termination or partial reduction of future amounts payable under such contracts, any deficiency payments under such contracts (net of collection costs), (b) all insurance proceeds and any other recoveries with respect to the related equipment and (c) all amounts recovered from the remarketing, transfer, lease, or re-lease of the related equipment or other property financed, in each case, received after the Cut-Off Date for each such Financed Receivable, excluding, in each case, (i) all Supplemental Servicing Fees payable to the ABS I Servicer, (ii) payments allocable to sales, use or similar taxes, or fees or other charges imposed by any governmental authority, (iii) any amounts payable under any service contracts in respect of the related equipment and (iv) amounts separately itemized in invoices representing reimbursement for shipping costs or payments for services or software not financed under the related contracts.

The “Cut-Off Date” for any Financed Receivable will be the end of the Monthly Period preceding the funding of such Financed Receivables under the RLSA (or, for a Financed Receivable that was not yet originated as of the end of such Monthly Period, the date of origination) or, if specified by the ABS I Borrower, any later date that is at least two business days prior to the date of the funding of such Financed Receivable.

Application of Collections:	On each settlement date, (a) Collections received by the ABS I Servicer during the preceding Monthly Period, (b) any amounts paid to the ABS I Borrower under Interest Rate Hedges on such settlement date and (c) any amounts described above under “Seller Payments” paid by the ABS I Seller to the ABS I

Borrower on such settlement date will be applied in the following order of priority under the RLSA (the application of funds as set forth below being referred to herein as the “Waterfall Provisions”):

(i) first, on a pro rata basis, to the ABS I Servicer, the monthly servicing fee and any Backup Servicer, the monthly fee payable thereto;

(ii) second, to each provider of an Interest Rate Hedge (in the ratio that the aggregate amount owed to such provider pursuant to this clause (ii) bears to the sum of all amounts owed to all such providers pursuant to this clause (ii)) the amount of all monthly net swap payments then due to each provider of an Interest Rate Hedge;

(iii) third, on a pro rata basis, to the ABS I Administrative Agent for the benefit of the ABS I Lenders (in the ratio that the aggregate amount owed to each ABS I Lender pursuant to this clause (iii) bears to the aggregate amount owed to all ABS I Lenders pursuant to this clause (iii)), the amount of accrued and unpaid interest due and payable on the advances of such ABS I Lender under the RLSA and unused fee payable to such ABS I Lender thereunder for the related Interest Accrual Period (as defined in Annex III hereto);

(iv) fourth, to the ABS I Administrative Agent, the fee payable to the ABS I Administrative Agent;

(v) fifth, on a pro rata basis, (x) to the ABS I Administrative Agent for the benefit of the ABS I Lenders, in reduction of the aggregate outstanding principal amount of the advances under the RLSA, on a pro rata basis, an amount equal to the amount, if any, by which the aggregate outstanding principal amount of such advances exceeds the Targeted Loan Amount on such settlement date and (y) to each provider of an Interest Rate Hedge (in the ratio that the aggregate amount owed to such provider pursuant to this clause (v)(y) bears to the sum of all amounts owed to all such providers pursuant to this clause (v)(y)) the amount of Senior Swap Termination Payments (as defined below) then due to each provider of an Interest Rate Hedge; provided, that if on any settlement date the funds available to be distributed pursuant to this clause (v) are less than the amounts required to be distributed pursuant to this clause (v), then the amount available to be distributed pursuant to this clause (v) shall be distributed to the ABS I Administrative Agent pursuant to clause (v)(x) based on the ratio that the aggregate outstanding principal amount of the advances on such settlement date (before giving effect to any distribution pursuant to clause (v)(x)) bears to the aggregate outstanding principal amount of the advances on such settlement date plus the aggregate amount of Senior Swap Termination Payments due on such settlement date and the remaining funds available to be distributed pursuant to this clause (v) on such settlement date shall be distributed pursuant to clause (v)(y);

(vi) sixth, to the ABS I Administrative Agent for the benefit of the ABS I Lenders (in the ratio that the aggregate amount owed to each ABS I Lender pursuant to this clause (vi) bears to the aggregate amount owed to all ABS I Lenders pursuant to this clause (vi)), the amount of any and all other sums owed and not paid to the ABS I Lenders, including without limitation any amounts required to be paid under the RLSA in respect of indemnities, increased costs, taxes and expenses;

(vii) seventh, to each provider of an Interest Rate Hedge (in the ratio that the aggregate amount owed to such provider pursuant to this clause (vii) bears to the aggregate amount owed to all such providers pursuant to this clause (vii)), any Subordinated Swap Termination Payments (as defined below) then due to each provider of an Interest Rate Hedge; and

(viii) eighth, to the ABS I Borrower.

“Senior Swap Termination Payments” will mean any payment due by the ABS I Borrower to the provider of an Interest Rate Hedge, including any interest that may accrue thereon, upon the occurrence of an “early termination date” under such Interest Rate Hedge arising due to (a) a failure to pay or deliver by the ABS I Borrower or (b) the occurrence of a bankruptcy with respect to the ABS I Borrower.

“Subordinated Swap Termination Payments” will mean any payment due by the ABS I Borrower to the provider of an Interest Rate Hedge, including any interest that may accrue thereon, upon the occurrence of an “early termination date” under such Interest Rate Hedge that is not a Senior Swap Termination Payment.

Servicer Defaults:

The occurrence of an event set forth in clause (iv) below or the delivery by the ABS I Administrative Agent of written notice to the ABS I Servicer, electing to replace the ABS I Servicer (each a “Servicer Default”) following the occurrence of any other of the following events:

(i) any failure by the ABS I Servicer to make any payment or deposit when required to be made under the RLSA or to timely deliver the monthly report and, in either case, the continuance of such failure for a period of five (5) business days;

(ii) the ABS I Servicer’s failure to perform in any material respect any covenant or agreement under the RLSA, and such failure remains unremedied for thirty (30) days after such failure becomes actually known to a responsible officer of the ABS I Servicer or a responsible officer of the ABS I Servicer receives written notice thereof from the ABS I Administrative Agent;

(iii) any written representation or warranty made by the ABS I Servicer in the RLSA or in any monthly report shall have been incorrect in any material respect when made and such incorrect representation or warranty remains unremedied for thirty (30) days after such event becomes actually known to a responsible officer of the ABS I Servicer or a responsible officer of the ABS I Servicer receives written notice thereof from the ABS I Administrative Agent; or

(iv) the ABS I Servicer is the subject of a bankruptcy or insolvency proceeding.

Upon the occurrence of any such event, DFS may be removed as the ABS I Servicer for the Financed Receivables by a vote of the Majority Lenders. In which event, if there is a Backup Servicer, such Backup Servicer will be appointed as successor ABS I Servicer and, if there is no Backup Servicer, a third party servicer will be appointed as successor ABS I Servicer by the Majority Lenders. In addition, following the replacement of the ABS I Servicer, the ABS I Administrative Agent may direct obligors in respect of the Financed Receivables to make payments directly to the ABS I Administrative Agent or its designee.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The RPA, the RLSA and the Performance Undertaking (the “Transaction Documents”), the ABS Intercreditor Agreement and any other definitive documentation for the Term/Commercial Receivables Facility (together with the Transaction Documents, the “ABS I Facility Documentation”) shall initially be drafted by counsel to the Sponsor and contain the terms set forth in this Exhibit F and, to the extent any other terms are not expressly set forth in this Exhibit F, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Term/Commercial Receivables Facility and (ii) contain only those conditions, representations, covenants and events of default set forth in this Exhibit F and such other terms as the ABS I Borrower and the Lead Arrangers shall reasonably agree.

The representations, warranties and covenants of the ABS I Seller, the ABS I Borrower, the ABS I Servicer and the Performance Undertaking Provider in the Transaction Documents will be limited to those set forth below, subject to usual and customary exceptions and qualifications and, to the extent relevant, substantially consistent with the corresponding representations, warranties and covenants in the ABL Facility.

Representations and Warranties of the ABS I Seller:	Due organization, valid existence, good standing, power and authority, due authorization, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the RPA against the ABS I Seller, ownership of the Term Receivables prior to transfer, valid assignment of the ABS I Seller’s interest in the Term Receivables to the ABS I Borrower, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Financed Receivables, no adverse selection, use of proceeds on the Closing Date, compliance with material laws and regulations, eligibility of the Term Receivables, name and UCC location, solvency of the ABS I Seller, payment of taxes, no notice of tax or ERISA liens, inapplicability of the Investment Company Act and accurate and complete information provided by the ABS I Seller.

Representations and Warranties of the ABS I Borrower:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or contracts, material governmental and third party approvals, enforceability of the Transaction Documents against the ABS I Borrower, ownership of the Financed Receivables, creation, perfection and priority of the ABS I Administrative Agent’s lien on the Collateral, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Collateral, use of proceeds, compliance with material laws and regulations, name and UCC location, solvency of the ABS I Borrower, use of proceeds, payment of taxes, Patriot Act, OFAC, FCPA, no notice of tax or ERISA liens, inapplicability of the Investment Company Act and accurate and complete information provided by the ABS I Borrower.

Representations and Warranties of the ABS I Servicer:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the RLSA against the ABS I Servicer, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Collateral, compliance with material laws and regulations, Patriot Act, OFAC, FCPA, inapplicability of the Investment Company Act and accurate and complete information provided by the ABS I Servicer.

Representations and Warranties of the Performance Undertaking Provider:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the Performance Undertaking against the Performance Undertaking Provider, no adverse proceedings relating to the transactions contemplated by the Transaction Documents, compliance with material laws and regulations, Patriot Act, OFAC, FCPA, inapplicability of the Investment Company Act and accurate and complete information provided by the Performance Undertaking Provider.

Affirmative Covenants of the ABS I Seller:	Maintenance of existence, further assurances and information and filing of financing statements, maintenance of books and records, inspection rights of the ABS I Administrative Agent and the ABS I Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), maintenance of arm’s length relationship with the ABS I Borrower, defense of the ABS I Borrower’s interest in the Financed Receivables, compliance with material laws and regulations, payment of taxes, inclusion of a footnote describing the separateness of the ABS I Borrower from its affiliates in the consolidated financial statements of the affiliate of the ABS I Borrower in which the results of the ABS I Borrower are included, repurchase of Financed Receivables that were not Eligible Receivables as of the applicable Cut-Off Date and retention of a net economic interest in the Financed Receivables in an amount at least equal to the percentage thereof required, and in a manner required, under Paragraph 1 of Article 122a of the Capital Requirements Directive (comprised of Directives 2006/48/EC of the European Parliament and of the Council of 14 June 2006 relating to the taking up and pursuit of the business of credit institutions and Directive 2006/49/EC of the European Parliament and of the Council of 14 June 2006 on the capital adequacy of investment firms and credit institutions, as amended from time to time (the “CRD”)).

Affirmative Covenants of the ABS I Borrower:	Maintenance of existence, further assurances and information and filing of financing statements, maintenance of books and records, furnishing of unaudited annual financial statements of the ABS I Borrower, inspection rights of the ABS I Administrative Agent and the ABS I Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), maintenance of arm’s length relationship with the ABS Borrower Parent and other affiliates of the ABS I Borrower (including independent director/manager provisions), notice of an Early Amortization Event, a Servicer Default or an Event Default, notice of any material litigation, use of proceeds, defense of the Administrative Agent’s security interest in the Collateral, compliance with material laws and regulations and its charter documents, payment of taxes and enforcement of the RPA.

Affirmative Covenants of the ABS I Servicer:	Maintenance of existence, further assurances and information, maintenance of records relating to the Financed Receivables, inspection rights of the ABS I Administrative Agent and the ABS I Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), annual agreed upon procedures, notices of an Early Amortization, a Servicer Default or an Event of Default, marking of records to reflect ownership and sale of the Financed Receivables, maintenance of records and systems necessary for the collection of the Financed Receivables and the application of Collections in respect thereof, maintenance of customary disaster recovery plans and compliance with material laws and regulations.

Affirmative Covenants of the Performance Undertaking Provider:	Delivery of annual audited and quarterly unaudited financial statements prepared in accordance GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarter of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statements after the Closing Date), maintenance of existence, maintenance of arm’s length relationship with the ABS I Borrower and compliance with material laws and regulations.

Negative Covenants of the ABS I Seller:	Limitations on: changes in name, jurisdiction of organization or corporate structure without prior notice and requisite UCC filings; liens on the Financed Receivables other than Permitted

Liens; petitions in bankruptcy against the ABS I Borrower or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of ABS I Borrower:	Limitations on: indebtedness other than obligations under the Transaction Documents or obligations incurred in connection with Term Securitizations; liens (other than those created under the Transaction Documents or in connection with Term Securitizations); consents and waivers in respect of the RPA; activities, mergers, consolidations and dissolutions; sales of assets other than in accordance with the Transaction Documents or in connection with Term Securitizations; dividends and other payments in respect of equity interests after the occurrence of an Early Amortization Event or an Event of Default; amendments to charter documents; changes in business; changes in name, jurisdiction of organization or corporate structure without prior notice and requisite UCC filings; petitions in bankruptcy against any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of ABS I Servicer:	Limitations on: petitions in bankruptcy against the ABS I Borrower or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of Performance Undertaking Provider:	Limitations on: petitions in bankruptcy against the ABS I Borrower or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Confidentiality:	Customary in transactions of this kind.

CLOSING CONDITIONS

The availability of advances under the RLSA shall be conditioned only upon the satisfaction of the conditions set forth under “Conditions to Initial Funding” above, in Exhibit H and the conditions set forth below on or before the Closing Date.

Each of the ABS I Seller, the ABS I Borrower, the ABS I Servicer and the Performance Undertaking Provider (each a “Transaction Party”) shall have executed and delivered the ABS I Facility Documentation to which it is a party.

The ABS I Administrative Agent shall have received certified organizational documents, certified resolutions and incumbency certificates from each of the Transaction Parties.

The ABS I Administrative Agent shall have received the following legal opinions from counsel to the Transaction Parties (which may include opinions of internal counsel to any of the Transaction Parties) in each case in customary form:

A. regarding the due organization, good standing and power and authority of each of the Transaction Parties;

B. regarding the due authorization, execution and delivery of the ABS I Facility Documentation by the Transaction Parties party thereto;

C. regarding the enforceability of the ABS I Facility Documentation against each of the Transaction Parties party thereto;

D. regarding the governmental consents or filings required in connection with the execution, delivery and performance of the ABS I Facility Documentation by the Transaction Parties;

E. regarding the absence of litigation affecting the transactions contemplated by the ABS I Facility Documentation;

F. regarding the absence of conflicts with organizational documents, laws, regulations, court orders or contracts arising from the execution, delivery and performance by the Transaction Parties of the ABS I Facility Documentation;

G. regarding the exemption of the Transaction Parties from registration under the Investment Company Act;

H. regarding the effectiveness of the RPA to create in favor of the ABS I Borrower a security interest in all right, title and interest of the ABS I Seller in the Term Receivables and the proceeds thereof and the perfection of that security interest;

I. regarding the effectiveness of the RLSA to create in favor of the ABS I Administrative Agent a security interest in all right, title and interest of the ABS I Borrower in the Collateral and the perfection of that security interest;

J. regarding the non-consolidation of the assets and liabilities of the ABS I Borrower with those of the ABS Borrower Parent or DFS in the event of the bankruptcy of the ABS Borrower Parent or DFS; and

K. regarding the treatment of the sales of the Term Receivables by the ABS I Seller to the ABS I Borrower pursuant to the RPA as “true sales.”

Prior to the Closing Date, the ABS I Lenders will be given the opportunity as a group to attend a business due diligence session with the management of DFS.

The ABS I Administrative Agent shall have received evidence that the Collection Account has been established in accordance with the RLSA and the ABS I Administrative Agent has “control” (as defined in Article 8 or 9, as applicable, of the UCC) of the Collection Account.

The ABS I Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the ABS I Seller and the ABS I Borrower, and such searches shall reveal no liens on any of the Financed Receivables and related assets except for liens permitted by the Transaction Documents or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the ABS I Administrative Agent.

The ABS I Administrative Agent shall have received proper financing statements (Form UCC-1), naming (i) the ABS I Seller, as debtor/seller, the ABS I Borrower as assignor secured party and the ABS I Administrative Agent, as total assignee and (ii) the ABS I Borrower, as debtor and the ABS I Administrative Agent, as secured party, each in form suitable for filing in each jurisdiction necessary to perfect a security interest in the Financed Receivables and other Collateral.

The ABS I Administrative Agent shall have received proper financing statements (Form UCC-3), if any, necessary to terminate as a matter of record all security interests or other rights of any person previously granted in the Financed Receivables or other Collateral.

ANNEX I

Eligibility Criteria

An “Eligible Receivable” will mean a Term Receivable as to which the following was true as of the Cut-Off Date for such Term Receivable:

(i) such Term Receivable is denominated in U.S. dollars and payable in the United States;

(ii) such Term Receivable was not a Delinquent Receivable or a Defaulted Receivable;

(iii) the obligor of such Term Receivable had a billing address within the United States;

(iv) such Term Receivable arises under a contract with an original term of not less than eleven (11) months and not more than sixty (60) months;

(v) such Term Receivable arises under a contract which requires the obligor to make scheduled periodic payments;

(vi) such Term Receivable arises under a contract that does not require the obligor to consent to, or receive notice of, the transfer, sale, or assignment of such contract or, if notice or consent is required, notice has been given or consent has been received not later than ten (10) days following the date of the ABS I Borrower’s acquisition of such Term Receivable;

(vii) the ABS I Borrower has good title to such Term Receivable, and the ABS I Borrower is the sole legal and beneficial owner of such Term Receivable and has full right to transfer, sell and encumber the same free and clear of any adverse claim, except for the lien created in favor of the ABS I Administrative Agent for the benefit of the ABS I Lenders;

(viii) if the contract under which such Term Receivable arises constitutes “tangible chattel paper” within the meaning of the UCC, there is only one “original” copy of such contract, which is held by the ABS I Servicer;

(ix) such Term Receivable constitutes an “account,” a “payment intangible,” or “tangible chattel paper,” in each case within the meaning of the UCC;

(x) such Term Receivable arises under a contract which was in full force and effect and constituted the legal, valid and binding obligation of the related obligor, enforceable against such obligor in accordance with its terms, except for bankruptcy, moratorium or similar laws affecting creditors rights, and except for available equitable remedies and the lessor or seller of the related equipment or software has no obligations remaining under such contract other than its covenant of quiet enjoyment;

(xi) such Term Receivable did not, in whole or in part, contravene any law, rule or regulation applicable thereto in any material respect;

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(xii) such Term Receivable was selected using no selection procedures adverse to the ABS I Borrower, the ABS I Administrative Agent or the ABS I Lenders, subject to the eligibility criteria hereunder;

(xiii) the contract under which such Term Receivable arises, if such contract is a lease and is not with a governmental authority, (A) provides that the obligor’s obligation to remit payments thereunder is irrevocable, unconditional, and non-cancelable (other than such obligor’s rights during any customer satisfaction period) it being understood that contracts that are prepayable in accordance with their terms shall not by virtue of such fact, be deemed revocable, conditional, or cancelable, and (B) includes an obligation on the part of the obligor to pay all taxes, insurance, and maintenance in respect of the equipment covered thereby;

(xiv) such Term Receivable and the contract under which it arises was originated or acquired in the ordinary course of business in accordance with DFS’s customary practices;

(xv) the contract under which such Term Receivable arises, if such contract is a lease, is not a “consumer lease” within the meaning of Section 2A-103(1)(e)of the UCC;

(xvi) no rights of rescission, setoff, counterclaim or defense have been asserted by the obligor of such Term Receivable;

(xvii) the obligor of such Term Receivable was not the subject of a bankruptcy proceeding; and

(xviii) such Term Receivable is not a tax exempt qualified municipal lease.

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ANNEX II

Concentration Limits

The Excess Concentration Amount will be the sum (without duplication) of the Discounted Balances for the Financed Receivables of types described below in excess of the concentration limits set forth below.

(i) The amount by which the sum of the Discounted Balances for Financed Receivable of various “CR_Scoring” for “Large” and Governmental Authority per the ABS I Servicer’s obligor segmentation as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds the maximum concentration limit of the Included Receivables Balance set forth in the table below:

CR Scoring	Concentration Limit

N/A or Non-PD:	2.50%

PD 6 to PD 16:	22.50%

PD 9 to PD 16:	8.00%

PD 12 to PD 16:	1.00%

(ii) The amount by which the sum of the Discounted Balances for Financed Receivable of various “CREDIT_LEVEL” for “Small Biz” and “Medium Biz” per the ABS I Servicer’s obligor segmentation as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds the concentration limit of the Included Receivables Balance set forth in the table below:

Credit Level	Concentration Limit

3:	2.00%

4:	2.00%

5:	1.25%

6:	1.25%

(iii) The amount by which the sum of the Discounted Balances for Financed Receivables of obligors assigned a blank “CREDIT_LEVEL” as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date), determined in accordance with the “CR_SCORE” for such obligor per the ABS I Servicer’s obligor segmentation, exceeds the concentration limit of the Included Receivables Balance set forth in the table below:

CR Score	Concentration Limit

N/A or Non-PD:	8.00%

PD 6 to PD 16:	8.00%

PD 9 to PD 16:	3.00%

PD 12 to PD 16:	0.08%

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(iv) The amount by which the sum of the Discounted Balances for Financed Receivables of which Facebook, Inc. is the obligor exceeds 10% of the Included Receivables Balance;8

(v) The amount by which the sum of the Discounted Balances for Financed Receivables of obligors assigned (or an obligor with a parent company or affiliate that has assigned to it) a long term senior unsecured credit rating equal to the rating set forth below under the heading “Rating” as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds the applicable percentage of the Included Receivables Balance set forth opposite such ratings below:

Ratings (S&P/Moody’s)	Applicable Percentage

Equal to or higher than A/A2	7.50%

Equal to or higher than BBB+/Baal, but below A/A2	5.00%

Equal to or higher than BBB/Baa3, but below BBB+/Baa1	4.00%

Below BBB-/Baa3, or not rated	3.00%

For purposes of the foregoing, (i) in the case of split ratings from S&P and Moody’s, the applicable percentage shall be the lower of the two, (ii) in the case of a single rating by either S&P or Moody’s, the applicable percentage shall be such rating; provided, however, that if S&P withdraws its rating (other than a withdrawal instituted by the obligor or the obligor’s parent company or affiliate, as applicable) the credit will be deemed “not rated” even if the Moody’s rating continues in effect, and (iii) if any rating shall be changed, such change shall be effective as of the date on which it is first announced by S&P or Moody’s, as applicable. If the rating system of any rating agency shall change, the parties will be obligated to negotiate in good faith to amend this provision to reflect such changed rating system and, pending the effectiveness of such amendment, the applicable percentage will be determined by reference to the rating most recently in effect prior to such change.

(vi) The amount by which the sum of the Discounted Balances for Financed Receivables of obligors that are small business obligors or medium business obligors as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds 30.00% of the Included Receivables Balance;

(vii) The amount by which the sum of the Discounted Balances for Financed Receivables of obligors that are small business obligors as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds 1.00% of the Included Receivables Balance;

(viii) The amount by which the sum of the Discounted Balances for Financed Receivables of obligors that are governmental authorities as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds 15.00% of the Included Receivables Balance; and

(ix) The amount by which the sum of the Discounted Balances for Financed Receivables of the U.S. federal government as of the end of the preceding Monthly Period (or, if later, the applicable Cut-Off Date) exceeds 2.50% of the Included Receivables Balance.

[8]	The special concentration limit for Facebook, Inc. will terminate on the earlier of (x) the date on which Moody’s or S&P assigns a rating to the long-term, unsecured debt of Facebook, Inc. and (y) any date more than three months after the Closing Date designated by the Majority Lenders, in their sole discretion.

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Interest Rates:

Interest will accrue and be payable to each ABS I Lender on the portion of the aggregate outstanding principal amount of the advances under the RLSA owing to it for each Interest Accrual Period at a variable interest rate. The variable interest rate applicable to each ABS I Lender will generally depend on its source of funds.

Except as provided below, the variable interest rate applicable to an ABS I Lender funding its advances under the RLSA with the proceeds of commercial paper (any such ABS I Lender, a “CP Conduit Lender”) will be the cost of that commercial paper plus a usage fee accruing at the Program Fee Rate (as defined below). The variable interest rate applicable to a CP Conduit Lender funding through its backstop funding commitments will be the Adjusted LIBOR Rate (or, if a LIBOR Rate is not available, ABR) plus 1.75% per annum. The variable interest rate applicable to any other ABS I Lender (a “Non-CP Conduit Lender”) will be the Adjusted LIBOR Rate (or, if a LIBOR Rate is not available, ABR) for each day during the Interest Accrual Period plus the Program Fee Rate.

The “Program Fee Rate” will be 1.00% per annum; provided, that the Program Fee Rate after the end of the Commitment Term will equal 1.75% per annum.

The cost of each CP Conduit Lender’s commercial paper will be equivalent to the weighted average of the discount rates on all commercial paper allocated by that CP Conduit Lender, in whole or in part, to fund or maintain its advances under the RLSA (including dealer fees) issued by that CP Conduit Lender at a discount and outstanding during the related Interest Accrual Period, converted to an annual yield-equivalent rate on the basis of a 360-day year.

The “Interest Accrual Period” for each settlement date will be the period from and including the immediately preceding settlement date (or, in the case of the initial Interest Accrual Period, the Closing Date to but excluding such settlement date).

Calculation of interest will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR funding).

“ABR” will be the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the ABS I Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR Rate” will be the London interbank offered rate for eurodollar deposits for a period equal to one month appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

F-2-3

From and after the occurrence of an Event of Default, interest will accrue and be payable to each ABS I Lender on its advances at the higher of (i) the Adjusted LIBOR Rate plus the Program Fee Rate and (ii) ABR plus 2.00%.

Unused Fees:	On each settlement date, the ABS I Borrower will pay the ABS I Administrative Agent on behalf of the ABS I Lenders a monthly unused fee of (i) if the average aggregate outstanding advances during any Monthly Period are equal to or greater than 50% of the Commitment Amount, 0.30% per annum on the average daily unused portion of the Term/Commercial Receivables Facility during such Monthly Period or (ii) if the average aggregate outstanding advances during any Monthly Period are less than 50% of the Commitment Amount, 0.50% per annum on the average daily unused portion of the Term/Commercial Receivables Facility during such Monthly Period, in each case calculated based upon the actual number of days elapsed over a 360-day year.

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EXHIBIT G

Project Denali

Revolving Receivables Facility

Summary of Principal Terms and Conditions9

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Overview:

A facility financing the revolving loans (the “Receivables”) originated under Denali’s private label credit financing programs established under a new master trust conforming to the description contained in this Exhibit G.

The Receivables originated by WebBank are sold to Denali Revolver Company L.P. (“DRC”) on a daily basis pursuant to a receivables sale agreement (the “RSA”) among WebBank, DRC and Denali Inc. (“Denali”). With the prior written consent of the Majority Lenders (as defined below), one or more originators of Receivables in addition to WebBank (WebBank, together with any such other originator, an “Originator”) may in the future enter into a receivables sale agreement with DRC pursuant to which it sells the Receivables it originates to DRC. A newly-organized special purpose bankruptcy-remote corporation or limited liability company (the “Transferor”) will be established to purchase from DRC on a daily basis, pursuant to a receivables purchase agreement (the “RPA”) between the Transferor and DRC, as seller (in such capacity, the “ABS II Seller”), the Receivables arising under accounts designated thereunder by DRC from time to time (the “Revolving Receivables”) in transactions intended to be “true sales”. The Transferor will establish the master trust (the “ABS II Borrower”) pursuant to a trust agreement (the “Trust Agreement”) with an owner trustee. The Transferor will transfer the Revolving Receivables to the ABS II Borrower pursuant to a transfer, servicing and administration agreement (the TSAA”) among the Transferor, Denali Financial Services L.L.C. (“DFS”), as servicer (in such capacity, the “ABS II Servicer”), DFS, as administrator (in such capacity, the “Administrator”), and the ABS II Borrower. The ABS II Borrower will fund its acquisition of the Revolving Receivables by issuing series of notes (“Notes”) from time to time pursuant to a Master Indenture (the “Master Indenture”) between the ABS II Borrower and an indenture trustee (the “Indenture Trustee”), as supplemented by one or more indenture supplements thereto.

In connection with the Revolving Receivables Facility, the ABS II Borrower and the Indenture Trustee will enter into a supplement (the “Indenture Supplement”) to the Master Indenture (as so supplemented, the “Indenture”), pursuant to which the ABS II Borrower will issue a series of variable funding notes (the “VFNs”) to the ABS II Lenders (as defined below) pursuant to a Note Purchase Agreement (the “Note

[9]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, C, D, E, F and H thereto.

Purchase Agreement”) among the ABS II Borrower, the ABS II Seller, the ABS II Servicer, the Transferor, the Administrator, the ABS II Lenders and the ABS II Administrative Agent.

Borrower:

The ABS II Borrower will be a special purpose, bankruptcy-remote statutory trust organized pursuant to the Trust Agreement. The business activities of the ABS II Borrower will be limited under the Trust Agreement to acquiring the Revolving Receivables on a revolving basis from the Transferor pursuant to the TSAA, financing the purchase of the Revolving Receivables by issuing Notes pursuant to the Master Indenture and other activities incidental thereto.

The ABS II Borrower and certain of its affiliates will be required to satisfy certain criteria to ensure that the assets and liabilities of the ABS II Borrower will not be substantively consolidated with those of Denali or any of its affiliates in a bankruptcy.

Transferor:

The Transferor will be a special purpose, bankruptcy-remote subsidiary of DRC (the “Transferor Parent”). The business activities of the Transferor will be limited to purchasing the Revolving Receivables from the ABS II Seller pursuant to the RPA and transferring them to the ABS II Borrower pursuant to the TSAA.

The Transferor and certain of its affiliates will be required to satisfy certain criteria to ensure that the assets and liabilities of the Transferor will not be substantively consolidated with those of the Transferor Parent or any of its affiliates in a bankruptcy.

Administrative Agent:	Bank of America will act as sole administrative agent (in such capacity, the “ABS II Administrative Agent”) for a syndicate of banks or other financial institutions reasonably acceptable to the Lead Arrangers and the ABS II Borrower, excluding any Disqualified Lender (together with the Initial ABS II Lenders, the “ABS II Lenders”), and will perform the duties customarily associated with such role. In addition or in lieu thereof, the ABS II Lenders may include one or more commercial paper conduits with backstop funding commitments from one or more financial institutions.

Lead Arrangers and Joint Bookrunners:	Barclays, CS Securities, Merrill Lynch and RBCCM will act as lead arrangers ( each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and Barclays, CS Securities, Merrill Lynch and RBCCM will act as bookrunners (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Revolving Receivables Facility, and each will perform the duties customarily associated with such roles.

Syndication Agent:	RBC will act as the syndication agent for the Revolving Receivables Facility.

Co-Documentation Agents:	Barclays and CS will act as co-documentation agents for the Revolving Receivables Facility.

Servicer:

DFS will act as the ABS II Servicer and will be responsible for collecting payments from obligors on the Revolving Receivables pursuant to the TSAA.

The portion of the monthly servicing fee payable to the ABS II Servicer on each settlement date in respect of the VFNs pursuant to the Indenture Supplement (the “VFN Servicing Fee”) will equal the product of (a) 2.00%, (b) the Included Principal Receivables (as defined below) for the preceding fiscal month of the ABS II Borrower (each a “Monthly Period”), (c) the Allocation Percentage (as defined below) for such Monthly Period and (d) a fraction, the numerator of which is the actual number of days in such Monthly Period and the denominator of which is 360.

Administrator:

DFS will provide administrative services to the ABS II Borrower pursuant to the TSAA.

The portion of the monthly fee payable to the Administrator on each settlement date in respect of the VFNs pursuant to the Indenture Supplement (the “VFN Administrator Fee”) will equal the product of (a) a rate per annum to be determined, (b) the Included Principal Receivables for the preceding Monthly Period, (c) the Allocation Percentage for such Monthly Period and (d) a fraction, the numerator of which is the actual number of days in such Monthly Period and the denominator of which is 360.

Performance Undertaking Provider:	Merger Sub, prior to the Acquisition, and immediately after giving effect to the Acquisition, the Company (in such capacity, the “Performance Undertaking Provider”) will provide a performance undertaking (the “Performance Undertaking”) to the ABS II Borrower and the ABS II Lenders ensuring the performance and obligations (including the payment obligations) of each of the ABS II Seller, the ABS II Servicer and the Administrator under the Transaction Documents (as defined below) to which each is a party.

Backup Servicer:	A “hot” backup servicer acceptable to the Majority Lenders will be engaged by the ABS II Borrower and the ABS II Servicer at closing if the long -term unsecured debt of the Performance Undertaking Provider on the Closing Date is not rated at least Ba3 by Moody’s and at least BB- by S&P. Thereafter, if the long -term unsecured debt of the Performance Undertaking Provider is at any time downgraded below Ba3 by Moody’s or below BB- by S&P, the ABS II Borrower and the ABS II Servicer will, within 90 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings, enter in an agreement in form and substance reasonably satisfactory to the Majority Lenders (the “Backup Servicing Agreement”) with a backup servicer reasonably acceptable to the Majority Lenders (the “Backup Servicer”)

pursuant to which the Backup Servicer agrees to act as the replacement ABS II Servicer if DFS is removed as the ABS II Servicer following a Servicer Default and pursuant to which (i) within 90 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings, the Backup Servicer will agree to perform and complete systems data mapping of the ABS II Servicer’s servicing computer systems and the ABS II Servicer will agree, following completion of such data mapping, to provide the Backup Servicer on the second business day preceding each settlement date with one or more electronic files containing data related to the Revolving Receivables as of the last day of the previous Monthly Period (collectively, the “Data Tape”) and a copy of the monthly report for the related settlement date and (ii) within 180 days of the first day on which the Performance Undertaking Provider does not have the requisite ratings (and thereafter), the Backup Servicer will agree to use each Data Tape received to confirm (or identify discrepancies with respect to) certain data (to be specified by the ABS II Servicer and agreed to by the Majority Lenders and set forth in the Backup Servicing Agreement) with respect to the Revolving Receivables.

REVOLVING RECEIVABLES AND CREDIT ENHANCEMENT

Revolving Receivables:

The Revolving Receivables will be receivables arising under revolving credit accounts established under the “Denali Preferred Account” program or any successor program related to consumer financing (“Consumer Credit Accounts”) or under the “Denali Business Credit” program or any successor program related to business financing (“Business Credit Accounts”), originated by an Originator and sold to DRC.

The Revolving Receivables consist of Finance Charge Receivables and Principal Receivables. “Finance Charge Receivables” will be amounts that have been billed to the obligors on any Account (as defined below) in respect of finance charges, all fees payable by the obligors under the terms of the Accounts including, without limitation, late payment fees, not sufficient funds (nsf) fees, phone pay fees, research fees and over limit fees, any amounts recovered from the remarketing, transfer, sale, lease, or re-lease of products related to Defaulted Receivables (as defined below) and any percentage of the Principal Receivables that the ABS II Borrower has previously elected to treat as Finance Charge Receivables. Five percent (5%) of the Principal Receivables will be treated as Finance Charge Receivables on the Closing Date. The ABS II Borrower will have the option at any time with the consent of the Majority Lenders to increase, reduce or eliminate such percentage.

“Principal Receivables” will be all Revolving Receivables other than Finance Charge Receivables. In calculating the aggregate amount of Principal Receivables, the amount of Principal Receivables will not include Defaulted Receivables and will be reduced by the aggregate amount of credit balances.

Eligibility Criteria:

At the time the Receivables arising under a Consumer Credit Account or a Business Credit Account are designated by the ABS II Seller to be transferred to the Transferor, the ABS II Seller will represent in the RPA that such account (each an “Account”) satisfied the criteria set forth on Annex I as of the applicable Cut-Off Date (as defined below). An Account satisfying such eligibility criteria is herein referred to as an “Eligible Account.”

The ABS II Seller will also represent in the RPA that each Revolving Receivable included in the balance of Included Principal Receivables satisfied the criteria set forth on Annex I as of the date such Revolving Receivable was first included therein. A Revolving Receivable satisfying such eligibility criteria is herein referred to as an “Eligible Receivable.”

If any such representation and warranty of the ABS II Seller is not true and correct in any material respect with respect to any Account or any Revolving Receivable, unless cured by the Monthly Period containing the date that is forty-five (45) days after the earlier to occur of the discovery thereof by the ABS II Seller or receipt by the ABS II Seller of notice thereof from the Indenture Trustee or the ABS II Administrative Agent,

the ABS II Seller will be obligated to repurchase all Revolving Receivables in such Account or in the Account in which such Revolving Receivable arose from the Transferor by depositing into the Collection Account (as defined below) an amount equal to 100% of the Principal Receivables in such Account. Any such amounts paid by the ABS II Seller will be treated as part of Collections (as defined below). The obligation of the ABS II Seller to repurchase Revolving Receivables will constitute the sole remedy for a breach of any representation or warranty by the ABS II Seller concerning the eligibility of an Account or a Revolving Receivable.

The “Cut- Off Date” with respect to any Account will be the last day of the Monthly Period immediately preceding the date on which such Account is designated by the ABS II Seller as an Account under the RPA.

One of the conditions to the designation by the ABS II Seller under the RPA after the Closing Date of Receivables arising under additional Consumer Accounts or additional Business Accounts will be that the ABS II Seller shall not have made any changes to the credit criteria applied in respect of the origination of Consumer Accounts or Business Accounts, as the case may be, the credit review process followed in connection with the origination of Consumer Accounts or Business Accounts, as the case may be, or the terms of Consumer Accounts or Business Accounts, as the case may be, that would reasonably be expected to have a material adverse effect on the Transferor, the ABS II Borrower or the ABS II Lenders without the prior written consent of the Majority Lenders.

Dilution Payments:	On the settlement date immediately following the Monthly Period during which a responsible officer of the ABS II Seller becomes aware that any portion of a Revolving Receivable is reduced due to the exercise by an obligor of any contractual right (including the right to return a product during any applicable customer satisfaction period) or right arising by purported operation of law, or because the ABS II Servicer otherwise consents to such reduction, the ABS II Seller will be obligated to deposit into the Collection Account in immediately available funds an amount equal to the amount of such reduction. Any such amounts paid by the ABS II Seller will be treated as part of Collections.

Overcollateralization:	The ABS II Lenders will make advances in respect of the VFNs under the Note Purchase Agreement in an aggregate amount up to the Commitment Amount (as defined below) so long as, after giving effect to any such advances, the Excess Collateral Amount is at least equal to the Required Excess Collateral Amount and the Transferor Amount is at least equal to the Minimum Transferor Amount.

The “Required Excess Collateral Amount” will mean the sum of the Consumer Credit Account Enhancement Amount and the Business Credit Account Enhancement Amount.

The “Consumer Credit Account Enhancement Amount” will equal an amount equal to the product of (i) 66.67%, (ii) the Consumer Credit Account Ratio as of the end of the Monthly Period then most recently ended and (iii) the aggregate outstanding principal amount of the advances in respect of the VFNs under the Note Purchase Agreement (the “Note Balance”) at such time (after giving effect to any increase in the Note Balance at such time).

The “Consumer Credit Account Ratio” will mean a fraction, calculated as of the end of each Monthly Period, the numerator of which is equal to the aggregate amount of Principal Receivables that have arisen under Consumer Credit Accounts at such time, and the denominator of which is equal to the aggregate Principal Receivables at such time.

The “Business Credit Account Enhancement Amount” will equal an amount equal to the product of (i) 17.64%, (ii) the Business Credit Account Ratio as of the end of the preceding Monthly Period then most recently ended multiplied by (iii) the Note Balance at such time (after giving effect to any increase in the Note Balance at such time).

The “Business Credit Account Ratio” will mean a fraction, calculated as of the end of each Monthly Period, the numerator of which is equal to the aggregate amount of Principal Receivables that have arisen under Business Credit Accounts at such time, and the denominator of which is equal to the aggregate Principal Receivables at such time.

The “Excess Collateral Amount” will equal the excess of the Collateral Amount over the Note Balance.

The “Collateral Amount” will equal, as of any date, the lesser of:

(i) the sum of the Note Balance and the Required Excess Collateral Amount; and

(ii) the sum of (a) an amount equal to (i) the Note Balance, plus, in connection with each funding prior to such date, the amount by which the Required Excess Collateral Amount, after giving effect to such funding, exceeded the Excess Collateral Amount prior to such funding, minus (ii) the aggregate net amount of charged-off Revolving Receivables allocated to the VFNs that were not covered by Collections of Finance Charge Receivables allocated thereto prior to such date plus (b) an amount (positive or negative) equal to the Required Excess Collateral Amount as of such date minus the Required Excess Collateral Amount as of the date of the most recent funding.

The “Minimum Transferor Amount” will equal (i) $0, if the Performance Undertaking Provider’s long-term unsecured debt rating by two nationally recognized statistical rating organizations is at least investment grade and (ii) 7.00% of the amount of Principal Receivables, if the Performance Undertaking Provider’s long-term unsecured debt rating is not rated at least investment grade by two nationally recognized statistical rating organizations.

The “Transferor Amount” on any day will equal the sum of (a) the amount by which (i) the aggregate amount of Principal Receivables as of the last day of the immediately preceding Monthly Period, plus the principal amount on deposit in the Excess Funding Account (as defined below) on such day exceeded (ii) the sum of the Collateral Amount and all other collateral amounts with respect to series of Notes other than the VFNs then outstanding plus (b) the principal amount on deposit in the Principal Account (as defined below) and the principal accounts with respect to all series of Notes other than the VFNs, then outstanding to the extent not deducted in calculating the collateral amount for such series of Notes.

TERMS

Commitment Amount:	The ABS II Lenders will make advances in respect of the VFNs under the Note Purchase Agreement in an aggregate amount up to $1,100,000,000 (the “Commitment Amount”).

The ABS II Borrower may reduce the Commitment Amount in an amount of at least $10,000,000 or any larger multiple of $1,000,000 at any time on five (5) days’ notice to the ABS II Administrative Agent; provided, however, that, after giving effect thereto, the Commitment Amount equals or exceeds the Note Balance.

Commitment Term:	Advances in respect of the VFNs will only be allowed from the Closing Date until the beginning of the Amortization Period. The “Amortization Period” will begin on the earlier of (x) the date that is three (3) years from the Closing Date (the “Commitment Term”) and (y) the occurrence of an Early Amortization Event. The “Revolving Period” will be the period from the Closing Date until the commencement of the Amortization Period.

Purpose:	To finance the acquisition of the Revolving Receivables by the ABS II Borrower and, in turn, finance (in part) the Acquisition and for the general working capital needs and corporate purposes of the Company and its subsidiaries.

Interest Rates and Fees:	As set forth on Annex II hereto

Conditions to Initial Funding:	Subject to the Limited Conditionality Provisions, the initial availability of advances in respect of the VFNs under the Revolving Receivables Facility will be conditioned on (a) the satisfaction of the closing conditions set forth below under “Closing Conditions,” (b) the Note Balance on the Closing Date not exceeding the Commitment Amount, (c) after giving effect to the funding of the Note Balance on the Closing Date, the Excess Collateral Amount at least equaling the Required Excess Collateral Amount and the Transferor Amount at least equaling the Minimum Transferor Amount on the Closing Date, (d) the accuracy of the representations and warranties of the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the Performance Undertaking Provider and the ABS II Borrower, in all material respects (subject to the Limited Conditionality Provisions), (e) the Revolving Receivables being acquired with the proceeds of the initial advance in respect of the VFNs being Eligible Receivables as of the applicable Cut-Off Date and (f) delivery of a borrowing notice.

Conditions to Each Other Funding:

No advances will be made in respect of the VFNs under the Note Purchase Agreement on a funding date other than the Closing Date unless the following conditions precedent have been satisfied on such funding date:

(a) after giving effect to such advance, the Excess Collateral Amount will be at least equal to the Required Excess Collateral Amount;

(b) after giving effect to such advance, the Transferor Amount will be at least equal to the Minimum Transferor Amount;

(c) after giving effect to such advance, the Note Balance will not exceed the Commitment Amount

(d) no Early Amortization Event, Event of Default (as defined below) or event that with the giving of notice, the passage of time or both would become an Early Amortization Event or Event of Default will have occurred and be continuing or would occur after giving effect to such advance;

(e) all representations and warranties of the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the Performance Undertaking Provider and the ABS II Borrower contained in the Transaction Documents shall be true and correct in all material respects, except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(f) the delivery of a borrowing notice with the applicable notice period.

Funding Mechanics:	Advances in respect of the VFNs by the ABS II Lenders under the Note Purchase Agreement may be made on any business day during the Revolving Period. Each advance will require two (2) business day’s notice to the ABS II Administrative Agent (which will provide such notice to the ABS II Lenders at least one (1) business day prior to funding). Each advance will be for a minimum amount of $1,000,000 and will be made available to the ABS II Borrower by 2:00 P.M. (Austin, Texas time) on the date of the funding.

Optional Decrease:	The Administrator, on behalf of the ABS II Borrower, may (i) prior to 9:30 A.M. (Austin, Texas time) on the second business day prior to any settlement date during the Revolving Period, in the case of any amortization in an amount less than $500,000,000 or (ii) prior to 9:30 A.M. (Austin, Texas time) on the fifth business day prior to any settlement date during the Revolving Period, in the case of any amortization in an amount of $500,000,000 or more, elect to cause a full or partial amortization of the VFNs (an “Optional Decrease”) with Available Principal Collections (as defined below), including any Shared Principal Collections (as defined below) on such settlement date, in full, or in part in an amount of not less than $1,000,000 or a higher integral multiple thereof.

Collateral:

Subject to the Limited Conditionality Provisions, the Indenture Trustee will have a first priority perfected security interest, free and clear of all other liens except for customary permitted liens (“Permitted Liens”) in the following assets of the ABS II Borrower (the “Collateral”):

(i) the Revolving Receivables;

(ii) all Collections, including all recoveries, received by the ABS II Servicer in respect of the Revolving Receivables after the applicable Cut-Off Dates, but excluding all Excluded Amounts (as defined below);

(iii) the RPA and the TSAA (including all rights and remedies but none of the obligations of the ABS II Borrower thereunder);

(v) the Collection Account, the Excess Funding Account, the Principal Account, the Finance Charge Account (as defined below), the Distribution Account (as defined below) and all amounts deposited therein from time to time; and

(vi) all proceeds of the foregoing.

Intercreditor Agreement:	The exclusive rights of the ABS II Lenders and the ABS I Lenders in their respective Collateral will be acknowledged and agreed to by the Term Administrative Agent on behalf of the Term Lenders, the ABL Administrative Agent on behalf of the ABL Lenders, the First Lien Bridge Administrative Agent (and, if applicable, the indenture trustee in respect of the First Lien Exchange Notes) on behalf of the First Lien Bridge Lenders (or the holders of the First Lien Exchange Notes) and the Second Lien Bridge Administrative Agent (and, if applicable, the indenture trustee in respect of the Second Lien Exchange Notes) on behalf of the Second Lien Bridge Lenders (or the holders of the Second Lien Exchange Notes), and the exclusive rights of the Term Lenders in the collateral for the Term Facility, the ABL Lenders in the collateral for the ABL Facility, the First Lien Bridge Lenders (or the holders of the First Lien Exchange Notes) in the collateral for the First Lien Bridge Facility (or for the First Lien Exchange Notes) and the Second Lien Bridge Lenders (or the holders of the Second Lien Exchange Notes ) in the collateral for the Second Lien Bridge Facility (or for the Second Lien Exchange Notes) will be acknowledged and agreed to by the ABS II Administrative Agent on behalf of the ABS II Lenders and the ABS I Administrative Agent on behalf of the ABS I Lenders in the ABS Intercreditor Agreement. The ABS Intercreditor Agreement will allow for the joinder of collateral agent(s) representing tranches of secured indebtedness permitted by the Facilities.

Amortization Period:

The Amortization Period will commence prior to the end of the Commitment Term upon the occurrence of an Early Amortization Event. An “Early Amortization Event” will occur upon the occurrence of either a Series Early Amortization Event or a Trust Early Amortization Event.

The occurrence of an event set forth in clause (a) below or the delivery by the Indenture Trustee (acting at the direction of the holders of a majority of all of the Notes issued by the ABS II Borrower), stating that it is an “early amortization notice” (each, a “Trust Early Amortization Event”) following the occurrence of an event in clause (b) below will commence the Amortization Period:

(a) the ABS II Seller, the General Partner (as defined below), the Transferor, the ABS II Servicer, the Administrator, the Performance Undertaking Provider or the ABS II Borrower is the subject of a bankruptcy or insolvency proceeding; or

(b) the ABS II Borrower becomes subject to regulation by the Securities Exchange Commission as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The delivery by the ABS II Administrative Agent of written notice to the ABS II Borrower, stating that it is an “early amortization notice” (each, a “Series Early Amortization Event”) following the occurrence of any of the following events will commence the Amortization Period:

(a) any failure by the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator or the ABS II Borrower to make any payment or deposit when required to be made under any Transaction Document and the continuation of such failure for five (5) business days;

(b) any failure by the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider to observe or perform in any material respect any agreement contained in any Transaction Document, and such failure continues unremedied for a period of forty-five (45) days after the earlier of such failure becoming actually known to a responsible officer of the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider and the date on which written notice thereof shall have been given by the ABS II Administrative Agent to the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider;

(c) any written representation or warranty made by the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider in any Transaction Document proves to have been incorrect in any material respect when made and such incorrect representation and warranty remains unremedied for forty-five (45) days after the earlier of such event becoming actually known to a responsible officer of the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider and the date on which written notice thereof shall have been given by the ABS II Administrative Agent to the ABS II Seller, the Transferor, the ABS II Servicer, the Administrator, the ABS II Borrower or the Performance Undertaking Provider;

(d) (i) a Servicer Default (as defined below), an Administrator Default (as defined below) or an Event of Default with respect to all series of Notes or the VFNs has occurred or (ii) any Event of Default with respect to another series of Notes resulting from a failure to make a payment on such series of Notes when due has occurred;

(e) the Note Balance shall not be paid in full on the Scheduled Final Payment Date (as defined below);

(f) the Average Principal Payment Rate (as defined below) is less than 6.5% on any settlement date;

(g) the BC Loss Ratio (as defined below) is greater than 15% on any settlement date;

(h) the CC Loss Ratio (as defined below) is greater than 16% on any settlement date;

(i) the Average Excess Spread Percentage (as defined below) on any settlement date is less than 1.00%;

(j) the Transferor Amount is less than the Minimum Transferor Amount as of the end of any Monthly Period and on or prior to the following settlement date, (i) the Transferor has not conveyed additional Revolving Receivables to the ABS II Borrower and/or (ii) the ABS II Borrower has not reduced the

Collateral Amount for one or more outstanding series of Notes, such that the Transferor Amount would be at least equal to the Minimum Transferor Amount as of the end of the prior Monthly Period, if each of the Transferor Amount and the Minimum Transferor Amount were calculated on a pro forma basis after giving effect to the events described in the preceding clauses (i) and (ii) occurring on or prior to such settlement date, and any other changes to the collateral amounts of any outstanding series of Notes occurring on or prior to such settlement date;

(k) any amendment to the Master Indenture, the RPA, the TSAA or the Trust Agreement, which amendment materially and adversely affects the interests of the holders of the VFNs, shall become effective without the prior written consent of the Majority Lenders;

(l) cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed (consistent with the corresponding event of default in the ABL Facility); or

(m) (i) the occurrence of a change of control (the definition of which is to be consistent with that in the ABL Facility) in respect of the Company or (ii) the Performance Undertaking Provider ceases to own (directly or indirectly) 100% of the outstanding equity securities of the ABS II Servicer, the ABS II Seller, the Transferor or the ABS II Borrower.

The “Average Principal Payment Rate” on any settlement date will be the arithmetic average (rounded to the nearest one-hundredth of a percent) of the Monthly Principal Payment Rates for the three Monthly Periods preceding such settlement date and the “Monthly Principal Payment Rate” will mean on any settlement date, a fraction (expressed as a percentage rounded to the nearest one-hundredth of a percent), the numerator of which is equal to the sum of the Collections of Principal Receivables for the immediately preceding Monthly Period arising under the Accounts during such Monthly Period, and the denominator of which is equal to the amount of Principal Receivables at the beginning of such Monthly Period under the Accounts.

The “BC Loss Ratio” on any settlement date will be the arithmetic average (rounded to the nearest one-hundredth of a percent) of the BC Monthly Loss Ratios for the three Monthly Periods preceding such settlement date and the “BC Monthly Loss Ratio” for any Monthly Period will equal the product of (a) twelve multiplied by (b) a fraction (expressed as a percentage rounded to the nearest one-hundredth of a percent), the numerator of which is equal to (i) the sum of the Defaulted Receivables arising under Business Credit Accounts that became Defaulted Receivables during such Monthly Period, minus (ii) the aggregate amount of recoveries received during such Monthly Period on

Defaulted Receivables arising under Business Credit Accounts, and the denominator of which is equal to the amount of Principal Receivables at the beginning of such Monthly Period under Business Credit Accounts.

The “CC Loss Ratio” on any settlement date will be the arithmetic average (rounded to the nearest one-hundredth of a percent) of the CC Monthly Loss Ratios for the three Monthly Periods preceding such settlement date and the “CC Monthly Loss Ratio” for any Monthly Period will equal the product of (a) twelve multiplied by (b) a fraction (expressed as a percentage rounded to the nearest one-hundredth of a percent), the numerator of which is equal to (i) the sum of the Defaulted Receivables arising under Consumer Credit Accounts that became Defaulted Receivables during such Monthly Period, minus (ii) the aggregate amount of recoveries received during such Monthly Period on Defaulted Receivables arising under Consumer Credit Accounts, and the denominator of which is equal to the amount of Principal Receivables at the beginning of such Monthly Period under Consumer Credit Accounts.

The “Average Excess Spread Percentage” will mean on any settlement date, the arithmetic average (rounded to the nearest one-hundredth of a percent) of the Excess Spread Percentages for the three Monthly Periods then most recently ended.

The “Excess Spread Percentage” for any Monthly Period will mean the product of (i) twelve, multiplied by (ii) a fraction (expressed as a percentage), (1) the numerator of which is an amount equal to:

(a) an amount equal to (i) the Available Finance Charge Collections (as defined below) (excluding any Excess Finance Charge Collections (as defined below) from other series of Notes) for such Monthly Period minus (ii) the Aggregate Investor Default Amount (as defined below ) for such Monthly Period, minus

(b) the sum of the VFN Servicing Fee, the VFN Administrator Fee and the amount of interest payable on the VFNs, in each case, on the next settlement date,

and (2) the denominator of which is the Collateral Amount determined as of the close of business on the last day of such Monthly Period.

The “Aggregate Investor Default Amount” for any Monthly Period will equal the sum of the Investor Default Amounts for such Monthly Period, and the “Investor Default Amount” for any Defaulted Account will be an amount equal to the product of (a) the amount of Principal Receivables (other than Revolving Receivables that are not Eligible Receivables, unless the ABS II Seller or the Transferor is the subject of a bankruptcy proceeding) in such Defaulted Account on the day it became a Defaulted Account and (b) the Allocation Percentage for such Monthly Period.

A “Defaulted Account” is an Account in which there are Defaulted Receivables and “Defaulted Receivables” are all Principal Receivable in any Account which has been charged off as uncollectible in accordance with the ABS II Servicer’s customary servicing practices.

Events of Default:

An “Event of Default” will occur automatically upon the occurrence of the event set forth in clause (iii) below or will occur with respect to the affected series of Notes, including the VFNs, upon delivery of a default notice to the ABS II Borrower by the Indenture Trustee (acting at the direction of at least a majority of the holders of the Notes of the affected series) after the occurrence of any other of the following events:

(i) default in the payment of the principal of any Note of that series, if and to the extent not previously paid, when the same becomes due and payable on its series termination date;

(ii) default in the payment of any interest on any Note of that series when the same becomes due and payable, and such default shall continue for a period of five (5) business days;

(iii) the ABS II Borrower is the subject of a bankruptcy or insolvency proceeding; or

(iv) the Indenture Trustee ceases for any reason to have a first priority perfected security interest in a material portion of the Collateral (other than Collateral released from the lien of the Indenture in accordance with the terms thereof), free and clear of all liens other than Permitted Liens.

If an Event of Default occurs and is continuing with respect to the VFNs, the Indenture Trustee will have the right (i) to declare the outstanding advances in respect of the VFNs and all other amounts owing by the ABS II Borrower under the Indenture and the Note Purchase Agreement to be due and payable and (ii) to exercise any rights and remedies available to it under applicable law, including causing the ABS II Borrower to sell Revolving Receivables in an amount equal to the Collateral Amount and the related Finance Charge Receivables; provided that the Indenture Trustee may not sell Revolving Receivables unless (x) 100% of the ABS II Lenders consent in writing, (y) the Indenture Trustee determines that the proceeds will be sufficient to repay all amounts owing to the ABS II Lenders and the Majority Lenders direct the Indenture Trustee to sell Revolving Receivables or (z) the Indenture Trustee determines that the Revolving Receivables may not continue to provide sufficient funds for payment of principal of and interest on the Notes and the Indenture Trustee obtains the consent of ABS II Lenders holding 66 2/3% of the Commitment Amount.

The “Series Termination Date” for the VFNs will be no later than the settlement date falling in the twenty-fourth month following the month in which the Scheduled Final Payment Date occurs.

Principal Payments:

No payments of principal of the VFNs will be made to the ABS II Lenders prior to the Amortization Period unless the ABS II Borrower elects to make an Optional Decrease.

During the Amortization Period, on each settlement date, the Note Balance will be reduced in an amount equal to the least of (x) the Available Principal Collections for the related Monthly Period, (y) the Collateral Amount and (z) the Note Balance.

Scheduled Final Payment Date:	The “Scheduled Final Payment Date” will be the settlement date falling in the twelfth month following the month in which the Commitment Term ends.

Yield Protection:	The Note Purchase Agreement will contain customary provisions (a) protecting the ABS II Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including with respect to the Dodd-Frank Act and the Basel Committee on Banking Regulations and Supervisory Practices, changes occurring before or after the Closing Date and changes after the Closing Date in compliance therewith or the application or implementation thereof by an ABS II Lender) and from the imposition of or changes in withholding or other taxes (other than any withholding or other deductions imposed under Sections 1471 through 1474 of the Internal Revenue Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations and official interpretations thereof) and (b) indemnifying the ABS II Lenders for “breakage costs” incurred in connection with any prepayment of non-ABR interest bearing advances under the Note Purchase Agreement without the requisite notice or on a day other than a settlement date or the failure to borrow a requested advance on the date requested.

Expense Reimbursement:	The ABS II Borrower will pay (a) all reasonable and documented or invoiced out-of-pocket costs and expenses of the ABS II Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Revolving Receivables Facility and the preparation, execution, delivery and administration, amendment, modification, waiver and/or enforcement of the Transaction Documents (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the ABS II Borrower’s consent (such consent not to be unreasonably withheld or delayed)) and (b) all rating agency fees incurred by a CP Conduit Lender (as defined in Annex II hereto) or its administrator in connection with affirming the rating of such CP Conduit Lender’s commercial paper as a consequence of entering into the Note Purchase Agreement.

Indemnities:

Subject to usual and customary qualifications and limitations, the ABS II Borrower will indemnify and hold harmless the ABS II Administrative Agent, the ABS II Lenders and their respective officers, directors and employees (the “Indemnitees”) for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from or in connection with the Note Purchase Agreement or the other Transaction Documents.

Subject to usual and customary qualifications and limitations, the ABS II Servicer will indemnify and hold harmless the Indemnitees for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from any breach of any of its representations, warranties or covenants contained in the TSAA or the Note Purchase Agreement.

Subject to usual and customary qualifications and limitations, the Transferor will indemnify and hold harmless the ABS II Borrower (and its officers, directors and employees) and its assigns (and their respective officers, directors and employees) for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from any breach of any of its representations, warranties or covenants contained in the TSAA or the Note Purchase Agreement.

Subject to usual and customary qualifications and limitations, the ABS II Seller will indemnify and hold harmless the ABS II Borrower (and its officers, directors and employees) and its assigns (and their respective officers, directors and employees) for all losses, claims, damages, liabilities and expenses incurred in connection with the Transaction Documents on account of or arising from any breach of any of its representations, warranties or covenants contained in the RPA or the Note Purchase Agreement.

Assignments and Participations:

Each ABS II Lender who is a multi-seller commercial paper conduit may, without the consent of the ABS II Borrower or the ABS II Administrative Agent, assign (without recourse, representation or warranty) all or any portion of its right, title and interest in its advances under the Note Purchase Agreement to (i) the committed lenders related to such ABS II Lender, (ii) any liquidity or credit provider supporting the commercial paper issued by such ABS II Lender, (iii) the collateral agent for its commercial paper program and (iv) another multi-seller commercial paper conduit supported by the committed lenders related to such ABS II Lender.

Any ABS II Lender, including any ABS II Lender who is a multi-seller commercial paper conduit (and the committed lenders supporting the commercial paper issued by such ABS II Lender), may assign all or any portion of its commitment and its advances in respect of the VFNs under the Note Purchase Agreement to another financial institution (other than to any Disqualified Lender) at any time with the consent, not to be unreasonably withheld or delayed, of the ABS II Borrower and the ABS II Administrative Agent, unless (i) the assignee is an ABS II Lender, an affiliate of an ABS II Lender, or another entity sponsored or administered by an ABS II Lender or an affiliate of an ABS II Lender or (ii) such assignment is made after the occurrence of an Event of Default or a Trust Early Amortization Event. In the case of partial assignments (other than to another ABS II Lender, an affiliate of an ABS II Lender or another entity sponsored or administered by an ABS II Lender or an affiliate of an ABS II Lender), the minimum assignment amount shall be $25,000,000 (or an integral multiple of $1,000,000 in excess thereof) or, if less, all of such ABS II Lender’s remaining advances and commitment, unless otherwise agreed by the ABS II Borrower and the ABS II Administrative Agent. The ABS II Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments.

The ABS II Lenders shall also be permitted to sell participations in their advances in respect of the VFNs under the Note Purchase Agreement (other than to any Disqualified Lender to the extent that a list of Disqualified Lenders has been provided to the ABS II Lenders). Participants shall have the same benefits as the ABS II Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” below with respect to which the affirmative vote of the ABS II Lender from which it purchased its participation would be required.

The ABS II Lenders will also be permitted at any time to pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of advances in respect of the VFNs) under the Note Purchase Agreement to secure obligations of such ABS II Lender to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation, without notice to or consent of any person; provided, however, that no such pledge or grant of a security interest shall release any ABS II Lender from any of its obligations under the Note Purchase Agreement or substitute any such pledgee or grantee for such ABS II Lender as a party thereto.

Voting:	Amendments and waivers with respect to the Transaction Documents shall require the approval of ABS II Lenders holding more than 50% of the Commitment Amount (or, if the commitments of the ABS II Lenders have been terminated, the aggregate advances) (“Majority Lenders”), except that (a) the consent of each ABS II Lender directly affected thereby will be required with respect to (i) reductions in the amount or extensions of the scheduled date of any payment of principal of the advances under the Indenture Supplement or the Note Purchase Agreement, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any ABS II Lender’s commitment and (b) the consent of 100% of the ABS II Lenders will be required with respect to (i) changes to the defined term “Required Excess Collateral Amount” or any defined term used directly or indirectly therein which result in an increase in borrowing availability or a reduction in required overcollateralization, (ii) changes to the defined term “Minimum Transferor Amount” or any defined term used directly or indirectly therein which result in a reduction thereof, (iii) changes to the Waterfall Provisions (as defined below) that adversely affect the priority of allocations benefitting the ABS II Lenders, (iv) reductions of any of the voting percentages, (v) the release of the Performance Undertaking Provider from any of its obligations under the Performance Undertaking or the termination of the Performance Undertaking, (vi) the release of any material portion of the Collateral other than in accordance with the express terms of the Master Indenture or the TSAA and (vii) amendments and waivers of the Series Early Amortization Events (or any defined term used directly or indirectly therein) set forth in paragraphs (f) through (j) of the definition of Series Early Amortization Event above.

Notwithstanding the foregoing, if there is a series of Notes issued by the ABS II Borrower outstanding in addition to the VFNs, and no Early Amortization Event or Event of Default has occurred and is continuing (or would result therefrom), the RPA, the TSAA, the Trust Agreement and the Master Indenture may be amended without the consent of the ABS II Lenders upon delivery of an officer’s certificate to the effect that such amendment will not materially and adversely affect the interests of the holders of the VFNs.

The Note Purchase Agreement will contain customary provisions for replacing ABS II Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABS II Lenders in connection with amendments and waivers requiring the consent of all ABS II Lenders or of all ABS II Lenders directly affected thereby so long as the Majority Lenders shall have consented thereto.

Defaulting Lenders:	The Note Purchase Agreement will contain standard provisions with respect to the treatment of defaulting ABS II Lenders. Under the Note Purchase Agreement, among other things, if an ABS II Lender fails to, or notifies the ABS II Administrative Agent in writing that it does not intend to, comply with its obligations to fund prospective advances thereunder, such ABS II Lender will among other things, (a) cease to receive any portion of the unused fee, (b) no longer have its commitment or advances included in the Majority Lenders percentage, and (c) any amount payable to such defaulting ABS II Lender will, in lieu of being distributed to such defaulting ABS II Lender, be retained by the ABS II Administrative Agent in a segregated account for the purpose of funding obligations of such ABS II Lender under the Note Purchase Agreement and otherwise to be held as cash collateral for future funding obligations of such ABS II Lender. Amounts held in such segregated account will not accrue interest or fees. Any investment income earned from investments in the segregated account will be retained in the segregated account.

Governing Law and Forum:	State of New York.

Counsel to ABS II Administrative Agent, Lead Arrangers and Joint Bookrunners:	Chapman and Cutler LLP

SERVICING AND ADMINISTRATION

Servicing Duties:

The ABS II Servicer will be responsible for collecting payments due under the Revolving Receivables and charging off as uncollectible Revolving Receivables in accordance with its customary and usual servicing procedures for servicing receivables similar to the Revolving Receivables and in accordance with its credit and collections practices in effect from time to time. The ABS II Servicer may change its credit and collections practices to the extent that such changes are implemented with respect to substantially all comparable revolving credit accounts that the ABS II Servicer services for itself and others and, if such changes would reasonably be expected to have a material adverse effect on the ABS II Borrower, the Transferor or the ABS II Lenders, with the consent of the Majority Lenders.

The ABS II Servicer will deliver to the Indenture Trustee and the ABS II Administrative Agent a monthly report on the second business day prior to each settlement date containing information concerning the Revolving Receivables as of the close of the business on the last business day of the immediately preceding Monthly Period.

Settlement Dates:	Settlement dates will be the 20th day of each calendar month or, if such 20th day is not a business day, the next succeeding business day.

Collections:

The Administrator will be required to establish and maintain two accounts in the name of the Indenture Trustee under the Master Indenture, a collection account (the “Collection Account”) and an excess funding account (the “Excess Funding Account”).

The ABS II Servicer will be obligated to remit to the Collection Account all Collections no later than the second business day following the identification thereof; provided, however, that, if the long -term unsecured debt of the Performance Undertaking Provider is rated at least BBB by S&P and at least Baa2 by Moody’s, the ABS II Servicer will be permitted to retain the Collections allocated to the VFNs pursuant to the Indenture Supplement during each Monthly Period and will remit to the Collection Account on each settlement date the net amount distributable to the ABS II Administrative Agent on its behalf and on behalf of the ABS II Lenders.

The Indenture Trustee will be obligated pursuant to the Indenture Supplement to establish and maintain three accounts in the name of the Indenture Trustee for the benefit of the holders of the VFNs: the finance charge account (the “Finance Charge Account”), the principal account (the “Principal Account”) and the distribution account (the “Distribution Account”).

“Collections” will include (i) all payments (including recoveries of Principal Receivables or Finance Charge Receivables and insurance proceeds, whether or not treated as recoveries), (ii) all fees payable by the related obligor under the terms of the applicable Account including, without limitation, late payment fees, not sufficient funds (nsf) fees, phone pay fees, research fees, over limit fees and any late fees or finance charges accrued on all such amounts, in the case of preceding clauses (i) and (ii), received and identified by the ABS II Servicer with respect to the Revolving Receivables, in the form of cash, checks (to the extent collected), wire transfers or other form of payment in accordance with the terms of the Accounts in effect from time to time, and (iii) any amounts recovered from the remarketing, transfer, sale, lease, or re-lease of products related to Defaulted Receivables but excluding (x) all payments allocable to sales, use or similar taxes, or fees or other charges imposed by any governmental authority (which shall be collected by the ABS II Servicer and remitted to the applicable governmental authority or used to reimburse the ABS II Servicer for payment of such amounts in accordance with its customary servicing practices) and (y) insurance premiums with respect to any insurance policies purchased by the obligor (collectively, “Excluded Amounts”). The ABS II Servicer will be entitled to retain all Excluded Amounts.

Allocation of Collections:

On each settlement date, the ABS II Servicer will allocate to the ABS II Borrower an amount equal to the Transferor Percentage for the preceding Monthly Period of the aggregate amount of Collections for such Monthly Period; provided, that, if the Transferor Amount is less than or equal to the Minimum Transferor Amount as of such settlement date, the ABS II Servicer will not allocate to the ABS II Borrower any such amounts that otherwise would be allocated to the ABS II Borrower, but shall instead deposit such funds in the Excess Funding Account to the extent necessary so that the Transferor Amount is not less than the Minimum Transferor Amount. The ABS II Servicer will not be required to deposit any Collections allocated to the ABS II Borrower as described above into the Collection Account and will pay, or be deemed to pay, such amounts as collected to the ABS II Borrower.

Funds on deposit in the Excess Funding Account will be withdrawn and paid to the ABS II Borrower on each settlement date to the extent that the Transferor Amount exceeds the Minimum Transferor Amount. In addition, on any settlement date during the Amortization Period (or any amortization period in respect of any other Notes), funds on deposit in the Excess Funding Account will be withdrawn and applied to pay the principal amount of the VFNs or such other Notes to the extent that the Transferor Amount would not be less than the Minimum Transferor Amount (after giving effect to such payment) in an amount equal, in the case of the VFNs, to the amount by which (x) the lesser of the Note Balance and the Collateral Amount exceeds (y) Available Principal Collections (excluding Shared Principal Collections) on such settlement date.

The “Transferor Percentage” for any Monthly Period as to Finance Charge Receivables, Defaulted Receivables and Principal Receivables will be equal to 100% less the sum of the applicable Allocation Percentages for such Monthly Period for all outstanding series of Notes.

The “Allocation Percentage” for the VFNs for each Monthly Period will equal the percentage equivalent of a fraction:

(a) the numerator of which will be equal to:

(i) for Collections of Principal Receivables during the Revolving Period, for Collections of Finance Charge Receivables during the Revolving Period and for Default Amounts at any time, the Collateral Amount at the end of the last day of the prior Monthly Period (or, in the case of the Monthly Period in which the Closing Date occurs, on the Closing Date), less any reductions to be made to the Collateral Amount on account of principal payments to be made on the settlement date falling in the Monthly Period for which the Allocation Percentage is being calculated; provided, however, that with respect to any Monthly Period in which additional advances in respect of the VFNs are made by the ABS II Lenders, the numerator determined pursuant to this clause (i) shall be the Collateral Amount as of the close of business on the applicable funding date; or

(ii) for Collections of Principal Receivables and Collections of Finance Charge Receivables during the Amortization Period, the Collateral Amount at the end of the last day of the Revolving Period;

and

(b) the denominator of which shall be the greater of (x) the Included Principal Receivables determined as of the close of business on the last day of the prior Monthly Period and (y) the sum of the numerators used to calculate the allocation percentages for allocations with respect to Collections of Finance Charge Receivables, Collections of Principal Receivables or Default Amounts, as applicable, for all outstanding series of Notes on such date of determination; provided, that if additional advances are made in respect of the VFNs or any other series of variable funding notes, additional series of Notes are issued by the ABS II Borrower or additional Accounts are designated by the ABS II Seller for addition during a Monthly Period, the Allocation Percentage for such Monthly Period will be recalculated as of the close of business on the date of such event.

“Included Principal Receivables” for any Monthly Period will be the sum of (a) the amount of Principal Receivables at the end of the preceding Monthly Period plus (b) the amount of Principal Receivables at the end of the preceding Monthly Period in any Accounts designated by the ABS II Borrower for addition during such Monthly Period.

The ABS II Servicer will allocate to the holders of the VFNs for each Monthly Period an amount equal to the product of (a) the Allocation Percentage for such Monthly Period and (B) the aggregate amount of Collections of Finance Charge Receivables processed during such Monthly Period and shall deposit such amount into the Finance Charge Account.

The ABS II Servicer will allocate to the holders of the VFNs for each Monthly Period an amount equal to the product of the Allocation Percentage for such Monthly Period and the aggregate amount of Collections of Principal Receivables processed during such Monthly Period. Such amount will be applied during the Revolving Period as follows:

(a) first, if the Administrator has provided a notice of an Optional Decrease or any series of Notes entitled to share Collections of Principal Receivables (“Shared Principal Collections”) with the VFNs (a “Principal Sharing Series”) is outstanding and in its accumulation period or amortization period, retained in the Principal Account for application, to the extent necessary, to effect such Optional Decrease and/or as Shared Principal Collections on the related settlement date;

(b) second, deposited in the Excess Funding Account to the extent necessary so that the Transferor Amount is not less than the Minimum Transferor Amount; and

(c) third, released to the ABS II Borrower.

If Available Finance Charge Collections on any settlement date are insufficient to pay the first three items described below payable out of Available Finance Charge Collections, (a) during the Revolving Period, the ABS II Borrower will make any amounts described above released to it available to pay such amounts and (b) during the Amortization Period, the amount of Collections of Principal Receivables allocated to the holders of the VFNs for the related Monthly Period and required to be deposited in the Principal Account as described below will be reduced and will be made available to pay such amounts (“Reallocated Principal Collections).

During the Amortization Period, the amount of Collections of Principal Receivables allocated to the holders of the VFNs for each Monthly Period will be deposited in the Principal Account and applied as described herein; provided, however, that after an amount of such Collections of Principal Receivables equal to the Note Balance has been deposited into the Principal Account, any additional amounts will be:

(a) first, if any Principal Sharing Series is outstanding and in its accumulation period or amortization period, retained in the Principal Account for application, to the extent necessary, as Shared Principal Collections to such Principal Sharing Series on the related settlement date;

(b) second, deposited in the Excess Funding Account to the extent necessary so that the Transferor Amount is not less than the Minimum Transferor Amount; and

(c) third, released to the ABS II Borrower.

Application of Collections:

Not later than the business day prior to each settlement date, the ABS II Servicer will instruct the Indenture Trustee in writing to withdraw and the Indenture Trustee, acting in accordance with such instructions, will withdraw on such settlement date, to the extent of available funds, the amounts required to be withdrawn from the Finance Charge Account, the Principal Account and the Distribution Account and apply such funds as follows (the application of funds as set forth in clauses (a) and (b) below being referred to herein as the “Waterfall Provisions”):

(a) the sum (“Available Finance Charge Collections”) of the amount of Collections of Finance Charge Receivables allocated to the holders of the VFNs for the related Monthly Period and deposited into the Finance Charge Account and any Collections of Finance Charge Receivables allocated to another series of Notes and not required to fund payments or deposits on account of such series of Notes (“Excess Finance Charge Collections”) will be distributed or deposited in the following priority:

(i) an amount equal to the VFN Servicing Fee, plus the amount of any VFN Servicing Fee previously due but not paid to the ABS II Servicer on a prior settlement date, will be paid to the ABS II Servicer;

(ii) an amount equal to the VFN Administrator Fee, plus the amount of any VFN Administrator Fee previously due but not paid to the Administrator on a prior settlement date, will be paid to the Administrator;

(iii) an amount equal to the accrued and unpaid interest on the VFNs and unused fees payable to the ABS II Lenders will be deposited into the Distribution Account for distribution to the ABS II Administrative Agent for the benefit of the ABS II Lenders;

(iv) an amount equal to the sum of all amounts owed and not paid to the ABS II Lenders pursuant to the Note Purchase Agreement, including without limitation any amounts required to be paid under the Note Purchase Agreement in respect of indemnities, increased costs, taxes and expenses will be deposited into the Distribution Account for distribution to the ABS II Administrative Agent for the benefit of the applicable ABS II Lenders;

(v) an amount equal to the Aggregate Investor Default Amount for such settlement date will be treated as a portion of Available Principal Collections for such settlement date and, if the related Monthly Period is during the Amortization Period, deposited into the Principal Account on such settlement date;

(vi) an amount equal to the sum of the aggregate amount of Investor Charge-Offs (as defined below) and the amount of Reallocated Principal Collections which have not been previously reimbursed pursuant to this subsection (vi) will be used to reimburse such amounts and will be treated as a portion of Available Principal Collections for such settlement date and, if the related Monthly Period is during the Amortization Period, deposited into the Principal Account on such settlement date;

(vii) if the related Monthly Period is during the Amortization Period, an amount equal to the lesser of any remaining amount or the Note Balance will be deposited into the Distribution Account for distribution to the ABS II Administrative Agent on behalf of the ABS II Lenders until the Note Balance has been reduced to zero;

(viii) the balance, if any, will constitute a portion of Excess Finance Charge Collections for such settlement date and applied in accordance with the terms of other series of Notes; and

(ix) any remaining amount will be released to the ABS II Borrower.

(b) during the Amortization Period, an amount equal to the amount (“Available Principal Collections”) by which (i) the sum of (A) the amount of Collections of Principal Receivables allocated to the holders of the VFNs for the related Monthly Period and deposited in the Principal Account, (B) any Shared Principal Collections and (C) the portion of Available Finance Charge Collections treated as a portion of Available Principal Collections on such settlement date and deposited in the Principal Account as described above exceeds (ii) Reallocated Principal Collections on such settlement date will be distributed or deposited in the following order of priority:

(i) an amount equal to the least of (x) Available Principal Collections, (y) the Collateral Amount and (z) the Note Balance will be deposited into the Distribution Account for distribution to the ABS II Administrative Agent on behalf of the ABS II Lenders until the Note Balance has been reduced to zero; and

(ii) the balance will be treated as Shared Principal Collections.

On the second business day prior to each settlement date, the ABS II Servicer will calculate the Aggregate Investor Default Amount for such settlement date. If, on any settlement date, the Aggregate Investor Default exceeds the amount of Available Finance Charge Collections to be applied as described above in clause (a)(v) , the Collateral Amount will be reduced (but not below zero) by the amount of such excess (such reduction, an “Investor Charge-Off”).

Servicer Defaults:

The occurrence of an event set forth in clause (iv) below or the delivery by the Indenture Trustee of written notice to the ABS II Servicer, electing to replace the ABS II Servicer (each a “Servicer Default”) following the occurrence of any other of the following events:

(i) any failure by the ABS II Servicer to make any payment, transfer or deposit or give instructions or notice to the Indenture Trustee when required under the Transaction Documents or to timely deliver the monthly reports and, in either case, the continuance of such failure for a period of five (5) business days;

(ii) the ABS II Servicer’s failure to perform in any material respect any covenant or agreement under the Transaction Documents, and such failure remains unremedied for forty-five (45) days after such failure becomes actually known to a responsible officer of the ABS II Servicer or a responsible officer of the ABS II Servicer receives written notice thereof from the Indenture Trustee;

(iii) any written representation or warranty made by the ABS II Servicer in the Transaction Documents shall have been incorrect in any material respect when made and such incorrect representation or warranty remains unremedied for forty-five (45) days after such event becomes actually known to a responsible officer of the ABS II Servicer or a responsible officer of the ABS II Servicer receives written notice thereof from the Indenture Trustee; or

(iv) the ABS II Servicer is the subject of a bankruptcy or insolvency proceeding.

Upon the occurrence of any such event, DFS may be removed as the ABS II Servicer by the Indenture Trustee or the holders of more than 50% of the Notes. In which event, if there is a Backup Servicer, such Backup Servicer will be appointed as successor ABS II Servicer and, if there is no Backup Servicer, a third party servicer will be appointed as successor ABS II Servicer by the Majority Lenders.

Administrator Default:

The occurrence of an event set forth in clause (iv) below or the delivery by the Indenture Trustee of written notice to the Administrator, electing to replace the Administrator (each an “Administrator Default”) following the occurrence of any other of the following events:

(i) any failure by the Administrator to make any payment or deposit when required under the Transaction Documents and the continuance of such failure for a period of five (5) business days;

(ii) the Administrator’s failure to perform in any material respect any covenant or agreement under the Transaction Documents, and such failure materially and adversely affects the interests of the holders of the Notes and remains unremedied for sixty (60) days after such failure becomes actually known to a responsible officer of the Administrator or a responsible officer of the Administrator receives written notice thereof from the Indenture Trustee;

(iii) any written representation or warranty made by the Administrator in the Transaction Documents shall have been incorrect in any material respect when made and such incorrect representation or warranty materially and adversely affects the interests of the holders of the Notes and remains unremedied for sixty (60) days after such event becomes actually known to a responsible officer of the Administrator or a responsible officer of the Administrator receives written notice thereof from the Indenture Trustee; or

(iv) the Administrator is the subject of a bankruptcy or insolvency proceeding.

Upon the occurrence of any such event, DFS may be removed as the Administrator by the Indenture Trustee or the holders of more than 50% of the Notes. In which event, a third party administrator may be appointed as successor Administrator by the Indenture Trustee with the consent of the Majority Lenders.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The RPA, the TSAA, the Trust Agreement, the Master Indenture, the Indenture Supplement, the Note Purchase Agreement and the Performance Undertaking (the “Transaction Documents”), the ABS Intercreditor Agreement and any other definitive documentation for the Revolving Receivables Facility (together with the Transaction Documents, the “ABS II Facility Documentation”) shall initially be drafted by counsel to the Sponsor and contain the terms set forth in this Exhibit G and, to the extent any other terms are not expressly set forth in this Exhibit G, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Revolving Receivables Facility and (ii) contain only those conditions, representations, covenants and events of default set forth in this Exhibit G and such other terms as the ABS II Borrower and the Lead Arrangers shall reasonably agree.

The representations, warranties and covenants of the ABS II Seller, the Transferor, the ABS II Borrower, the ABS II Servicer, the Administrator and the Performance Undertaking Provider in the Transaction Documents will be limited to those set forth below, subject to usual and customary exceptions and qualifications and, to the extent relevant, substantially consistent with the corresponding representations, warranties and covenants in the ABL Facility.

Representations and Warranties of the ABS II Seller:	Due organization, valid existence, good standing, power and authority, due authorization, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the RPA against the ABS II Seller, ownership of the Revolving Receivables prior to transfer, valid assignment of the ABS II Seller’s interest in the Revolving Receivables to the Transferor, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Revolving Receivables, use of proceeds, no adverse selection, compliance with material laws and regulations, eligibility of the Accounts and the Revolving Receivables, name and UCC location, solvency of the ABS II Seller, payment of taxes, no notice of tax or ERISA liens, inapplicability of the Investment Company Act and accurate and complete information provided by the ABS II Seller.

Representations and Warranties of the Transferor:	Due organization, valid existence, good standing, power and authority, due authorization, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the TSAA against the Transferor, ownership of the Revolving Receivables prior to transfer, valid assignment of the Transferor’s interest in the Revolving Receivables to the ABS II Borrower, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Revolving Receivables, compliance with material laws and regulations, name and UCC location, payment of taxes, no notice of tax or ERISA liens, inapplicability of the Investment Company Act and accurate and complete information provided by the Transferor.

Representations and Warranties of the ABS II Borrower:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or contracts, material governmental and third party approvals, enforceability of the Transaction Documents against the ABS II Borrower, creation, perfection and priority of the ABS II Borrower’s interest in the Collateral, creation, perfection and priority of the Indenture Trustee’s lien on the Collateral, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Collateral, compliance with material laws and regulations, name and UCC location, use of proceeds, payment of taxes, Patriot Act, OFAC, FCPA, no notice of tax or ERISA liens, inapplicability of the Investment Company Act and accurate and complete information provided by the ABS II Borrower.

Representations and Warranties of the ABS II Servicer and the Administrator:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the TSAA against it, no adverse proceedings relating to the transactions contemplated by the Transaction Documents or the Collateral, compliance with material laws and regulations, Patriot Act, OFAC, FCPA, inapplicability of the Investment Company Act and accurate and complete information provided by it.

Representations and Warranties of the Performance Undertaking Provider:	Due organization, valid existence, good standing, power and authority, no conflicts with laws, charter documents or material contracts, material governmental and third party approvals, enforceability of the Performance Undertaking against the Performance Undertaking Provider, no adverse proceedings relating to the transactions contemplated by the Transaction Documents, compliance with material laws and regulations, Patriot Act, OFAC, FCPA, inapplicability of the Investment Company Act and accurate and complete information provided by the Performance Undertaking Provider.

Affirmative Covenants of the ABS II Seller:	Maintenance of existence, further assurances and information and filing of financing statements, maintenance of books and records, inspection rights of the ABS II Administrative Agent and the ABS II Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), maintenance of arm’s length relationship with the Transferor and the ABS II Borrower, defense of the Transferor’s interest in the Revolving Receivables, compliance with material laws and regulations, payment of taxes, inclusion of a footnote describing the separateness of the ABS II Borrower and the Transferor from its respective affiliates in the consolidated financial statements of the affiliate of the ABS II Borrower and the Transferor in which the results of the ABS II Borrower and the Transferor are included, repurchase of Revolving Receivables that were not Eligible Receivables or Revolving Receivables arising in an Account that was not an Eligible Account as of the applicable Cut-Off Date and retention of a net economic interest in the Revolving Receivables in an amount at least equal to the percentage thereof required, and in a manner required, under Paragraph 1 of Article 122a of the CRD.

Affirmative Covenants of the Transferor:	Maintenance of existence, further assurances and information and filing of financing statements, maintenance of books and records, furnishing of unaudited annual financial statements of the Transferor, inspection rights of the ABS II Administrative Agent and the ABS II Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), maintenance of arm’s length relationship with the Transferor Parent and other affiliates of the Transferor (including independent director/manager provisions), defense of the ABS II Borrower’s interest in the Revolving Receivables, compliance with material laws and regulations and its charter documents and payment of taxes.

Affirmative Covenants of the ABS II Borrower:	Maintenance of existence, further assurances and information and filing of financing statements, maintenance of books and records, inspection rights of the ABS II Administrative Agent and the ABS II Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), notice of an Early Amortization Event, a Servicer Default, an Administrator Default or an Event Default, notice of any material litigation, use of proceeds, defense of the Indenture Trustee’s security interest in the Collateral, compliance with material laws and regulations and its charter documents, payment of taxes and enforcement of the RPA and the TSAA.

Affirmative Covenants of the ABS II Servicer:	Maintenance of existence, further assurances and information, maintenance of records relating to the Accounts and the Revolving Receivables, inspection rights of the ABS II Administrative Agent and the ABS II Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), annual agreed upon procedures, notices of an Early Amortization, a Servicer Default, an Administrator Default or an Event of Default, marking of records to reflect ownership and sale of Revolving Receivables, maintenance of records and systems necessary for the collection of the Revolving Receivables and the application of Collections in respect thereof, maintenance of customary disaster recovery plans and compliance with material laws and regulations.

Affirmative Covenants of the Administrator:	Maintenance of existence, maintenance of records relating to the ABS II Borrower, inspection rights of the ABS II Administrative Agent and the ABS II Lenders and their representatives, collectively (subject to frequency (so long as no ongoing Early Amortization Event) and cost reimbursement limitations), notices of an Early Amortization, an Administrator Default or an Event of Default and compliance with material laws and regulations.

Affirmative Covenants of the Performance Undertaking Provider:	Delivery of annual audited and quarterly unaudited financial statements prepared in accordance GAAP within 90 days of the end of any fiscal year and 45 days of the end of the first three fiscal quarter of any fiscal year (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first three quarterly financial statements after the Closing Date), maintenance of existence, maintenance of arm’s length relationship with the ABS II Borrower and the Transferor and compliance with material laws and regulations.

Negative Covenants of the ABS II Seller:	Limitations on: changes in name, jurisdiction of organization or corporate structure without prior notice and requisite UCC filings; liens on the Revolving Receivables other than Permitted Liens; petitions in bankruptcy against the Transferor, the ABS II Borrower or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of the Transferor:	Limitations on: indebtedness other than obligations under the Transaction Documents; liens (other than those created under the Transaction Documents); consents and waivers in respect of the RPA; activities; mergers, consolidations and dissolutions; sales of assets other than in accordance with the Transaction Documents; dividends and other payments in respect of equity interests after the occurrence of an Early Amortization Event or an Event of Default; amendments to charter documents; changes in business; changes in name, jurisdiction of organization or corporate structure without prior notice and requisite UCC filings; petitions in bankruptcy against the ABS II Borrower or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of ABS II Borrower:	Limitations on: indebtedness other than obligations under the Transaction Documents; liens (other than those created under the Transaction Documents); consents and waivers in respect of the RPA and the TSAA; activities; mergers, consolidations and dissolutions; sales of assets other than in accordance with the Transaction Documents; dividends and other payments in respect of equity interests after the occurrence of an Early Amortization Event or an Event of Default; amendments to charter documents; changes in business; changes in name, jurisdiction of organization or corporate structure without prior notice and requisite UCC filings; petitions in bankruptcy against the Transferor or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of ABS II Servicer:	Limitations on: petitions in bankruptcy against the ABS II Borrower, the Transferor or any CP Conduit Lender; recourse to CP Conduit

Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Negative Covenants of Performance Undertaking Provider:	Limitations on: petitions in bankruptcy against the ABS II Borrower, the Transferor or any CP Conduit Lender; recourse to CP Conduit Lenders except to the extent of available or excess funds; and recourse to officers, directors, managers, equity holders, etc. of CP Conduit Lenders.

Confidentiality:	Customary in transactions of this kind.

CLOSING CONDITIONS

The availability of advances in respect of the VFNs under the Note Purchase Agreement shall be conditioned only upon the satisfaction of the conditions set forth under “Conditions to Initial Funding” above, in Exhibit H and the conditions set forth below on or before the Closing Date.

Each of the ABS II Seller, the general partner of the ABS II Seller (the “General Partner”), the Transferor, the ABS II Borrower, the ABS II Servicer, the Administrator and the Performance Undertaking Provider (each a “Transaction Party”) shall have executed and delivered the ABS II Facility Documentation to which it is a party.

The ABS II Administrative Agent shall have received certified organizational documents, certified resolutions and incumbency certificates from each of the Transaction Parties.

The ABS II Administrative Agent shall have received the following legal opinions from counsel to the Transaction Parties (which may include opinions of internal counsel to any of the Transaction Parties) in each case in customary form:

A. regarding the due organization, good standing and power and authority of each of the Transaction Parties;

B. regarding the due authorization, execution and delivery of the ABS II Facility Documentation by the Transaction Parties party thereto;

C. regarding the enforceability of the ABS II Facility Documentation against each of the Transaction Parties party thereto;

D. regarding the governmental consents or filings required in connection with the execution, delivery and performance of the ABS II Facility Documentation by the Transaction Parties;

E. regarding the absence of litigation affecting the transactions contemplated by the ABS II Facility Documentation;

F. regarding the absence of conflicts with organizational documents, laws, regulations, court orders or contracts arising from the execution, delivery and performance by the Transaction Parties of the ABS II Facility Documentation;

G. regarding the exemption of the Transaction Parties from registration under the Investment Company Act and regarding the exemption of the Indenture from the Trust Indenture Act of 1939;

H. regarding the effectiveness of the RPA to create a security interest in favor of the Transferor in all right, title and interest of the ABS II Seller in the Revolving Receivables and the proceeds thereof and the perfection of that security interest;

I. regarding the effectiveness of the TSAA to create a security interest in favor of the ABS II Borrower in all right, title and interest of the Transferor in the Revolving Receivables and the proceeds thereof and the perfection of that security interest;

J. regarding the effectiveness of the Master Indenture to create a security interest in favor of the Indenture Trustee in all right, title and interest of the ABS II Borrower in the Collateral and the perfection of that security interest;

K. regarding the non-consolidation of the assets and liabilities of the Transferor with those of the Transferor Parent or DFS in the event of the bankruptcy of the Transferor Parent or DFS; and

L. regarding the sales of the Revolving Receivables by the ABS II Seller to the Transferor pursuant to the RPA as “true sales; and

M. regarding the treatment of the VFNs as debt for federal income tax purposes and the classification for federal income tax purposes of the ABS II Borrower not as an association taxable as a corporation.

In addition, the ABS II Seller will request WebBank to deliver to the ABS II Administrative Agent (and will follow-up on such request with reasonable diligence) an opinion of counsel to WebBank regarding the sales of the Revolving Receivables by WebBank to the ABS II Seller pursuant to the RSA as “true sales.” The availability of advances in respect of the VFNs under the Note Purchase Agreement on the Closing Date shall not be conditioned upon the receipt of such an opinion.

Prior to the Closing Date, the ABS II Lenders will be given the opportunity as a group to attend a business due diligence session with the management of DFS.

The ABS II Administrative Agent shall have received evidence that (i) the Collection Account, the Excess Funding Account, the Finance Charge Account, the Principal Account and the Distribution Account have been established in accordance with the Indenture and (ii) the Indenture Trustee has “control” (as defined in Article 8 or 9, as applicable, of the UCC) of the Collection Account, the Excess Funding Account, the Finance Charge Account, the Principal Account and the Distribution Account.

The ABS II Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the ABS II Seller, the Transferor and the ABS II Borrower, and such searches shall reveal no liens on any of the Revolving Receivables and related assets except for liens permitted by the Transaction Documents or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the ABS II Administrative Agent.

The ABS II Administrative Agent shall have received proper financing statements (Form UCC-1), naming (i) the ABS II Seller, as debtor/seller, the Transferor, as assignor secured party, and the Indenture Trustee, as total assignee, (ii) the Transferor, as debtor/seller, the ABS II Borrower, as assignor secured party, and the Indenture Trustee, as total assignee and (iii) the ABS II Borrower, as debtor and the Indenture Trustee, as secured party, each in form suitable for filing in each jurisdiction necessary to perfect a security interest in the Revolving Receivables and other Collateral.

The ABS II Administrative Agent shall have received proper financing statements (Form UCC-3), if any, necessary to terminate as a matter of record all security interests or other rights of any person previously granted in the Revolving Receivables or other Collateral.

ANNEX I

Eligibility Criteria

An “Eligible Account” will mean an Account as to which the following was true as of the Cut-Off Date for such Account:

(a) it is in existence and is serviced by the ABS II Servicer or any affiliate of the ABS II Servicer;

(b) it is payable in United States dollars;

(c) except as provided below, it has not been identified by the ABS II Servicer in its computer records as an account the obligor of which is the subject of a bankruptcy proceeding;

(d) none of the Revolving Receivables arising thereunder have been, sold, pledged, assigned or otherwise conveyed to any person, unless any such pledge or assignment is released on or before the applicable addition date;

(e) except as provided below, none of the Revolving Receivables arising thereunder are Defaulted Receivables and, except for an Account the Revolving Receivables in which are being transferred by the ABS II Seller to the Transferor on the Closing Date, none of the Revolving Receivables arising thereunder are more than thirty (30) days past due;

(f) it has an obligor with a billing address located in the United States or a United States military address, provided that an account shall not fail to be an “Eligible Account” solely due to the obligor not satisfying the foregoing if, as of the related Cut Off Date, the obligor’s billing address is located in Canada or Puerto Rico and the aggregate Principal Receivables in Accounts the most recent billing address for which is in Canada or Puerto Rico made up less than 5% of the aggregate Principal Receivables;

(g) it was originated in the ordinary course of business as a Consumer Credit Account or a Business Credit Account and at least one payment has been made thereunder;

(h) with respect to (i) any Consumer Credit Account, the obligor with respect to it had a FICO Score of not less than 550 and (ii) all Consumer Credit Accounts, (x) the weighted average FICO score of all obligors is not less than 640, (y) no more than 50% of the aggregate Principal Receivables were comprised of obligors with FICO scores lower than 660 and (z) no more than 10% of the aggregate Principal Receivables were comprised of obligors with FICO scores less than or equal to 60010;

(i) with respect to any Business Credit Account, the obligor with respect to it had a Credit Level Score of 1, 2, 3, 4, 5 or 6 as determined by the ABS II Servicer pursuant to its classification methodology; provided, that (x) no more than 33% of the aggregate Principal Receivables were comprised of Business Credit Account as to which the obligor had a Credit Level Scores of 5 and 6 (in the aggregate) and (y) no more than 18% of the aggregate Principal Receivables were comprised of Business Credit Account as to which the obligor had a Credit Level Score of 6;

[10]	All FICO Scores referenced in this clause (h) will be based on the most recently available FICO scores as of the applicable Cut-Off Date.

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(j) with respect to any Consumer Credit Account, it has not been identified by the ABS II Servicer in its computer records as an Account the obligor of which is deceased; and

(k) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the Originator thereof in connection with the creation of such Account have been duly obtained, effected or given and are in full force and effect as of such date of creation except where such failure would not materially and adversely affect the interests of the holders of the Notes.

Notwithstanding the foregoing, Eligible Accounts may include accounts, the receivables in which have been written off, or as to which the ABS II Seller believes the related obligor is bankrupt and certain receivables that have been identified by the obligor as having been incurred as a result of fraud, so long as (1) the balance of all Revolving Receivables included in such accounts is reflected on the books and records of the ABS II Borrower (and is treated for purposes of any calculation under the Transaction Documents) as “zero” and (2) charging privileges with respect to all such accounts have been canceled and are not reinstated.

An “Eligible Receivable” will mean a Revolving Receivable as to which the following was true as of the applicable Cut-Off Date or the date first included in the Included Principal Receivables:

(a) it has arisen under an Eligible Account;

(b) it was created in compliance, in all material respects, with the ABS II Servicer’s customary servicing practices and all laws and regulations applicable to the Originator thereof, and the terms of the applicable Account comply, in all material respects, with all laws and regulation applicable to the Originator thereof;

(c) at the time of its transfer to the Transferor, the ABS II Seller had good and marketable title thereto, free and clear of all liens (other than any lien permitted by the Transaction Documents) and, after its transfer to the Transferor, the Transferor had good and marketable time thereto, free and clear of all liens (other than any lien permitted by the Transaction Documents);

(d) it is the subject of a valid transfer and assignment (or the grant of a security interest) from the ABS Seller II to the Transferor of all the ABS II Seller’s right, title and interest therein;

(e) it is the subject of a valid transfer and assignment (or the grant of a security interest) from the Transferor to the ABS II Borrower of all the Transferor’s right, title and interest therein;

(f) it is the legal, valid and binding payment obligation of the obligor thereof, legally enforceable against such obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy laws, and by general principles of equity (whether considered in a suit at law or in equity);

(g) it constitutes an “account”, a “payment intangible” or an “instrument” under and as defined in Article 9 of the UCC as then in effect in any state where the filing of a financing statement is required to perfect the ABS II Borrower’s interest in the Revolving Receivables and the proceeds thereof;

(h) it has not been waived or modified except as permitted by the Transaction Documents;

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(i) it is not subject to any right of rescission, setoff, counterclaim or any other defense of the obligor thereof (including the defense of usury), other than defenses arising out of bankruptcy laws or other similar laws affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity; and

(j) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the Originator thereof in connection with the creation of such Revolving Receivable have been duly obtained, effected or given and are in full force and effect as of such date of creation except where such failure would not materially and adversely affect the interests of the holders of the Notes.

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Interest Rates:

Interest will accrue and be payable to each ABS II Lender on the portion of the aggregate outstanding principal amount of the advances in respect of the VFNs under the Note Purchase Agreement owing to it for each Interest Accrual Period at a variable interest rate. The variable interest rate applicable to each ABS II Lender will generally depend on its source of funds.

Except as provided below, the variable interest rate applicable to an ABS II Lender funding its advances in respect of the VFNs under the Note Purchase Agreement with the proceeds of commercial paper (any such ABS II Lender, a “CP Conduit Lender”) will be the cost of that commercial paper plus a usage fee accruing at the Program Fee Rate (as defined below). The variable interest rate applicable to a CP Conduit Lender funding through its backstop funding commitments will be the Adjusted LIBOR Rate (or, if a LIBOR Rate is not available, ABR) plus 2.25% per annum. The variable interest rate applicable to any other ABS II Lender (a “Non-CP Conduit Lender”) will be the Adjusted LIBOR Rate (or, if a LIBOR Rate is not available, ABR) for each day during the Interest Accrual Period plus the Program Fee Rate.

The “Program Fee Rate” will be 1.75% per annum; provided that the Program Fee Rate after the end of the Commitment Term will equal 2.50% per annum.

The cost of each CP Conduit Lender’s commercial paper will be equivalent to the weighted average of the discount rates on all commercial paper allocated by that CP Conduit Lender, in whole or in part, to fund or maintain its portion of the Note Balance (including dealer fees) issued by that CP Conduit Lender at a discount and outstanding during the related Interest Accrual Period, converted to an annual yield-equivalent rate on the basis of a 360-day year.

The “Interest Accrual Period” for each settlement date will be the period from and including the immediately preceding settlement date (or, in the case of the initial Interest Accrual Period, the Closing Date to but excluding such settlement date).

Calculation of interest will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR funding).

“ABR” will be the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate announced by the ABS II Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

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“Adjusted LIBOR Rate” will be the London interbank offered rate for eurodollar deposits for a period equal to one month appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

From and after the occurrence of an Event of Default, interest will accrue and be payable to each ABS II Lender on its advances at the higher of (i) the Adjusted LIBOR Rate plus the Program Fee Rate and (ii) ABR plus 2.00%.

Unused Fees:	On each settlement date, the ABS II Borrower will pay the ABS II Administrative Agent on behalf of the ABS II Lenders a monthly unused fee of (i) if the average aggregate outstanding advances during any Monthly Period are equal to or greater than 50% of the Commitment Amount, 0.50% per annum on the average daily unused portion of the Revolving Receivables Facility during such Monthly Period or (ii) if the average aggregate outstanding advances during any Monthly Period are less than 50% of the Commitment Amount, 0.75% per annum on the average daily unused portion of the Revolving Receivables Facility during such Monthly Period, in each case calculated based upon the actual number of days elapsed over a 360-day year.

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Exhibit H

Project Denali

Facilities

Summary of Additional Conditions11

The initial borrowings under the Facilities shall be subject to the following conditions:

1. Since November 2, 2012, there has not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Company Material Adverse Effect (as defined in the Acquisition Agreement); provided that such condition of the Company is qualified in its entirety by reference to the disclosure (i) in the Company SEC Documents (as defined in the Acquisition Agreement) filed or furnished with the SEC (as defined in the Acquisition Agreement) prior to the Signing Date, excluding any risk factor disclosures set forth under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature, or cautionary, predictive or forward-looking in nature, or (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of the Acquisition Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify such condition to the extent the applicability of the disclosure to such condition is reasonably apparent from the text of the disclosure made.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Term Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you (and/or the Parent) thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties), unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that any reduction in the Acquisition Consideration (a) equal to or less than 5% of the aggregate Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties so long as the Equity Contribution is not less than 25% of the total consolidated pro forma debt (excluding from debt for purposes of this calculation any gross proceeds received from any increase in the Term Loans, the Notes or any borrowings under the ABL Facility, in any such case required to be funded in connection with the “Market Flex Provisions” in the Fee Letter or any “Securities Demand” in the Fee Letter) and equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions and (b) greater than 5% of the aggregate Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties to the extent allocated (i) 75% to the Facilities (with such amount allocated to a pro rata reduction in the Term B Facility and the Second Lien Bridge Facility; provided that to the extent a pro rata reduction would result in the Second Lien Bridge Facility being less than $500 million in an aggregate principal amount, such reduction shall be allocated on pro rata basis between the Term B Facility and the Second Lien Bridge Facility until the Second Lien Bridge Facility is reduced to $500 million and such further reductions shall be allocated only to the Term B Facility) and (ii) 25% to the Equity Contribution.

[11]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit I is attached, including Exhibits A, B, C, D, E, F and G thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

3. The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Term Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

4. Substantially simultaneously with the initial borrowing under the Term Facilities and the consummation of the Acquisition, the Refinancing shall be consummated.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter of the Company or its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes) together with financial statements for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP. The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the 2010, 2011 and 2012 fiscal years and the unaudited financial statements referred to in clause (b) above for the first, second and third fiscal quarters of the 2013 fiscal year.

6. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) in a manner consistent with Regulation S-X of the Securities Act of 1933, as amended, as if Regulation S-X was applicable to such financial statements, but need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7. With respect to the Secured Bank Credit Facilities, the First Lien Bridge Facility and the Second Lien Bridge Facility, subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the applicable Administrative Agents’ security interest in the Collateral in respect of such facility shall have been executed and delivered and, if applicable, be in proper form for filing.

8. The Administrative Agents and the Lead Arrangers shall have received all documentation at least two business days prior to the Closing Date and other information about the Borrower, the Guarantors and the ABS Borrowers (with respect to the ABS Facility only) that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9. The closing of the Facilities shall have occurred on or before the Expiration Date.

10. With respect to any given Facility (other than the ABS Facilities), (i) the execution and delivery by the Borrower and the other Guarantors of the applicable Facilities Documentation for such Facility (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the applicable Term Sheets and subject to the Limited Conditionality Provision and the applicable Documentation Considerations, (ii) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit H, of the Borrower’s chief financial officer and (iii) in the case of the ABL Facility, a Borrowing Base Certificate or certificate evidencing the initial Borrowing Base.

11. With respect to the ABS I Facility, (i) the execution and delivery by the ABS I Borrower, the ABS I Seller, the ABS I Servicer and the Performance Undertaking Provider of the ABS I Facility Documentation which shall be in accordance with the terms of the Commitment Letter and Exhibit F and subject to the Limited Conditionality Provision and (ii) subject to the Limited Conditionality Provision, all documents and instruments required to create and perfect the ABS I Administrative Agent’s security interest in the collateral for the ABS I Facility shall have been executed and delivered and, if applicable, be in proper form for filing.

12. With respect to the ABS II Facility, (i) the execution and delivery by the ABS II Borrower, the ABS II Seller, the ABS II Servicer and the Performance Undertaking Provider of the ABS II Facility Documentation which shall be in accordance with the terms of the Commitment Letter and Exhibit G and subject to the Limited Conditionality Provision and (ii) subject to the Limited Conditionality Provision, all documents and instruments required to create and perfect the ABS II Administrative Agent’s security interest in the collateral for the ABS II Facility shall have been executed and delivered and, if applicable, be in proper form for filing.

13. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

14. With respect to the Bridge Facilities, (a) the Lead Arrangers and the investment banks engaged to privately place the Notes pursuant to the amended and restated engagement letter dated the date hereof among such investment banks and Holdings each shall have received (i) a customary preliminary offering memorandum containing (A) all customary information (other than a “description of notes” and information customarily provided by the Commitment Parties or their counsel or advisors), including financial statements (other than pro forma financial statements), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data that would be necessary for the Lead Arrangers to receive customary “comfort” letters from the independent accountants of the Company in connection with the offering of the Notes (and the Borrower shall have made all commercially reasonable efforts to provide the Lead Arrangers with drafts of such “comfort” letters (which shall provide customary “negative assurance” comfort), which such accountants are prepared to issue upon completion of customary procedures) and (b) the Commitment Parties shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days upon receipt of the information described in clause (a)(i) to seek to place the Notes with qualified purchasers thereof; provided that (i) July 5, 2013 shall not be considered a business day for the purposes of the Marketing Period and (ii) the Marketing Period shall either end on or prior to August 16, 2013 or, if the Marketing Period has not ended on or prior to August 16, 2013, then the Marketing Period shall commence no earlier than September 3, 2013. If Parent shall in good faith reasonably believe that it has delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a)(i) of this Paragraph 14, Parent may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have satisfied its requirements under clause (a)(i) of this Paragraph 14 on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believes that the Borrower has not delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant clause (a)(i) of this Paragraph 14 and, within two business days after their receipt of such notice from Parent, the Lead Arrangers deliver a written notice to Parent to that effect (stating with specificity which information is required to satisfy the Borrower’s requirements under clause (a)(i) of this Paragraph 14 for purposes of compliance with this condition only).

15. The Specified Acquisition Agreement Representations shall be accurate in all material respects on and as of the Closing Date.

ANNEX I

Form of Solvency Certificate

[            ], 2013

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of [                    ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [                    ] (the “Borrower”), [                    ] (the “Company”), the lending institutions from time to time parties thereto and [                    ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], the Chief Financial Officer of the Company, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)	“Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

H-1-1

(e)	“Do not have Unreasonably Small Capital”

Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

H-1-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[ ]

By:
Name:
	Title:	Chief Financial Officer